EXHIBIT 99.1

UNAUDITED PRO FORMA CONSOLIDATED FINANCIAL DATA

The following unaudited pro forma condensed combined financial statements combines The Providence Service Corporation’s (the “Company,” “we,” “us,” “Providence” or the “Issuer”) historical consolidated financial information, the consolidated financial statements of Ingeus Pty. Limited’s (“Ingeus Limited”), Ingeus UK Limited’s (“Ingeus UK Limited” and together with Ingeus Limited, “Ingeus”) and Community Care Health Network Inc. (d/b/a Matrix Medical Network) (“Matrix”). This unaudited pro forma condensed combined financial information gives effect to the acquisitions of Ingeus and Matrix as if the acquisitions had been consummated at January 1, 2013 for the unaudited pro forma condensed combined statements of income for twelve months ended December 31, 2013, twelve months ended June 30, 2014 and the six months ended June 30, 2014. The unaudited pro forma condensed combined balance sheet at June 30, 2014 gives effect to the acquisition of Matrix as if the acquisition had been consummated on that date. The unaudited pro forma condensed combined financial statements were prepared using the acquisition method of accounting.

The Company’s historical financial information was derived from its audited consolidated financial statements for the year ended December 31, 2013 (as filed on Form 10-K with the Securities and Exchange Commission on March 14, 2014) and the Company’s unaudited consolidated financial statements for the six months ended June 30, 2014 (as filed on a Form 10-Q with the Securities and Exchange Commission on August 8, 2014). The Company’s historical financial statements used in preparing the unaudited pro forma financial data are summarized and should be read in conjunction with its historical financial statements and risk factors all of which are included in the filings with the Securities and Exchange Commission noted above.

Ingeus Limited’s historical financial information was derived from its consolidated audited financial statements for the year ended December 31, 2013 and its unaudited consolidated financial statements as of May 30, 2014 and for the period from January 1, 2014 to May 30, 2014. Ingeus Limited’s historical financial statements used in preparing the unaudited pro forma financial data are summarized and should be read in conjunction with its historical financial statements and notes thereto contained herein and in the Current Report on Form 8-K/A filed by the Company on August 15, 2014.

Ingeus UK Limited’s historical financial information was derived from its consolidated audited financial statements for the year ended December 31, 2013 and its unaudited consolidated financial statements as of May 30, 2014 and for the period from January 1, 2014 to May 30, 2014. Ingeus UK Limited’s historical financial statements used in preparing the unaudited pro forma financial data are summarized and should be read in conjunction with its historical financial statements and notes thereto contained herein and in the Current Report on Form 8-K/A filed by the Company on August 15, 2014.

Matrix’s historical financial information was derived from its consolidated audited financial statements for the year ended December 31, 2013 and its unaudited consolidated financial statements as of and for the six months ended June 30, 2014. Matrix’s historical financial statements used in preparing the unaudited pro forma financial data are summarized and should be read in conjunction with its historical financial statements and notes thereto contained herein.

The unaudited pro forma adjustments, which are based upon available information and upon certain assumptions that the Company believes are reasonable, are described in the accompanying notes. The Company is providing the unaudited pro forma condensed combined financial information for illustrative purposes only. The companies may have performed differently had they been combined during the periods presented. You should not rely on the unaudited pro forma condensed combined financial information as being indicative of the historical results that would have been achieved had the companies actually been combined during the periods presented or the future results that the combined companies will experience. The unaudited pro forma condensed combined statements of income do not give effect to any cost savings or operating synergies expected to result from the acquisitions or the costs to achieve such cost savings or operating synergies.

THE PROVIDENCE SERVICE CORPORATION

PRO FORMA CONDENSED COMBINED BALANCE SHEET—UNAUDITED

JUNE 30, 2014

(In Thousands)

	Historical
	Providence Service Corporation	Matrix	Pro Forma Adjustments			Pro Forma Combined
Assets
Current assets:
Cash and cash equivalents	$123,000	$26,722	$341,000	[4a	]
			(360,000)	[4b	]
			(6,000)	[4c	]
						$124,722
Accounts receivable, net	134,973	16,816				151,789
Other current assets	40,926	8,226	(388)	[4d	]
			(1,184)	[4h	]	47,580

Total current assets	298,899	51,764	(26,572)			324,091

Goodwill	175,521	3,767	244,941	[4e	]	424,229
Intangible assets, net	112,304	857	187,999	[4f	]	301,160
Other non-current assets	76,265	16,968	11,000	[4a	]
			(1,293)	[4d	]	102,940

Total assets	$662,989	$73,356	$416,075			$1,152,420

Liabilities and stockholders’ equity
Current liabilities:
Current portion of long-term obligations	$2,250	$1,875	$(1,875)	[4g	]	$2,250
Accrued expenses	81,376	20,810	(52)	[4d	]
			(1,269)	[4a	]
			(1,269)	[4c	]	99,596
Accrued transportation costs	68,516	—				68,516
Other current liabilities	67,951	299				68,250

Total current liabilities	220,093	22,984	(4,465)			238,612

Long-term obligations, less current portion	189,350	72,188	355,000	[4a	]
			(72,188)	[4g	]	544,350
Other non-current liabilities	76,755	2,850	79,524	[4h	]	159,129

Total liabilities	486,198	98,022	357,871			942,091

Stockholders’ equity:
Common stock and APIC	214,210	32,766	(32,766)	[4g	]
			40,000	[4i	]	254,210
Accumulated Deficit	(20,682)	(57,432)	(1,731)	[4a	]
			(4,731)	[4c	]
			57,432	[4g	]	(27,144)
Accumulated other comprehensive income	959					959
Treasury shares, at cost	(17,663)					(17,663)

Total Providence stockholders’ equity	176,824	(24,666)	58,204			210,362
Non-controlling interest	(33)					(33)

Total stockholders’ equity	176,791	(24,666)	58,204			210,329

Total liabilities and stockholders’ equity	$662,989	$73,356	$416,075			$1,152,420

The accompanying notes are an integral part of these unaudited pro forma condensed combined financial statements.

THE PROVIDENCE SERVICE CORPORATION

PRO FORMA CONDENSED COMBINED STATEMENT OF INCOME

FOR THE SIX MONTHS ENDED JUNE 30, 2014

UNAUDITED

(In Thousands)

	Historical
	Providence Service Corporation	Ingeus (Note 2)	Matrix	Ingeus IFRS to US GAAP Adjustments		Ingeus Pro Forma Adjustments		Matrix Pro Forma Adjustments		Pro Forma Combined
Revenues:
Non-emergency transportation services	$414,373	$—	$—							$414,373
Human services	190,148	—	—							190,148
Workforce development services	28,835	139,445	—	$9,472	[5a]					177,752
Health assessment services	—	—	93,564							93,564

Total revenues	633,356	139,445	93,564	9,472		—		—		875,837

Operating expenses
Cost of non-emergency transportation services	371,627	—	—							371,627
Client service expense	173,112	—	—							173,112
Workforce development service expense	24,423	112,621	—			$3,260	[6a]			140,304
Health assessment service expense	—	—	69,070					$(698)	[4j]	68,372
General and administrative	29,780	8,896	986	191	[5b]	(4,168)	[6b]			35,685
Depreciation and amortization	8,871	4,595	3,067	(245)	[5b]	(1,559)	[6c]	$(136)	[4k]
		—				2,984	[6d]	10,443	[4l]	28,020

Total operating expenses	607,813	126,112	73,123	(54)		517		9,609		817,120

Operating income (loss)	25,543	13,333	20,441	9,526		(517)		(9,609)		58,717

Other expense (income)
Interest expense, net	2,846	24	2,338	(62)	[5b]	(51)	[6e]	(2,296)	[4m]
						1,016	[6f]	11,479	[4n]
						51	[6g]	894	[4o]	16,239

Total other expense (income)	2,846	24	2,338	(62)		1,016		10,077		16,239
Income (loss) before income taxes	22,697	13,309	18,103	9,588		(1,533)		(19,686)		42,478
Provision for income taxes	9,738	3,290	7,602	2,559	[5c]	57	[6h]	(8,327)	[4p]	14,919

Net income (loss)	$12,959	$10,019	$10,501	$7,029		$(1,590)		$(11,359)		$27,559

Earnings per share (basic)	$0.93									$1.77
Earnings per share (diluted)	$0.91									$1.74
Weighted-average common shares outstanding
Basic	14,006,944					596,915	[6i]	946,722	[4q]	15,550,581
Diluted	14,306,898					596,915	[6i]	946,722	[4q]	15,850,535

The accompanying notes are an integral part of these unaudited pro forma condensed combined financial statements.

THE PROVIDENCE SERVICE CORPORATION

PRO FORMA CONDENSED COMBINED STATEMENT OF INCOME

FOR THE TWELVE MONTHS ENDED JUNE 30, 2014

UNAUDITED

(In Thousands)

	Historical			Ingeus IFRS to US GAAP Adjustments		Ingeus Pro Forma Adjustments		Matrix Pro Forma Adjustments		Pro Forma Combined
	Providence Service Corporation	Ingeus (Note 2)	Matrix
Revenues:
Non-emergency transportation services	$793,602	$—	$—							$793,602
Human services	364,477	—	—							364,477
Workforce development services	28,835	314,893	—	$13,756	[5a]					357,484
Health assessment services	—	—	186,079							186,079

Total revenues	1,186,914	314,893	186,079	13,756		—		—		1,701,642

Operating expenses
Cost of non-emergency transportation services	722,441	—	—							722,441
Client service expense	330,922	—	—							330,922
Workforce development service expense	24,423	249,362	—			$7,173	[6a]			280,958
Health assessment service expense	—	—	152,894					$(1,221)	[4j]	151,673
General and administrative	53,230	19,512	2,046	191	[5b]	(4,168)	[6b]			70,811
Depreciation and amortization	16,279	10,145	5,498	(514)	[5b]	(3,514)	[6c]	(363)	[4k]
						6,564	[6d]	20,886	[4l]	54,980
Asset impairment charge			1,524							1,524

Total operating expenses	1,147,295	279,019	161,962	(323)		6,055		19,302		1,613,309

Operating income (loss)	39,619	35,874	24,117	14,079		(6,055)		(19,302)		88,333

Other expense (income)
Interest expense, net	6,300	132	3,205	(164)	[5b]	(138)	[6e]	(3,046)	[4m]
						2,258	[6f]	22,966	[4n]
						114	[6g]	1,789	[4o]	33,417
Other expense (income)	525									525

Total other expense (income)	6,825	132	3,205	(164)		2,234		21,709		33,942

Income (loss) before income taxes	32,794	35,742	20,912	14,243		(8,289)		(41,011)		54,391
Provision for income taxes	12,951	10,191	9,310	3,928	[5c]	(1,123)	[6h]	(17,348)	[4p]	17,910

Net income (loss)	$19,843	$25,551	$11,602	$10,315		$(7,166)		$(23,663)		$36,481

Earnings per share (basic)	$1.43									$2.37
Earnings per share (diluted)	$1.40									$2.32
Weighted-average common shares outstanding
Basic	13,865,649					596,915	[6i]	946,722	[4q]	15,409,286
Diluted	14,193,041					596,915	[6i]	946,722	[4q]	15,736,678

The accompanying notes are an integral part of these unaudited pro forma condensed combined financial statements.

THE PROVIDENCE SERVICE CORPORATION

PRO FORMA CONDENSED COMBINED STATEMENT OF INCOME

FOR THE YEAR ENDED DECEMBER 31, 2013

UNAUDITED

(In Thousands)

	Historical
	Providence Service Corporation	Ingeus (Note 2)	Matrix	Ingeus IFRS to US GAAP Adjustments		Ingeus Pro Forma Adjustments		Matrix Pro Forma Adjustments		Pro Forma Combined
Revenues:
Non-emergency transportation services	$770,246	$—	$—							$770,246
Human services	352,436	—	—							352,436
Workforce development services	—	340,946	—	$10,078	[5a]					351,024
Health assessment services	—	—	165,036							165,036

Total revenues	1,122,682	340,946	165,036	10,078		—		—		1,638,742

Operating expenses
Cost of non-emergency transportation services	710,428	—	—							710,428
Client service expense	309,623	—	—							309,623
Workforce development service expense	—	269,778	—			$7,824	[6a]			277,602
Health assessment service expense	—	—	147,582					$(1,114)	[4j]	146,468
General and administrative	48,633	21,141	2,002							71,776
Depreciation and amortization	14,872	9,927	4,346	(286)	[5b]	(3,056)	[6c]	(496)	[4k]
						7,160	[6d]	20,886	[4l]	53,353

Asset impairment charge	492	—	1,696							2,188

Total operating expenses	1,084,048	300,846	155,626	(286)		11,928		19,276		1,571,438

Operating income (loss)	38,634	40,100	9,410	10,364		(11,928)		(19,276)		67,304

Other expense (income)
Interest expense, net	6,894	(512)	930	489	[5b]	(234)	[6e]	(813)	[4m]
						2,472	[6f]	22,966	[4n]
						125	[6g]	1,789	[4o]	34,106
Other expense (income)	525									525

Total other expense (income)	7,419	(512)	930	489		2,363		23,942		34,631

Income (loss) before income taxes	31,215	40,612	8,480	9,875		(14,291)		(43,218)		32,673
Provision for income taxes	11,777	11,792	4,663	2,862	[5c]	(2,221)	[6h]	(18,281)	[4p]	10,592

Net income (loss)	$19,438	$28,820	$3,817	$7,013		$(12,070)		$(24,937)		$22,081

Earnings per share (basic)	$1.44									$1.47
Earnings per share (diluted)	$1.41									$1.44

Weighted-average common shares outstanding
Basic	13,499,885					596,915	[6i]	946,722	[4q]	15,043,522
Diluted	13,809,874					596,915	[6i]	946,722	[4q]	15,353,511

The accompanying notes are an integral part of these unaudited pro forma condensed combined financial statements.

THE PROVIDENCE SERVICE CORPORATION

NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS

(In Thousands Except Share Data)

1. Description of the transactions and basis of presentation

Description of the Transaction

On September 17, 2014, The Providence Service Corporation (“Providence”), announced that it entered into an Agreement and Plan of Merger (the “Merger Agreement”), dated as of September 17, 2014, by and among Providence, Matrix Acquisition Co., a newly formed wholly owned subsidiary of Providence (“Merger Sub”), CCHN Group Holdings, Inc. (“CCHN”) and the Holders’ Representative named therein, pursuant to which, upon satisfaction of the terms and conditions set forth in the Merger Agreement, at the closing of the transactions contemplated by the Merger Agreement (the “Closing”), CCHN will merge with and into Merger Sub, with CCHN continuing as the surviving company and as a wholly-owned subsidiary of Providence (the “Merger”), and the separate existence of Merger Sub will cease. At the Closing, subject to the escrow arrangements described in the Merger Agreement, each share of CCHN then outstanding immediately prior to the Closing and each vested option of CCHN then outstanding immediately prior to the Closing will be converted into the right to receive a merger consideration in the form of cash and shares of Providence, representing approximately $360,000 in cash and 946,722 shares of Providence with a value of $40,000 as of September 17, 2014, in the aggregate. Providence has received debt financing commitments for the transactions contemplated by the Merger Agreement.

CCHN is the parent company of Community Care Health network, Inc. (d/b/a Matrix Medical Network) (“Matrix”). Matrix is a pioneer in the prospective health risk assessment market for Medicare Advantage health plans and risk bearing providers with a national footprint across 33 states. The acquisition expands Providence’s clinical capabilities and home based services into the medical field with the addition of operations which include approximately 700 nurse practitioners.

The Merger Agreement contains customary representations and warranties of the parties and customary covenants regarding the conduct of business by CCHN and its subsidiaries (including Matrix) prior to the Closing and other typical matters. Following the Closing, Providence will have certain rights to indemnification for breaches of representations and warranties and other matters as specified therein, subject to baskets, caps and other limitations set forth therein. To supplement the indemnification provided by CCHN’s former equity holders, Providence has obtained a representation and warranty insurance in connection with the Merger Agreement

The Merger Agreement is subject to termination under customary circumstances, including if the Closing is not consummated on or prior to February 11, 2015, by the nonbreaching party if Providence, on the one hand, or CCHN on the other hand, breach their representations and warranties under certain circumstances, by either Providence or CCHN if any governmental authority issues a judgment, order, decree or other ruling permanently enjoining, or otherwise prohibiting the transactions contemplated by the Merger Agreement, and such judgment, order, decree or other ruling shall have become final and non-appealable, by Providence if CCHN does not provide evidence that its stockholders have approved the transactions contemplated by the Merger Agreement by the second business day following the date of the Merger Agreement, and by CCHN if a Marketing Period (as defined in the Merger Agreement) relating to the financing of the transaction has ended and certain other conditions have been met. Providence has agreed to pay CCHN an $18,000 fee if the Merger Agreement is terminated under certain circumstances.

Of the shares of Providence being issued as part of the stock consideration for the Merger, 50% will be subject to a one-year lock-up agreement and the remaining 50% will be subject to a two-year lock up agreement.

The Merger is expected to close in the fourth quarter of 2014, subject to customary regulatory approvals and closing conditions, including the performance by the parties of their respective obligations under the Merger Agreement and the material accuracy of each party’s representations and warranties set forth therein.

Basis of Presentation

The unaudited pro forma condensed consolidated financial statements have been prepared based on the Company’s historical financial information and the historical financial information of Ingeus and Matrix giving effect to the acquisitions and related adjustments described in these notes. Certain note disclosures normally included in the financial statements prepared in accordance with generally accepted accounting principles in the United States (“GAAP”) have been condensed or omitted as permitted by the SEC rules and regulations.

These unaudited pro forma condensed combined financial statements are not necessarily indicative of the results of operations that would have been achieved had the acquisitions actually taken place at the dates indicated and do not purport to be indicative of future financial position or operating results.

2. Ingeus historical financial information

The tables below present the historical financial information for Ingeus Limited and Ingeus UK Limited in their reporting currencies, elimination adjustments, translation adjustments to US dollars and a combined total for Ingeus in US dollars. Ingeus was acquired on May 30, 2014 (May 31, 2014, in Australia), and as such, the information in the schedules below represent the activity for the period from January 1, 2014 to May 30, 2014, the period from July 1, 2013 to May 30, 2014, and the year ended December 31, 2013. The period from May 31, 2014 through June 30, 2014 was included in the Providence consolidated results as of June 30, 2014, and accordingly is not displayed in the schedules below.

INGEUS COMBINED HISTORICAL STATEMENT OF INCOME

FOR THE PERIOD FROM JANUARY 1, 2014 TO MAY 30, 2014

UNAUDITED

(In Thousands)

	Ingeus Limited (AUD)	Ingeus UK Limited (GBP)	Elimination Adjustments (AUD)	Elimination Adjustments (GBP)	Translation Adjustments (USD) (1)	Ingeus (USD)
Revenues:
Workforce development services	$36,099	£65,713	$(3,053)	£—	$40,686	$139,445

Total revenues	36,099	65,713	(3,053)	—	40,686	139,445

Operating expenses
Workforce development service expense	34,791	50,325	(3,008)	(37)	30,550	112,621
General and administrative	3,813	3,260	—	—	1,823	8,896
Share of profit of equity-accounted investee	(6,557)	—	6,557	—	—	—
Depreciation and amortization	1,270	2,066	—	—	1,259	4,595

Total operating expenses	33,317	55,651	3,549	(37)	33,632	126,112

Operating income (loss)	2,782	10,062	(6,602)	37	7,054	13,333

Other expense (income)
Interest expense, net	56	(29)	(45)	37	5	24

Total other expense (income)	56	(29)	(45)	37	5	24

Income (loss) before income taxes	2,726	10,091	(6,557)	—	7,049	13,309
Provision (benefit) for income taxes	(438)	2,216	—	—	1,512	3,290

Net income (loss)	$3,164	£7,875	$(6,557)	£—	$5,537	$10,019

(1)	AUD to USD translation rate of 0.91 applied and GBP to USD translation rate of 1.6644 applied.

INGEUS COMBINED HISTORICAL STATEMENT OF INCOME

FOR THE PERIOD FROM JULY 1, 2013 TO MAY 30, 2014

UNAUDITED

(In Thousands)

	Ingeus Limited (AUD)	Ingeus UK Limited (GBP)	Elimination Adjustments (AUD)	Elimination Adjustments (GBP)	Translation Adjustments (USD) (2)	Ingeus (USD)
Revenues:
Workforce development services	$79,124	£153,498	$(6,874)	£—	$89,145	$314,893

Total revenues	79,124	153,498	(6,874)	—	89,145	314,893

Operating expenses
Workforce development service expense	75,961	114,903	(6,804)	(102)	65,404	249,362
General and administrative	8,563	7,201	—	—	3,748	19,512
Share of profit of equity-accounted investee	(17,762)	—	17,762	—	—	—
Depreciation and amortization	2,746	4,709	—	—	2,690	10,145

Total operating expenses	69,508	126,813	10,958	(102)	71,842	279,019

Operating income (loss)	9,616	26,685	(17,832)	102	17,303	35,874

Other expense (income)
Interest expense, net	148	(65)	(70)	102	17	132

Total other expense (income)	148	(65)	(70)	102	17	132

Income (loss) before income taxes	9,468	26,750	(17,762)	—	17,286	35,742
Provision for income taxes	151	6,205	—	—	3,835	10,191

Net income (loss)	$9,317	£20,545	$(17,762)	£—	$13,451	$25,551

(2)	AUD to USD translation rate of 0.9162 applied and GBP to USD translation rate of 1.6202 applied.

INGEUS COMBINED HISTORICAL STATEMENT OF INCOME

FOR THE YEAR ENDED DECEMBER 31, 2013

UNAUDITED

(In Thousands)

	Ingeus Limited (AUD)	Ingeus UK Limited (GBP)	Elimination Adjustments (AUD)	Elimination Adjustments (GBP)	Translation Adjustments (USD) (3)	Ingeus (USD)
Revenues:
Workforce development services	$85,396	£169,707	$(7,412)	£—	$93,255	$340,946

Total revenues	85,396	169,707	(7,412)	—	93,255	340,946

Operating expenses
Workforce development service expense	80,051	127,106	(7,253)	313	69,561	269,778
General and administrative	9,028	7,929	—	—	4,184	21,141
Share of profit of equity-accounted investee	(20,788)	—	20,788	—	—	—
Depreciation and amortization	2,846	4,585	—	—	2,496	9,927

Total operating expenses	71,137	139,620	13,535	313	76,241	300,846

Operating income (loss)	14,259	30,087	(20,947)	(313)	17,014	40,100

Other expense (income)
Interest expense, net	204	(42)	(159)	(313)	(202)	(512)

Total other expense (income)	204	(42)	(159)	(313)	(202)	(512)

Income (loss) before income taxes	14,055	30,129	(20,788)	—	17,216	40,612
Provision for income taxes	640	7,142	—	—	4,010	11,792

Net income (loss)	$13,415	£22,987	$(20,788)	£—	$13,206	$28,820

(3)	AUD to USD translation rate of 0.9678 applied and GBP to USD translation rate of 1.5643 applied.

3. Purchase accounting

The acquisitions of Ingeus and Matrix are being accounted for as a business acquisition using the acquisition method of accounting in accordance with ASC 805, Business Combinations, whereby the assets acquired and liabilities assumed were recognized based on their estimated fair values on the acquisition date. Fair value measurements have been applied based on assumptions that market participants would use in the pricing of the asset or liability.

The fair values of assets acquired and liabilities assumed included in the accompanying unaudited pro forma condensed combined financial statements are based on a preliminary evaluation of their fair value and may change when the final valuation of certain intangible assets and acquired working capital is determined. Upon completion of purchase accounting, the Company may make additional adjustments, and the valuations for the assets acquired and liabilities assumed could change from those used in the pro forma condensed combined statements of operations.

Ingeus Acquisition

The preliminary purchase price of Ingeus is calculated as follows:

Cash purchase of Ingeus common stock	$93,945
Fair value of contingent cash consideration	47,755

Total estimated purchase price	$141,700

The table below presents a summary of Ingeus’ net assets based upon a preliminary estimate of their respective fair values:

Working capital	$10,595
Property and equipment	10,234
Other assets	2,707
Intangible assets	67,600
Goodwill	62,235
Other liabilities	(11,671)

Total	$141,700

The amount allocated to intangibles represents acquired developed technology, trademarks and trade names and customer relationships. Amortization of the acquired developed technology will be recognized over an estimated remaining useful life of five years, the value of the trademarks and trade names will be amortized over ten years and the value of the acquired customer relationships will be amortized over ten years.

Matrix Acquisition

The preliminary purchase price of Matrix is calculated as follows:

Cash purchase of Matrix common stock	$360,000
Equity consideration	40,000

Total estimated purchase price	$400,000

The table below presents a summary of Matrix’s net assets based upon a preliminary estimate of their respective fair values:

Working capital	$29,135
Property and equipment	15,475
Other assets	200
Intangible assets	188,856
Goodwill	248,708
Other liabilities	(82,374)

Total	$400,000

The amount allocated to intangibles represents acquired developed technology, trademarks and trade names and customer relationships. Amortization of the acquired developed technology will be recognized over an estimated remaining useful life of five years, the value of the trademarks and trade names will be amortized over ten years and the value of the acquired customer relationships will be amortized over ten years.

4. Matrix pro forma adjustments and assumptions

a)	Reflects cash borrowings of $341,000 (net of financing costs of $14,000) on the revolving credit facility, new term loan and bond issuance.

b)	Reflects the cash portion of the purchase price paid to acquire all of Matrix’s outstanding common stock.

c)	Reflects the payment of transaction costs of approximately $6,000, net of tax.

d)	Reflects the write-off of Matrix’s historical deferred financing costs of $1,681 and accrued interest of $52 in connection with the debt retirement.

e)	Adjustment to eliminate Matrix’s historical goodwill of $3,767 and record additional goodwill of $248,708 for the difference between the preliminary estimate of the fair value of the assets and liabilities acquired and the total estimated purchase price.

f)	Reflects the pro forma impact of the recognized intangible assets. The preliminary estimate of fair value of intangible assets acquired includes developed technology of $20,000 with a useful life of five years, trademarks and trade names of $50,000 with a useful life of ten years and customer relationships of $118,856 with a useful life of ten years. Adjustments were made to eliminate Matrix’s historical intangible assets of $857.

g)	Reflects the elimination of Matrix’s historical net equity of $(24,666) as a result of the acquisition as well as Matrix’s retirement of outstanding debt of $74,063 at the closing date.

h)	Reflects the adjustment to deferred tax assets and liabilities resulting from the pro forma adjustments to stock based compensation and intangible assets.

i)	Reflects the issuance of 946,722 shares for the equity portion of the purchase price paid to acquire all of Matrix’s outstanding common stock.

j)	Reflects elimination of Matrix’s historical stock compensation expense.

k)	Reflects elimination of Matrix’s historical amortization expense for intangible assets.

l)	Reflects the addition of intangible asset amortization expense for the acquired intangible assets.

m)	Reflects elimination of Matrix’s historical interest expense due to the retirement of existing debt as a result of the acquisition.

n)	The pro forma adjustment to interest expense represents the assumed interest expense at a blended interest rate of 6.2% associated with the borrowings on the revolving credit facility of $25,000, new term loan in the amount of $130,000 due in August 2018 and issuance of $200,000 in bonds due in 2021. Additionally included is an adjustment to reflect the interest rate spread of 2.75% instead of 2.25% on all existing debt.

o)	Reflects the Company’s amortization of deferred financing related to the modification of the credit facility and the bond issuance.

p)	The pro forma adjustment to income tax expense represents the estimated income tax impact of the pro forma adjustments, assuming the Providence historical tax rate for the six months ending June 30, 2014.

q)	Pro forma Earnings per Share (EPS), diluted, includes the effect of issuing 946,722 shares of common stock as part of the purchase price consideration.

5. IFRS to US GAAP adjustments and assumptions

a)	Reflects adjustments to revenue required to record attachment fee, outcome fee and sustainment fee income in accordance with US GAAP.

b)	Reflects the elimination of benefits and expenses related to lease dilapidation accruals required under IFRS.

c)	Reflects the tax impact of IFRS to US GAAP adjustments.

6. Ingeus pro forma adjustments and assumptions

a)	Reflects the expense for the cash component of a compensatory agreement and the expense related to the 596,915 shares of the Company’s common stock issued in association with employment agreements of key Ingeus executives that vest over a four year period.

b)	Reflects acquisition expenses eliminated from 2014 as pro forma presentation assumes Ingeus acquisition occurred on January 1, 2013.

c)	Reflects elimination of Ingeus’ historical amortization expense for intangible assets.

d)	Reflects the addition of intangible asset amortization expense for the acquired intangible assets.

e)	Reflects elimination of Ingeus’ historical interest expense due to the retirement of existing debt as a result of the acquisition.

f)	The pro forma adjustment to interest expense represents the assumed interest expense associated with the borrowings on the revolving credit facility of $99,802 due in August 2018. The estimated interest expense was based on the historical 1 Month LIBOR Rate plus 2.25%.

g)	Reflects the Company’s amortization of deferred financing related to the modification of the Amended and Restated Credit Agreement on May 28, 2014.

h)	The pro forma adjustment to income tax expense represents the estimated income tax impact of the pro forma adjustments.

i)	Pro forma Earnings per Share (EPS), basic and diluted, includes the addition of 596,915 common shares which were issued in conjunction with employment agreements of key Ingeus executives.

7. Reconciliation of net income to Adjusted EBITDA

The following tables reflect reconciliations of the pro forma net income for the six months ended June 30, 2014, the year ended December 31, 2013 and the twelve months ended June 30, 2014 and the Adjusted EBITDA for the respective periods.

	Six Months Ended June 30,	Year ended December 31,	Twelve Months Ended June 30,
	2014	2013	2014
	(in thousands)
Net income	$27,559	$22,081	$36,481
Interest expense, net	16,239	34,106	33,417
Provision for income taxes	14,919	10,592	17,910
Depreciation and amortization	28,020	53,353	54,980

EBITDA	86,737	120,132	142,788
Loss on extinguishment of debt	—	525	525
Optionholder dividend (1)	—	10,282	10,282
Stock based compensation expense	3,900	9,078	8,233
Severance	457	1,723	2,178
Loss on impairment and other	—	2,188	1,524
Acquisition earnout (2)	—	1,616	646
Acquisition related costs	157	—	157
Seller related expenses	60	191	131

Adjusted EBITDA	$91,311	$145,735	$166,464

(1)	In 2013, Matrix completed a dividend recapitalization and certain payments were considered compensation.

(2)	Payments of earnout consideration related to 2012 acquisition for which no further earnout payments are due.

In general, under the DWP contract and most of its other current contracts, Ingeus invests significant sums of money in personnel, leased office space, purchased or developed technology and other costs prior to commencing services. It is expected that future contacts will be structured in a similar fashion. In addition, Ingeus does and may in the future incur service delivery costs for significant periods of time before they receive payments under those contracts, leading to variability in Ingeus financial performance between quarters and for comparative periods.

DESCRIPTION OF OUR BUSINESS

Our Company

We provide and manage government sponsored non-emergency transportation services, human services and workforce development services. With respect to our government sponsored non emergency transportation services (“NET Services”), we manage transportation networks and arrange for client transportation to health care related facilities and services for state or regional Medicaid agencies, managed care organizations (“MCOs”) and commercial insurers. With respect to our human services, our counselors, social workers and behavioral health professionals work with clients who are eligible for government assistance due to income level, emotional / educational disabilities or court order. With respect to our workforce development services, provided primarily through Ingeus, which we acquired during the second quarter of 2014, the Company provides resume and job interview skills, networking and job placement services, and technical job training through internally staffed or outsourced resources.

Competitive Strengths

We believe the following competitive strengths uniquely position us to take advantage of the increase in the privatization, as well as the home and community based delivery, of social services and medical care.

Leading market position and reputation

We believe we are the market leader in NET services, have a leading high-quality global workforce platform, are one of the largest for-profit providers of home and community based behavioral health services and, with the addition of Matrix, will be the market leader in Medicare Advantage HRAs. We believe our market leadership and reputation for service quality in cost effective settings position us to benefit from the increased government outsourcing and home delivery of healthcare and social services. Our broad footprint as well as our local market density and knowledge allows us to deliver a level of quality and responsiveness that smaller service providers are not always able to offer. This quality and responsiveness, coupled with our brand reputation and experienced management team, has allowed us to forge strong relationships with national, state, and county agencies.

Scalable operating platform

We believe our operational infrastructure provides us with a competitive advantage. Unlike smaller competitors, we have developed a robust and scalable infrastructure, including functions such as quality assurance, compliance, risk management, information technology, and bidding and contract management, which we leverage within and across our unique business segments. This infrastructure enables us to focus on efficiently delivering consistent, high-quality service and enables us to respond to the increasing compliance, regulatory and fiscal requirements of our customers. Our NET and WD segments utilize proprietary technology platforms to achieve efficiencies that are difficult for our competitors to match. These systems serve as the primary operating platforms for these businesses, and allow for the effective management of provider networks, enhanced reporting capabilities, and real-time detailed client tracking. We believe that the deployment of these technology platforms facilitate timely and accurate assessments of our business performance, and allow us to track and respond to identified trends efficiently. We believe that Matrix’s network of NPs and scalable operating platform, supported by proprietary technology, represents a key competitive advantage in the market for HRAs.

Diversified program and payer mix

Upon completion of the acquisition of Matrix (the “Matrix Acquisition”), Providence will consist of four discrete business segments, characterized by decentralized management and location-specific service offerings. Our service offerings will span NET, HRA, and Human and WD services. Our payers include national, state, county and other government bodies as well as managed care organizations. Our business segments utilize various payment models including capitated, fee-for-service (“FFS”) and performance-based which provides further revenue and cash flow diversification.

Ability to drive quality outcomes in low cost settings presents significant value proposition for payers and patients

Through our ability to design customized service plans that meet the unique needs of our clients in cost-effective settings, we believe we offer a powerful value proposition to our payers, our clients and their caregivers. Rising costs are driving payers to shift away from costly facility based deliver and towards lower cost home and community based delivery. In order to save costs, Medicaid spending on long-term care has been shifting towards lower cost home and community based services. As a result, we estimate Medicaid home and community based services spending as percent of total Medicaid long term services and support expenditures has grown from 18% in 1995 to 50% in 2012, and is expected to continue growing. We believe we are well positioned to benefit from this trend, as we provide a lower cost alternative to institutional delivery of social services and medical care, and drive high quality outcomes. By focusing on delivering social and healthcare services outside of brick-and-mortar facilities, we believe we are better able to deliver customized care, tailored to specific community needs.

Positioned to benefit from emerging healthcare and social service trends

We believe we are well positioned to benefit from trends in healthcare, including the growth of Medicare, Medicaid and dual eligible (individuals eligible for both Medicaid and Medicare) populations, development of integrated delivery models and increased focus on logistics management to improve patient access to preventative and health management services. Increasingly, individuals in need of our services are living longer lives, requiring additional care and in many cases outliving the ability to reside independently or with family caregivers. The Medicaid population is also expanding as a result of healthcare reform. We expect to continue to expand our service lines to meet these growing demands across all of our segments.

Strong free cash flow generation

Historically, we have demonstrated the ability to generate strong free cash flow, which has allowed us to reduce our long-term debt as a percentage of total assets from 44.5% as of December 31, 2007 to 29.1% as of as of December 31, 2013.

Business Strategy

Grow our volumes and expand our services in existing markets

We expect to leverage our market reputation and core competencies to capture growth opportunities embedded in our current business platforms. Our core competencies include managing provider networks, tailoring services to community needs, effective and efficient bidding and contracting processes and logistics management. By enhancing and leveraging these core competencies, we believe we can benefit from emerging trends in healthcare and social services.

Pursue opportunities in adjacent markets and complementary service lines

We have a proven track record of expanding both organically and through acquisitions into adjacent markets and we intend to leverage our core competencies and relationships with national, state, and county agencies to pursue additional expansion opportunities. We typically pursue organic and inorganic expansion into markets that are contiguous to our existing markets or where we believe we can quickly establish a significant presence. In addition, we will continue to seek opportunities to cross-sell our services throughout our platform.

Increase margins by enhancing our service offerings and improving performance

We believe we can continue to improve efficiencies and increase operating margins by utilizing our expertise within our existing programs and by capitalizing on our increasing scale. In addition, we will invest in strong markets and premium products and programs while selectively exiting underperforming service lines, improving management systems, and improving bidding and contracting discipline.

Drive significant growth embedded in our recent acquisitions

We believe there is significant growth inherent in our recent acquisition of Ingeus and our anticipated acquisition of Matrix.

Ingeus has a presence in ten countries outside the U.S., which substantially increases our international footprint. We intend to build upon Ingeus’s successful track record of adding contracts and growing market share within existing markets as well as utilizing its reputation to enter new international markets and service lines. We also plan to leverage Ingeus’s infrastructure and core competencies to continue to introduce the offerings of our other business lines internationally.

We believe Matrix has multiple growth opportunities. We believe Matrix is well positioned to increase HRA volumes within its existing MA customer base and to add new MA customers. Matrix’s offerings are extensible across adjacent markets (Medicaid, dual eligible, and commercial), which, like the Medicare market, have a need to better assess, stratify, and mitigate risk. Matrix is also developing numerous complementary services that can be delivered in the home. These new offerings are aimed at improving care quality and reducing medical expenses.

Financial Information About our Segments

We operate in three segments, NET Services, as of June 30, 2014, WD Services and Human Services (formerly known as the Social Services segment),. During the third quarter of fiscal year 2013, we changed the name of the Social Services segment to Human Services to better describe the broad spectrum of services it provides and to reflect the future strategy of the business. Financial information about segments and geographic areas, including revenues, net income and long-lived assets of each segment and from domestic and foreign operations for the Company as a whole is included in Note 8 of our audited consolidated financial statements contained in our Annual Report on Form 10-K. Additionally, see “Risk Factors,” for a discussion of risks related to our foreign operations in our Annual Report on Form 10-K.

Business Description

NET Services

Services offered.

We believe we are the preferred provider of NET management services, providing solutions to clients under 83 contracts in 40 states and the District of Columbia. We provide responsive and innovative solutions for a healthcare recipient’s covered transportation requirements through centralized call processing, development and management of transportation networks through the use of proprietary technologies. Our current payers include state Medicaid programs, local government agencies, hospital systems and MCOs providing Medicare, Medicaid and commercial products. For the six months ended June 30, 2014 and for 2013, 2012 and 2011, our NET services accounted for 65.4%, 68.6%, 67.9% and 61.7%, respectively, of our consolidated revenue.

We provide services to a wide variety of people with varying needs. Our clients are primarily state Medicaid agencies and MCOs. NET services are provided to eligible members, as defined by our clients, most of whom may include individuals with limited mobility, people with limited means of transportation and people with disabilities that prevent them from using conventional methods of transportation. The majority of our programs provide NET services to Medicaid members. Utilization rates and vehicle requirements differ depending on the individual’s condition, the location of the individual relative to the final destination, and other available transportation systems. We also provide transportation services to school children, including special needs students who are physically fragile, or mentally ill children who cannot commute to school via traditional mainstream transportation, or need to be taken out of school for therapy.

As a transportation logistics manager, we match transportation services with the recipient’s needs. We employ a proprietary information technology platform and operational processes to manage the transportation services through a contracted network of transportation providers. As such, we typically do not provide direct transportation to end users. Rather, to fulfill requests under our contracts, we contract with local transportation providers, such as operators of multi-passenger and wheelchair equipped vans, taxi companies and ambulance companies. We receive transportation requests from members or their representatives, such as social workers, and arrange for the least costly and most effective transportation. We process transportation requests at one of our 17 regional reservation centers and assign appropriate local transportation providers. These decisions are aided by our proprietary logistics software. After we assign an appropriate transportation provider to the member we carefully monitor the transportation service provided to ensure that the transport was completed before we pay the transportation vendor. We do not normally pay for services if the member does not show up for transport, or if the transport is not completed. A majority of the requests for transportation are standing orders, mostly for patients who require frequent, recurring services such as dialysis treatment. Most transportation requests are required to be scheduled with 48 to 72 hour advance notice, with a small number of requests scheduled on the same day, such as with hospital discharges.

We contract with larger transportation companies as well as a number of diverse, small, local companies in order to provide superior coverage in both urban and rural areas. As part of this comprehensive provider network management we provide access to third party screening and credentialing of drivers and transportation companies, provide program rule orientation, and monitor performance on an ongoing basis through field audits, performance reporting and other reviews. We use multiple transportation providers in each state, with an average provider fleet size of less than 10 vehicles. To ensure compliance and safety quality standards for all transportation providers, we perform a credentialing process for all of our network transportation providers who must meet minimum standards set by us and our payers. These standards include: (i) successful completion of criminal and driving record checks; (ii) required drug testing; (iii) required driver and program training on such things as HIPAA, defensive driving, patient sensitivity, cultural diversity and first aid; (iv) both scheduled and random inspections of provider owned and/or leased vehicles and communication systems; and (v) insurance coverage that complies with contractual statutory requirements. Our contracts with transportation providers are on a per completed trip basis and do not contain volume guarantees. They can be cancelled without cause with 60 days’ notice.

Revenue and payers.

We contract primarily with state and local government entities and MCOs. Approximately 77.8% and 78.9% of our NET services revenue for the six months ended June 30, 2014 and during 2013, respectively, was generated under capitated contracts where we assume the responsibility of meeting the covered transportation requirements of a specific geographic population. These contracts are generally structured with per member, per month rates based on a defined scope of work and population to be served. Typical state payer contracts are for three to five years with renewal options and range in size from approximately $2 million to $118 million annually. Approximately 6.8% of our NET services revenue is derived from FFS contracts and approximately 9.6% is derived from flat fee contracts.

We generate a significant portion of our revenue from a few payers. We derived approximately 17.4%, 15.3%, 15.2% and 17.9% of our NET services revenue from our contract with the State of New Jersey for the six months ended June 30, 2014 and the years ended December 31, 2013, 2012 and 2011, respectively. Additionally, we derived approximately 8.7%, 9.2%, 9.6% and 12.7% of our NET services revenue from our contract with the State of Virginia’s Department of Medical Assistance Services for the six months ended June 30, 2014 and the years ended December 31, 2013, 2012 and 2011, respectively. Our next three largest payers in the aggregate comprised approximately 18.4%, 19.2%, 18.4% and 18.6% of our NET services revenue for the six months ended June 30, 2014 and the years ended December 31, 2013, 2012 and 2011, respectively.

Our contracted per member, per month fee is predicated on actual historical transportation data for a defined population and geographical region, future assumptions on key cost and program drivers, actuarial analysis performed in-house as well as by third party actuarial firms and actuarial analysis provided by our payers. Our contract pricing is regularly reevaluated and may be reset based on actual experience under the contract, with adjustments for membership fluctuations and inflation factors such as cost of labor, fuel, insurance and utilization increases and decreases stemming from program re-designs.

Seasonality.

The quarterly operating income and cash flows of our NET Services segment normally fluctuate as a result of seasonal variations in the business, principally due to lower client demand for NET services during the holiday and winter seasons. Due to the fixed revenue stream and variable expense base structure of our NET Services operating segment, expenses vary with these changes and, as a result, such expenses fluctuate on a quarterly basis. We expect quarterly fluctuations in operating income and cash flows to continue as a result of the seasonal demand for NET services.

Competition.

We compete with a variety of organizations that provide similar NET services to Medicaid eligible beneficiaries in local markets such as American Medical Response, Coordinated Transportation Solutions, Inc., First Transit, Inc., Medical Transportation Management Inc., MV Transportation, Inc., and Southeast Trans., as well as a host of local/regional transportation providers. Most local competitors may seek to win contracts for specific counties or small geographic territories whereas we and the larger competitors listed above seek to win contracts for an entire state or large regional area. Historically, we have been successful in competitively bidding our NET management services for state-wide or other large Medicaid population programs, as well as specialized NET benefits often offered to populations covered by MCOs. We compete based on our technical expertise and experience, which is delivered in a high service, competitive price environment, although we are not necessarily the lowest priced management service provider in many instances. We have experienced, and expect to continue to experience, competition from new entrants into our markets that may be willing to provide services at a lower cost. Regardless of how well we perform under our contracts (based on service or cost), we face competitive rebid situations from time to time. Increased competitive pressure could result in pricing pressures, loss of or failure to gain market share or loss of payers, any of which could harm our business.

Business development.

With respect to our NET services sales and marketing strategy, we focus on providing information to key legislators and agency officials. We pursue potential opportunities through various methods including engaging lobbyists to assist in tracking legislation and funding that may impact NET programs, and monitoring state websites for upcoming RFPs. In addition, new business leads through trade shows and conferences, referrals, the Internet and direct marketing. The sales cycle usually takes between 6 to 24 months and there are various decision makers who provide input into the decision to outsource. By providing valuable information to key legislators and agency officials and creating a strong presence in the regions we serve, we are able to solidify the chance of renewal when contract terms expire. Additional payers are targeted within existing states in order to leverage pre-existing provider networks, technology, office and human resources investments. Furthermore, we target key commercial accounts which we define as accounts that are growing and located in multiple geographic areas.

In many of the states where we have regional contracts, we seek to expand to include additional regions in these states and in contiguous states. All decisions about which RFPs to consider are centralized and selectively targeted based on our goals and service capabilities. Medicaid NET contracts with state agencies and larger Medicaid MCOs represent the largest source of our NET revenue.

Human Services

Services offered.

We provide home and community based services, foster care and provider management services, directly and through entities we manage. The following describes such services:

Home and community based counseling

•	Home based and intensive home based counseling. Our home based counselors are trained professionals or para-professionals providing counseling services in the client’s own home. These services average five hours per client per week and can include individual, group or family sessions. Topics are prescriptive to each client and can include family dynamics, peer relationships, anger management, substance abuse prevention, conflict resolution and parent effectiveness training.

We also provide intensive home based counseling, which consists of up to 20 or more hours per client per week. Our intensive home based counselors are masters or Ph.D. level professional therapists or counselors. Intensive home based counseling is designed for clients struggling to cope with everyday situations. Our counselors are qualified to assist with marital and family issues, depression, drug or alcohol abuse, domestic violence, hyperactivity, criminal or anti-social behavior, sexual misbehavior, school expulsion or chronic truancy and other disruptive behaviors. In the absence of this type of counseling, many of these clients would be considered for 24-hour institutional care or incarceration.

•	Substance abuse treatment services. Our substance abuse treatment counselors provide services in the office, home and counseling centers designed especially for clients with drug or alcohol abuse problems. Our counselors use peer contacts, treatment group process and a commitment to sobriety as treatment methods. Our professional counseling, peer counseling and group and family sessions are designed to introduce clients dependent upon drugs or alcohol to a sober lifestyle.

•	School support services. Our professional counselors are assigned to and stationed in public schools to assist in dealing with problematic and at-risk students. Our counselors provide support services such as teacher training, individual and group counseling, logical consequence training, anger management training, gang awareness and drug and alcohol abuse prevention techniques. In addition, we provide in-home educational tutoring in numerous markets where we contract with individual school districts to assist students who need assistance in learning.

•	Correctional services. We provide private probation supervision services, including monitoring and supervision of those sentenced to probation, rehabilitative services, and collection and disbursement of court-ordered fines, fees and restitution.

•	Workforce development. We assist individuals in obtaining and retaining meaningful employment through services that include vocational evaluation, job placement, skills training, and employment support.

For the six months ended June 30, 2014 and for 2013, 2012 and 2011, our home and community based services represented approximately 24.9%, 27.2%, 28.0% and 33.4%, respectively, of our consolidated revenue.

Foster care

•	Foster care. We recruit and train foster parents and license family foster homes to provide 24-hour care to children who have been removed from their homes due to physical or emotional abuse,

abandonment, or the lack of appropriate living situations. We place individual children, and sometimes sibling groups, in a licensed home. Each child is provided 24-hour care and supervision by trained foster parents. Our professional staff and counselors match and supervise the child and foster family. We also provide tutoring and other services to the child and foster family.

•	Therapeutic foster care. We provide therapeutic foster care services. This is a 24-hour care service designed for children exhibiting serious emotional problems who may otherwise require institutional treatment. We recruit, license and train professional foster parents to care for foster children for up to a year of therapeutic intervention. Social, psychological and psychiatric services are provided on a prescriptive basis to each child and therapeutic foster care family by a team of licensed, professional staff.

Not-for-profit managed services

•	Administrative support, information technology, accounting and payroll services. In most cases we provide and manage the back office and administrative functions such as accounting, cash management, billing and collections, human resources and quality management.

•	Intake, assessment and referral services. We contract on behalf of our managed entities with governments to receive and handle telephone inquiries regarding need and eligibility for government sponsored human services, to arrange for face-to-face interviews and to conduct benefit eligibility reviews.

•	Monitoring services. Monitoring services include face-to-face and telephone interactions in which we provide guidance and assistance to clients.

•	Case management. In providing case management services, we supervise all aspects of an eligible client’s case and assure that the client receives the appropriate care, treatment and resources.

Revenue and payers.

Substantially all of our revenue related to our Human Services operating segment is derived from contracts with state or local government agencies, government intermediaries or the not-for-profit social services organizations we manage.

FFS contracts

The majority of our contracts are negotiated FFS arrangements with payers. Home and community based services are generally payable by the hour depending on the type and intensity of the service. Foster care services are generally payable pursuant to a fixed monthly fee. Approximately 75.4%, 72.0%, 72.5% and 71.1% of our Human Services operating segment revenue for the six months ended June 30, 2014 and for the fiscal years ended December 31, 2013, 2012 and 2011 was related to FFS arrangements. A significant number of our FFS contracts allow the payer to terminate the contract immediately for cause, such as for our failure to meet our contract obligations. Additionally, these contracts typically permit the payer to terminate the contract at any time prior to its stated expiration date without cause, at will and without penalty to the payer, either upon the expiration of a short notice period, typically 30 days, or immediately, in the event federal or state appropriations supporting the programs serviced by the contract are reduced or eliminated.

We generate a significant portion of our revenue from a few payers. Under our contract with the State of Virginia’s Department of Medical Assistance Services, we derived approximately 10.4%, 11.1%, 10.1% and 11.5% of our Human Services segment revenue for the six months ended June 30, 2014 and for the years ended December 31, 2013, 2012 and 2011, respectively.

Cost-based service contracts

Revenues from our cost-based service contracts are generally recorded based on a combination of direct costs, indirect overhead allocations, and stated contractual margins on those incurred costs. These revenues are compared to annual contract budget limits and, depending on reporting requirements, allowances may be recorded for certain contingencies such as projected costs not incurred, excess cost per service over the allowable contract rate and/or insufficient encounters. This results in revenue from these contracts being recorded based on allowable costs incurred. The annual contract amount is based on projected costs to provide services under the contracts with adjustments for changes in the total contract amount. Annually, we submit projected costs for the coming year which assist the contracting payers in establishing the annual contract amount to be paid for services provided under the contracts. After the contracting payers’ fiscal year end, we submit cost reports which are used by the contracting payers to determine the amount, if any, by which funds paid to us for services provided under the contracts were greater than the allowable costs to provide these services. Completion of this review process may range from one month to several years from the date we submit the cost report. In cases where funds paid to us exceed the allowable costs to provide services under contract, we may be required to pay back the excess funds.

Our cost reports are routinely audited by our contracted payers on an annual basis. We periodically review our provisional billing rates and allocation of costs and provide for estimated adjustments from the contracting payers. We believe that adequate provisions have been made in our consolidated financial statements for any adjustments that might result from the outcome of any cost report audits. Differences between the amounts provided and the settlement amounts are recorded in our consolidated statement of income in the year of settlement. Cost-based service contracts represented approximately 19.5%, 20.3%, 18.6% and 19.3% of our Human Services operating segment revenue for the six months ended June 30, 2014 and for the years ended December 31, 2013, 2012 and 2011, respectively.

Block purchase (capitated) contract

We also provide certain services under an annual block purchase contract. We are required to provide or arrange for the behavioral health services to eligible populations of beneficiaries as defined in the contract. We must provide a complete range of behavioral health services, including clinical, case management, therapeutic and administrative. We are obligated to provide services only to those clients with a demonstrated medical necessity. There is no contractual limit to the number of eligible beneficiaries that may be assigned to us, or a limit to the level of services that must be provided to these beneficiaries if the services are deemed to be medically necessary. Therefore, we are at-risk if the costs of providing necessary services exceed the associated reimbursement under the contractual arrangement. The terms of the contract typically are reviewed prospectively and amended as necessary to ensure adequate funding of our service offerings under the contract; however, no assurances can be made that such funding will adequately cover the costs of services previously provided. The annual block purchase contract represented 4.6%, 5.4%, 5.4% and 6.1% of our Human Services operating segment revenue for the six months ended June 30, 2014 and for the years ended December 31, 2013, 2012 and 2011, respectively.

Seasonality.

Our quarterly operating results and operating cash flows normally fluctuate as a result of seasonal variations in our Human Services operating segment, principally due to lower client demand for our home and community based services during the holiday and summer seasons. As our business has grown, our exposure to seasonal variations has also grown, and will continue to grow, particularly with respect to our school based, educational and tutoring services. We experience lower home and community based services revenue when school is not in session. Our operating expenses, however, which are comprised largely of payroll and related costs, do not vary significantly with these changes. As a result, our Human Services operating segment experiences lower operating margins during the holiday and summer seasons. We expect quarterly fluctuations in operating results and operating cash flows to continue as a result of the seasonal demand for our home and community based services.

Competition.

The human services industry is a highly fragmented industry. We compete for clients with a variety of organizations that offer similar services. Most of our competition consists of local human services organizations that compete with us for local contracts, such as agencies supported by the United Way, and faith-based agencies such as Catholic Social Services, Jewish Family and Children’s Services and the Salvation Army. Other competitors include local not-for-profit organizations and community based organizations. Historically, these types of organizations have been favored in our industry as incumbent providers of services to government entities. On a national level, there are very few organizations that compete for local, county and state contracts to provide the types of services we offer. We also compete with larger companies, such as Res-Care, Inc., which provides support services, training and educational programs predominantly to Medicaid eligible beneficiaries. National Mentor, Inc. is the country’s largest provider of foster care services and competes with us in certain markets for foster care services. Many institutional providers offer some type of community based care including such organizations as The GEO Group, Inc. and The Devereaux Foundation. While we believe that we compete on the basis of price and quality, many of our competitors have greater financial, technical, political and marketing resources, name recognition, and a larger number of clients and payers than we do. In addition, some of these organizations offer more services than we do. We have experienced, and expect to continue to experience, competition from new entrants into our markets. Increased competition may result in pricing pressures, loss of or failure to gain market share or loss of clients or payers, any of which could harm our business.

Business development.

Substantially all of our marketing is performed at the local and regional level. Through our local and regional managers, we have successfully developed and maintained extensive relationships with various payers. These relationships allow us to develop leads on new business, cross-sell our other services to existing payers and negotiate payer contracts. A significant portion of our business is procured in this manner. We also seek to market our services to payers in geographical areas contiguous to existing markets and in which we believe our reputation as a low cost quality service provider will enhance our ability to compete for and win business. From time to time we respond to RFPs. Additionally, we subscribe to a service that keeps us informed of and tracks on a national basis RFPs for privatization of human services. We selectively choose the RFPs to which we respond based upon whether our reputation enhances our ability to compete or if the RFP presents a unique opportunity to develop a new service offering.

WD Services

With the acquisition of Ingeus in May, 2014 (the “Ingeus Acquisition”), we now provide workforce development services on a global basis that include resume and job interview skills, networking and job placement services and technical job training through internally staffed resources. Our client base is broad and includes long-term unemployed, disabled, and unskilled individuals, as well as individuals that cope with medical illnesses, are newly graduated from educational institutions, and those that have been released from incarceration after an extended length of time. We contract primarily with government entities that seek to reduce the unemployment rate generally, or for specific targeted population cohorts. We are paid largely based on job placement and job sustainment success, but are also paid attachment fees based on the admission of clients into our programs, as well as incentive fees that are usually paid at the end of defined measurement periods based on direct and indirect variables. We bill according to contractual terms, typically after proof of services have been achieved.

Services offered.

Through Ingeus, we provide workforce development services that include resume and job interview skills, networking and job placement services, and technical job training through internally staffed or outsourced resources. Our client base is broad, and includes long-term unemployed, disabled, and unskilled individuals, as well as individuals that cope with medical illnesses, are newly graduated from educational institutions, and those that have been released from incarceration for an extended length of time. As of June 30, 2014, we operate across ten countries, including Australia, France, Germany, Poland, Saudi Arabia, South Korea, Spain, Sweden, Switzerland and the United Kingdom.

Revenue, payers and clients.

We contract primarily with national government entities that seek to reduce the unemployment rate generally, or for specific targeted cohorts.

For the period from May 31, 2014 to June 30, 2014, approximately 79.5% of our revenue was derived from operations in the United Kingdom. Approximately 5.3%, 3.9% and 3.6% of our revenue was derived from operations in France, South Korea and Saudi Arabia, respectively.

The nature of services offered by our WD Services segment requires significant upfront capital outlays once we have been awarded a contract. The level of capital input required is dependent upon the size and nature of the contract and, as described more fully under “—Critical accounting policies and estimates—Revenue recognition,” the revenue recognition related to our contracts can vary based upon delivery streams and contract terms. Because of these two factors, there can be significant volatility in our earnings from quarter to quarter, and from year to year.

Approximately 74.3% of Ingeus revenues are derived from seven standardized regional contracts with the Department of Work & Pensions (“DWP”) under the Work Programme, whereby services are provided to long-term unemployed individuals to place them into jobs. Under these contracts, which commenced on April 2011 and continue through March 2016 with an additional two-year service period, Ingeus has historically been paid a fixed amount for each referred client as follows:

•	Attachment fees, which are typically upfront payments that are payable when a client is referred and enters the system;

•	Job placement fees, which are typically payable when a client is employed, or job outcome fees, which are typically payable when a client is employed, and remains employed for a specified period of time;

•	Sustainment fees, which are typically payable upon certain employment tenure milestones (for example, demonstrated continuing employment for up to 24 months); and

•	Incentive payments, which are based on the achievement of certain global measures over four annual measurement periods commencing April 1, 2014.

Under the terms of the contracts with DWP, effective July 1, 2014, Ingeus no longer receives an attachment fee for a client referral. Over the first three full fiscal years of the contract from 2011 to 2013, attachment fees accounted for approximately 38% of the revenues under the contract, and for 2013, accounted for approximately 13% of Ingeus’s revenues. We estimate that, with the payment changes described above, attachment fees will account for approximately 19% of total contract revenues over the full term of the contract. In addition, as of the same date, job outcome fees are discounted from original fee levels. As a result, going forward, Ingeus will receive the majority of its revenue under these contracts only upon demonstrating the clients continued employment for a substantial period of time and upon achievement of incentive measures over the defined measurement periods. However, a substantial portion of the total cost of providing services to clients is incurred in the period between referral and job placement.

Seasonality.

Historically, while there has been volatility in the earnings that Ingeus has generated due to the factors described above, there has not been a material seasonal effect on Ingeus’s results of operations.

Competition.

The international workforce development market is comprised primarily of large multi-national corporations that provide a wide range of human resource, networking and job placement services, and smaller niche companies that generally provide services to an individual country or a small host of countries. Our larger competitors include Manpower, Adecco, Randstad, G4S and Serco. We believe we have been successful bidding for large, nationwide contracts, and have also focused on significant contracts that cover smaller geographic regions within various countries. While our larger competitors also have deployed the same strategy, we believe we have been successful competing based on our reputation for past success, high level of professionalism and service delivery, and demonstrated expertise in our market space. While we are not always the lowest priced competitor in all situations, we do experience price pressure during the bid process, and sometimes post-bid when a contract is up for renewal. Increased competitive pressure could result in pricing pressures, loss of or failure to gain market share or loss of payers, any of which could harm our business.

Business development.

Our business development activities for our international workforce development business are performed at both the local country level, as well as centrally in the Ingeus divisional corporate office in London. Through local and global networks and relationships, we become aware of new opportunities that we develop bids through the RFP process. The nature of the RFP process varies from highly competitive to being one of a few, or the sole, service provider to bid on a contract. We market heavily on our past successes and performance, as well as competitive pricing. Our primary focus is building large, national contract bases, but we also have begun to expand into more regional markets within countries we currently operate. Through local and international formal and informal lobbying efforts, we provide educational information to government officials regarding the economic efficiency of workforce development privatization. We perform extensive profitability and services delivery modeling before entering bids, and selectively choose which opportunities to pursue.

Employees

As of June 30, 2014, we conducted our operations with approximately 12,200 clinical, client service representatives and administrative personnel.

We believe that our employee relations are good because we offer competitive compensation, including stock-based compensation to key employees, training, education assistance and career advancement opportunities. By offering competitive compensation and benefit packages to our employees, we believe we are able to consistently deliver high quality service, recruit qualified candidates and increase employee confidence, satisfaction and retention.

Regulatory Environment

Overview.

As a provider of human services, we are subject to numerous federal, state and local laws and regulations. These laws and regulations significantly affect the way in which we operate various aspects of our business. We must also comply with state and local licensing requirements and requirements for participation in Medicaid, federal block grant requirements, requirements of various state Children’s Health Insurance Programs, (“CHIP”), and contractual requirements imposed upon us by the state and local agencies with which we contract for such health care and human services. CHIP is a federal program providing benefits administered by states that submit plans for health benefits for children whose parents meet certain financial needs tests. Failure to follow the rules and requirements of these programs can significantly affect our ability to be paid for the services we provide.

In addition, our revenue is largely derived from contracts that are directly or indirectly paid or funded by government agencies, including Medicaid. A significant decline in expenditures, or shift of expenditures or funding, could cause payers to reduce their expenditures under those contracts or not renew such contracts, either of which could have a negative impact on our future operating results. As funding for our contracts is dependent in part upon federal funding, such funding changes could have a significant effect on our business.

The employment services industry is highly regulated and the federal and state laws that affect our business are significant. Federal law and regulations are based primarily upon the Medicare and Medicaid programs, each of which is financed, at least in part, with federal money. State jurisdiction is based upon a state’s authority to license certain categories of healthcare professionals and providers and the state’s interest in regulating the quality of healthcare in the state, regardless of the source of payment. The significant areas of federal and state regulatory laws that may affect our business, include, but are not limited to the following:

•	false and other improper claims;

•	HIPAA and its privacy, security, breach notification and enforcement and code set regulations, along with evolving state laws protecting patient privacy and requiring notifications of unauthorized access to, or use of, patient medical information;

•	civil monetary penalties law;

•	anti-kickback laws;

•	the Stark Law and other self-referral and financial inducement laws;

•	state licensure laws.

A violation of any laws could result in civil and criminal penalties, the refund of monies paid by government and/or private payers, our exclusion from participation in federal healthcare payer programs, and/or the loss of our license to conduct business within a particular state’s boundaries. Although we believe that we are able to maintain material compliance with all applicable laws, these laws are complex and a review of our practices by a court, or applicable law enforcement or regulatory authority, could result in an adverse determination that could harm our business. Furthermore, the laws applicable to our business are subject to change, interpretation and amendment, which could adversely affect our ability to conduct its business.

Federal Law.

Federal healthcare laws apply in any case in which we are providing an item or service that is reimbursable by a federal healthcare payer program. The principal federal laws that affect our business include those that prohibit the filing of false or improper claims with federal healthcare payer programs and those that prohibit unlawful inducements for the referral of business reimbursable under federal healthcare payer programs.

False and Other Improper Claims.

Under the federal False Claims Act (31 U.S.C. §§ 3729-3733) and similar state laws, the government may impose civil liability on us if we knowingly submit, or participate in submitting, any claims for payment to the federal or state government that are false or fraudulent, or that contain false or misleading information. Liability can be incurred not only for submitting false claims with actual knowledge, but also for doing so with reckless disregard or deliberate ignorance. In addition, knowingly making or using a false record or statement to receive payment from the federal government is also a violation. Recent amendments to the False Claims Act expand liability by eliminating any requirement that a false claim be submitted, or a false record or statement be made, directly to the government. The amendments also create new liability for “knowingly and improperly avoiding or decreasing an obligation to pay or transmit money or property to the government.” Consequently, a provider need not take an affirmative action to conceal or avoid an obligation to the government, but the mere retention of an overpayment from the government could lead to potential liability under the False Claims Act.

If we are ever found to have violated the False Claims Act, we could be required to make significant payments to the government (including damages and penalties in addition to the return of reimbursements previously collected) and could be excluded from participating in federal healthcare programs. Many states also have similar false claims statutes. In addition, healthcare fraud is a priority of the U.S. Department of Justice, Office of Inspector General and the Federal Bureau of Investigation and state Attorneys General. These agencies have devoted a significant amount of resources to investigating healthcare fraud.

While the criminal statutes generally are reserved for instances evidencing fraudulent intent, the civil and administrative penalty statutes are being applied by the federal government in an increasingly broad range of circumstances. Examples of the types of activities giving rise to liability for filing false claims include billing for services not rendered, misrepresenting services rendered (i.e., mis-coding) and applications for duplicate reimbursement. Additionally, the federal government takes the position that a pattern of claiming reimbursement for unnecessary services violates these statutes if the claimant should have known that the services were unnecessary. The federal government also takes the position that claiming reimbursement for services that are substandard is a violation of these statutes if the claimant should have known that the care was substandard. Criminal penalties also are available in the case of claims filed with private insurers if the federal government shows that the claims constitute mail fraud or wire fraud or violate any of the federal criminal healthcare fraud statutes.

State Medicaid agencies and state Attorneys General also have authority to seek criminal or civil sanctions for fraud and abuse violations. In addition, private insurers may bring actions under state false claim laws. In certain circumstances, federal and state laws authorize private whistleblowers to bring false claim or “qui tam” suits on behalf of the government against providers and reward the whistleblower with a portion of any final recovery. In addition, the federal government has engaged a number of private audit organizations to assist it in tracking and recovering false claims for healthcare services.

Governmental investigations and whistleblower “qui tam” suits against healthcare companies have increased significantly in recent years, and have resulted in substantial penalties and fines. Although we monitor our billing practices for compliance with applicable laws, such laws are very complex, and we might not be able to detect all errors or interpret such laws in a manner consistent with a court or an agency’s interpretation.

Health information practices

Under HIPAA, the United States Department of Health and Human Services, or DHHS, issued rules to define and implement standards for the electronic transactions and code sets for the submission of transactions such as claims, and privacy and security of individual health information in whatever manner it is maintained.

In February 2006, DHHS published its Final Rule on Enforcement of the HIPAA Administrative Simplification provisions, including the transaction standards, the security standards and the privacy rule. This enforcement rule addresses, among other issues, DHHS’s policies for determining violations and calculating civil monetary penalties, how DHHS will address the statutory limitations on the imposition of civil monetary penalties, and various procedural issues. The rule extends enforcement provisions currently applicable to the health care privacy regulations to other HIPAA standards, including security, transactions and the appropriate use of service code sets.

On February 17, 2009, the Health Information Technology for Economic and Clinical Health Act, (“HITECH”), was enacted as part of the American Recovery and Reinvestment Act of 2009 to, among other things, extend certain of HIPAA’s obligations to parties providing services to health care entities covered by HIPAA known as “business associates,” impose new notice of privacy breach reporting obligations, extend enforcement powers to state attorney generals and amend the HIPAA privacy and security laws to strengthen the civil and criminal enforcement of HIPAA, establishing four categories of violations that reflect increasing levels of culpability, four corresponding tiers of penalty amounts that significantly increase the minimum penalty amount for each violation, and a maximum penalty amount of $1.5 million for all violations of an identical provision. With the additional HIPAA enforcement power under HITECH, the Office of Civil Rights of the Department of Health and Human Services and states are increasing their investigations and enforcement of HIPAA compliance. We have taken steps to ensure compliance with HIPAA and we are monitoring compliance on an ongoing basis.

Lastly, on January 17, 2013, DHHS released the HITECH Final Rule. The HITECH Final Rule imposes various new requirements on covered entities and business associates, and also expands the definition of “business associates.” The various requirements of the HITECH Final Rule must be implemented before certain transition period deadlines. Certain of the deadlines have passed and the final deadline in the transition period is September 24, 2014. We will continue to assess our compliance obligations as regulations under HIPAA as modified by HITECH, continue to become effective and more guidance becomes available from DHHS and other federal agencies. The evolving privacy and security requirements, however, may require substantial operational and systems changes, associate education and resources and there is no guarantee that we will be able to implement them adequately or prior to their effective date. Given HIPAA’s complexity and the evolving regulations, which may be subject to changing and perhaps conflicting interpretation, our ongoing ability to comply with all of the HIPAA requirements is uncertain, which may expose us to the criminal and increased civil penalties provided under HITECH and may require us to incur significant costs in order to seek to comply with its requirements.

Federal and state anti-kickback laws

Federal law commonly known as the “Anti-Kickback Statute” prohibits the knowing and willful offer, solicitation, payment or receipt of anything of value (direct or indirect, overt or covert, in cash or in kind) which is intended to induce: the referral of an individual for a service for which payment may be made by Medicare, Medicaid or certain other federal healthcare programs; or the ordering, purchasing, leasing, or arranging for, or recommending the purchase, lease or order of, any service or item for which payment may be made by Medicare, Medicaid or certain other federal healthcare programs.

Interpretations of the Anti-Kickback Statute have been very broad and under current law, courts and federal regulatory authorities have stated that this law is violated if even one purpose (as opposed to the sole or primary purpose) of the arrangement is to induce referrals. Even bona fide investment interests in a healthcare provider may be questioned under the Anti-Kickback Statute if the government concludes that the opportunity to invest was offered as an inducement for referrals.

This act is subject to numerous statutory and regulatory “safe harbors.” The safe harbor regulations, however, do not cover all lawful relationships between healthcare providers and referral sources. Failure of an arrangement to satisfy all of the requirements of a particular safe harbor does not mean that the arrangement is unlawful. However, it may mean that such an arrangement will be subject to scrutiny by the regulatory authorities.

While we believe that our operations are in compliance with applicable Medicare and Medicaid fraud and abuse laws, there can be no guarantee. We seek to structure all applicable arrangements to comply with applicable safe harbors where reasonably possible. There is a risk however, that the federal government might investigate such arrangements and conclude they violate the Anti-Kickback Statute. If our arrangements are found to violate the Anti-Kickback Statute, we, along with our clients would be subject to civil and criminal penalties, which may include exclusion from participation in government reimbursement programs, and our arrangements would not be legally enforceable, which could materially and adversely affect our business.

Many states, including some where we do business, have adopted anti-kickback laws that are similar to the federal Anti-Kickback Statute. Some of these state laws are very closely patterned on the federal Anti-Kickback Statute; others, however, are broader and reach reimbursement by private payers. If our activities were deemed to be inconsistent with state anti-kickback or illegal remuneration laws, we could face civil and criminal penalties or be barred from such activities, any of which could harm our business.

Federal and State Self-Referral Prohibitions

We may be subject to federal and state statutes banning payments for referrals of patients and referrals by physicians to healthcare providers with whom the physicians have a financial relationship. Section 1877 of the Social Security Act, also known as the “Stark Law”, prohibits physicians from making a “referral” for “designated health services” for Medicare (and in many cases Medicaid) patients from entities or facilities in which such physicians directly or indirectly hold a “financial relationship”.

A financial relationship can take the form of a direct or indirect ownership, investment or compensation arrangement. A referral includes the request by a physician for, or ordering of, or the certifying or recertifying the need for, any designated health services.

Certain services that we provide may be identified as “designated health services” for purposes of the Stark Law. We cannot provide assurance that future regulatory changes will not result in other services we provide becoming subject to the Stark Law’s ownership, investment or compensation prohibitions in the future.

Many states, including some states where we do business, have adopted similar or broader prohibitions against payments that are intended to induce referrals of clients. Moreover, many states where we operate have laws similar to the Stark Law prohibiting physician self-referrals. We contract with a significant number of human services providers and practitioners, including therapists, physicians and psychiatrists, and arrange for these individuals or entities to provide services to our clients. While we believe that these contracts are in compliance with the Stark Law, no assurance can be made that such contracts will not be considered in violation of the Stark Law.

Healthcare Reform.

On March 23, 2010, the President of the United States signed into law comprehensive health reform through the Patient Protection and Affordable Care Act (Pub. L. 11-148) (“PPACA” or “ACA”). On March 30, 2010, the President signed a reconciliation budget bill that included amendments to the PPACA (Pub. L. 11-152). These laws in combination form the “Health Care Reform Act” referred to herein. The changes to various aspects of the healthcare system in the Health Care Reform Act are far-reaching and include, among many others, substantial adjustments to Medicare reimbursement, establishment of individual mandates for healthcare coverage, extension of coverage to certain populations, expansion of Medicaid and CHIP, restrictions on physician-owned hospitals, and increased efficiency and oversight provisions.

Some of the provisions of the Health Care Reform Act took effect immediately, while others will take effect later or will be phased in over time, ranging from a few months following approval to ten (10) years. Due to the complexity of the Health Care Reform Act, it is likely that additional legislation will be considered and enacted. The Health Care Reform Act requires the promulgation of regulations that will likely have significant effects on the health care industry and third party payers. Thus, the healthcare industry and our operations may be subjected to significant new statutory and regulatory requirements and contractual terms and conditions, and consequently to structural and operational changes and challenges.

The Health Care Reform Act also implements significant changes to healthcare fraud and abuse laws that will intensify the risks and consequences of enforcement actions. These include expansion of the False Claims Act by: (a) narrowing the public disclosure bar; and (b) explicitly stating that violations of the Anti-Kickback Statute trigger false claims liability. In addition, the Health Care Reform Act lessens the intent requirements under the Anti-Kickback Statute to provide that a person may violate the statute without knowledge or specific intent. The Health Care Reform Act also provides new funding and expanded powers to investigate fraud, including through expansion of the Medicare Recovery Audit Contractor (RAC) program to Medicare Parts C and D and Medicaid and authorizing the suspension of Medicare and Medicaid payments to a provider of services pending an investigation of a credible allegation of fraud. Finally, the legislation creates enhanced penalties for noncompliance, including increased criminal penalties and expansion of administrative penalties under Medicare and Medicaid. Collectively, such changes could have a material adverse impact on our operations.

State Law

Surveys and audits

Our programs are subject to periodic surveys by government authorities and/or their contractors to ensure compliance with various requirements. Regulators conducting periodic surveys often provide reports containing statements of deficiencies for alleged failures to comply with various regulatory requirements. In most cases, if a deficiency finding is made by a reviewing agency, we will work with the reviewing agency to agree upon the steps to be taken to bring our program into compliance with applicable regulatory requirements. In some cases, however, an agency may take a number of adverse actions against a program, including:

•	the imposition of fines or penalties;

•	temporary suspension of admission of new clients to our program’s service;

•	in extreme circumstances, exclusion from participation in Medicaid or other programs;

•	revocation of our license; or

•	contract termination.

While we believe that our programs are in compliance with Medicaid and other program certification requirements and state licensure requirements, failure to comply with these requirements could have a material adverse impact on our business and our ability to enter into contracts with other agencies to provide services.

Billing/claims reviews and audits

Agencies and other payers periodically conduct pre-payment or post-payment medical reviews or other audits of our claims. In order to conduct these reviews, payers request documentation from us and then review that documentation to determine compliance with applicable rules and regulations, including the eligibility of clients to receive benefits, the appropriateness of the care provided to those clients, and the documentation of that care.

For-profit ownership

Certain of the agencies for which we provide services restrict our ability to contract directly as a for-profit organization. Instead, these agencies contract directly with a not-for-profit organization and in certain cases we negotiate to provide administrative and management services to the not-for-profit providers. The extent to which other agencies impose such requirements may affect our ability to continue to provide the full range of services that we provide or limit the organizations with which we can contract directly to provide services.

Corporate practice of medicine and fee splitting

Some states in which we operate prohibit general business entities, such as we are, from “practicing medicine,” which definition varies from state to state and can include employing physicians, professional therapists and other mental health professionals, as well as engaging in fee-splitting arrangements with these health care providers. Among other things, we currently contract with professional therapists to provide intensive home based counseling. Although we are not in the business of practicing medicine and believe that we have structured our operations appropriately, we could be alleged or found to be in violation of some or all of these laws. If a state determines that some portion of our business violates these laws, it may seek to have us discontinue those portions or subject us to penalties, fines, certain license requirements or other measures. Any determination that we have acted improperly in this regard may result in liability to us. In addition, agreements between the corporation and the professional may be considered void and unenforceable.

Professional licensure and other requirements

Many of our employees are subject to federal and state laws and regulations governing the ethics and practice of their professions. In addition, professionals who are eligible to participate in Medicaid as individual providers must not have been excluded from participation in government programs at any time. Our ability to provide services depends upon the ability of our personnel to meet individual licensure and other requirements.

International Regulation of WD Services segment

As a provider of workforce development services in multiple international jurisdictions, we are subject to numerous national and local laws and regulations. These laws and regulations significantly affect the way in which we operate various aspects of our business. We must also comply with contract-specific technical and infrastructure requirements. Failure to follow the rules and requirements of these programs can significantly affect our ability to be paid for the services we provide.

In addition, our revenue is primarily derived from contracts that are funded by national governments that are seeking to reduce the overall unemployment rate, or improve job placement success for targeted cohorts. In addition, the revenue we receive from these contracts is typically tied to milestones that are largely uncontrolled by us. Such milestones include the job placement success of clients, duration and tenure of clients in jobs once they are placed, and various other market and industry factors including the overall unemployment rate. A significant decline in national and local government initiatives to provide funding for employment programs, or shift of expenditures or funding, could cause government sponsors to reduce their expenditures under those contracts or not renew such contracts, either of which could have a negative impact on our future operating results.

Properties

We lease our approximately 11,000 square foot corporate office building in Tucson, Arizona under a five year lease, with two additional three year renewal options. The lease is currently in its fifth year. The monthly base rental payment under this lease as of June 30, 2014 in the amount of approximately $18,000 is subject to an annual Consumer Price Index adjustment increase over the initial term of the lease. We also lease office space for other administrative services in Tucson. The lease terms vary and are in line with market rates. In connection with the performance of our contracts within our Human Services segment, NET Services segment and WD Services segment, we lease approximately 320, 37 and 162 offices, respectively, for management and administrative functions. The lease terms vary and are generally at market rates.

We acquired a 5,760 square foot office building in Pottsville, Pennsylvania in connection with the acquisition of Providence Community Services, Inc. (formerly known as Pottsville Behavioral Counseling Group, Inc.), which is free of any mortgage. Additionally, with the acquisition of ReDCo, we acquired approximately 40 buildings in Pennsylvania which are free from any mortgages.

In 2010, we purchased land and a 46,188 square foot four-story shell building adjacent to our corporate office for cash. We utilize the building for certain information technology operations, and sublease or have sold other space within the building. We believe that our properties are adequate for our current business needs, and believe that we can obtain adequate space, if needed, to meet our foreseeable business needs.

Legal Proceedings

Although we believe we are not currently a party to any material litigation, we may from time to time become involved in litigation relating to claims arising from our ordinary course of business. These claims, even if not meritorious, could result in the expenditure of significant financial and managerial resources.

DESCRIPTION OF THE MATRIX ACQUISITION AND MATRIX BUSINESS

Matrix Merger Agreement

The following describes the material provisions of the Matrix Merger Agreement. The descriptions in this section and elsewhere in this Exhibit 99.1 summarize the material terms of the Matrix Merger Agreement. This summary does not purport to be complete and may not contain all of the information about the Matrix Merger Agreement that is important to you. We have filed the Matrix Merger Agreement with the SEC as an exhibit to our Current Report on Form 8-K filed on September 18, 2014.

The Matrix Merger Agreement and this summary of its terms have been included to provide you with information regarding the material provisions of the Matrix Merger Agreement. Factual disclosures about Providence or CCHN contained in this Exhibit 99.1 or in Providence’s public reports filed with the SEC may supplement, update or modify the factual disclosures about Providence or CCHN contained in the Matrix Merger Agreement and described in this summary. The representations, warranties and covenants made in the Matrix Merger Agreement by Providence, CCHN and the Merger Sub were qualified and subject to important limitations agreed to by Providence, CCHN and Merger Sub in connection with negotiating the terms of the Matrix Merger Agreement. In particular, in your review of the representations and warranties contained in the Matrix Merger Agreement and described in this summary, it is important to bear in mind that the representations and warranties were negotiated with the principal purposes of establishing the circumstances in which a party to the Matrix Merger Agreement may have the right not to close the Merger if the representations and warranties of the other party prove to be untrue due to a change in circumstance or otherwise, and allocating risk between the parties to the Matrix Merger Agreement, rather than establishing matters of fact. Information concerning the subject matter of the representations and warranties, may have changed since the date of the Matrix Merger Agreement and subsequent developments or new information qualifying a representation or warranty may or may not have been included in this Exhibit 99.1.

The Merger

Upon the terms and subject to the conditions of the Matrix Merger Agreement, at the Effective Time (as defined below), Merger Sub will be merged with and into CCHN in accordance with the Delaware General Corporation Law (the “DGCL”), whereupon the separate existence of Merger Sub will cease, and CCHN will be the surviving corporation and subsidiary of Providence (the “Surviving Corporation”).

Closing; Effective Time

The closing of the Merger (the “Closing”) will take place as promptly as practicable following, but in no event later than, the second business day following the satisfaction or waiver of each of the conditions set forth in the Matrix Merger Agreement, as more fully described under “—Conditions to Completion of the Merger.” However, if the Marketing Period (which relates to the period in which Providence can obtain financing for the transaction, as defined in the Matrix Merger Agreement) has not ended at the time of the satisfaction or waiver of the conditions set forth in the Matrix Merger Agreement, then the Closing will occur instead on the earlier of (a) any business day as may be specified by Providence on no less than three (3) business days’ prior notice to CCHN and (b) three business days following the final day of the Marketing Period.

At the Closing, Merger Sub and CCHN will execute a certificate of merger and file it with the Secretary of State of the State of Delaware in accordance with Section 251 of the DGCL, at which point the Merger will become effective (the “Effective Time”).

Merger Consideration; Escrow Arrangements

At the Closing, subject to the escrow arrangements described in the Matrix Merger Agreement, each share of CCHN then outstanding immediately prior to the Closing (the “Shares”) and each vested option of CCHN then outstanding immediately prior to the Closing will be converted into the right to receive a merger consideration in the form of cash and shares of common stock of Providence, representing approximately $360 million in cash and 946,722 shares of common stock of Providence with a value of $40 million as of September 17, 2014, in the aggregate.

The Matrix Merger Agreement provides that a portion of the cash and stock consideration will be set aside in an escrow account pursuant to the terms of an Escrow Agreement for release in the event, pursuant to the Matrix Merger Agreement, there is an adjustment to the aggregate purchase price made post-Closing, there are payouts made pursuant to CCHN’s existing cash bonus plan (as more fully described under “—Cash Bonus Plan”), or if claims are to be paid under the indemnity provisions of the Matrix Merger Agreement (as more fully described under “—Indemnification”).

Any Share that is issued and outstanding immediately prior to the Effective Time that is held by a stockholder who did not vote in favor of the Merger or consent thereto in writing and who is entitled to demand and properly demands appraisal for such Share pursuant to, and who complies in all respects with, the provisions of Section 262 of the DGCL will not be converted into the right to receive consideration, but instead will be entitled to payment of the fair value of such Share in accordance with the provisions of Section 262 of the DGCL. At the Effective Time, each holder of such Shares will cease to have any rights with respect thereto, except the right to receive the fair value of such shares in accordance with the provisions of Section 262 of the DGCL.

Conditions to Completion of the Merger

The obligation of Providence to consummate the Closing, which Providence expects to occur during the fourth quarter of 2014, is subject to the satisfaction or waiver on or prior to the Closing Date a number of conditions, among others:

•	each of Fundamental Representations (as defined in the Matrix Merger Agreement) made by CCHN will be true and correct in all material respects as of the Closing Date with the same effect as though made at and as of such time (except for representations and warranties that are made expressly as of a specific date, which representations and warranties will be true and correct in all material respects as of such date). Each of the other representations and warranties of CCHN in the Matrix Merger Agreement (without giving effect to any limitations as to “materiality” or “Material Adverse Effect” set forth therein) will have been be true and correct as of the Closing Date with the same effect as though made at and as of such time (except for representations and warranties that are made expressly as of a specific date, which representations and warranties will be true and correct as of such date), except for such failures to be so true and correct as will not have had, and would not reasonably be expected to have, a Material Adverse Effect (as defined in the Matrix Merger Agreement);

•	CCHN will have performed in all material respects all covenants and agreements required by the Matrix Merger Agreement to be performed by CCHN prior to the Closing;

•	Since the date of the Matrix Merger Agreement, there will not have occurred a Material Adverse Effect, and no fact, event, condition, occurrence, effect or change will have occurred or exist which, in combination with any other fact, event, condition, occurrence, effect or change, would reasonably be expected to have, a Material Adverse Effect;

•	There must have been in effect no legal requirement or governmental order that has the effect of prohibiting the consummation of the transactions contemplated by the Matrix Merger Agreement;

•	All necessary filings pursuant to the Hart-Scott-Rodino Act must have been made, and the applicable waiting periods thereunder must have expired or been terminated; and

•	CCHN must have obtained stockholder approval (which consent was obtained on September 18, 2014).

•	The obligation of CCHN to consummate the Closing is subject to the satisfaction or waiver on or prior to the Closing Date of each of the following conditions, among others:

•	The Fundamental Representations (as defined in the Matrix Merger Agreement) made Providence and Merger Sub must be true and correct in all material respects as of the Closing Date with the same effect as though made at and as of such time (except for representations and warranties that are made expressly as of a specific date, which representations and warranties will be true and correct in all material respects as of such date). The other representations and warranties of Providence and Merger Sub contained in the Matrix Merger Agreement (without giving effect to any limitations as to “materiality” set forth therein) must be true and correct as of the Closing Date with the same effect as though made at and as of such time (except for representations and warranties that are made expressly as of a specific date, which representations and warranties will be true and correct as of such date), except for such failures to be so true and correct as have not prevented, materially impaired or materially delayed, and would not reasonably be expected to prevent, materially impair or materially delay, the ability of Providence or Merger Sub to consummate the transactions contemplated by the Matrix Merger Agreement;

•	Providence and Merger Sub must have performed in all material respects all covenants and agreements required by the Matrix Merger Agreement to be performed by Providence and Merger Sub, respectively, prior to the Closing;

•	There must have been no legal requirement or governmental order that had the effect of prohibiting the consummation of the transactions contemplated by the Matrix Merger Agreement;

•	All necessary filings pursuant to the Hart-Scott-Rodino Act must have been made and the applicable waiting periods thereunder will have expired or been terminated; and

•	CCHN must have obtained stockholder approval (which consent was obtained on September 18, 2014).

Representations and Warranties

The Matrix Merger Agreement contains customary representations and warranties by Providence and Merger Sub, such as required consents, waivers, approvals, orders, and authorizations required in connection with transactions contemplated by the Matrix Merger Agreement; no breach, violation, or termination of, or acceleration of obligations under, or default under, any contract to which Providence or Merger Sub is a party that would materially impair or delay the ability to consummate the transactions contemplated by the Matrix Merger Agreement; and financing of the Merger.

The Matrix Merger Agreement also contains customary representations and warranties by CCHN, such as: material contracts; CCHN’s financial statements, liabilities and internal controls; and healthcare matters and data privacy and security.

Conduct of the Business of CCHN Prior to Closing

The Matrix Merger Agreement provides that until the earlier of the Closing or the termination of the Matrix Merger Agreement, and except as otherwise consented to by Providence in writing or as contemplated by the Matrix Merger Agreement, CCHN will, and will cause its direct and indirect subsidiaries (together with CCHN, the “Acquired Companies”) to, conduct the business and operations of the Acquired Companies in all material respects in the usual and ordinary course of business consistent with past practice and in all material respects in compliance with all legal requirements and use its commercially reasonable efforts to maintain the assets and properties of, and keep intact, the business of the Acquired Companies, including using commercially reasonable efforts to keep available the services of their current service providers and preserving their and the Acquired Companies’ goodwill, reputation and business relationships with customers, suppliers, vendors, licensors, licensees and others with whom they have material dealings. In particular, CCHN has agreed to restrictions on, among other things, changes in employee compensation, benefits and employment agreements; transactions in its capital stock; incurring indebtedness; certain changes in cash management and receivables practices or accounting methods or practices; capital expenditures; changes to its organizational documents; dispositions of assets; dividends; and to agree or commit to do any of the foregoing.

Antitrust Matters

Each of CCHN and Providence has agreed to file all appropriate notifications and filings pursuant to the Hart-Scott-Rodino Act or any applicable foreign antitrust and competition laws with respect to the transactions contemplated by the Matrix Merger Agreement

Termination

The parties may not terminate the Matrix Merger Agreement, other than as follows:

•	at any time prior to the Closing by written consent of Providence and CCHN;

•	by Providence by delivering written notice to CCHN at any time prior to the Closing in the event (a) CCHN is in breach of the Matrix Merger Agreement and such breach would result in the failure of certain conditions to Closing, (b) Providence has notified CCHN of the breach in writing and (c) such breach is incapable of cure or, if capable of cure, has continued without cure for a period of thirty (30) days after delivery of such notice of breach, provided that Providence will not have the right to terminate the Matrix Merger Agreement if Providence or Merger Sub is then in material breach of the Matrix Merger Agreement;

•	by CCHN by delivering written notice to Providence at any time prior to the Closing in the event (a) Providence or Merger Sub is in breach of the Matrix Merger Agreement and such breach would result in the failure of certain conditions to Closing, (b) CCHN has notified Providence of the breach in writing and (c) such breach is incapable of cure or, if capable of cure, has continued without cure for a period of thirty (30) days after delivery of such notice of breach, provided that that CCHN will not have the right to terminate the Matrix Merger Agreement if CCHN is then in material breach of the Matrix Merger Agreement;

•	Providence, on the one hand, or CCHN, on the other hand, may terminate the Matrix Merger Agreement by providing written notice to the other at any time on or after February 11, 2015 (the “Drop Dead Date”) if the Closing has not occurred by the Drop Dead Date, provided that neither party will have the right to terminate the Matrix Merger Agreement if it is then in material breach of the Matrix Merger Agreement;

•	by either Providence or CCHN by delivering written notice to the other if any governmental authority issues a judgment, order, decree or other ruling permanently enjoining, or otherwise prohibiting the contemplated transactions and such judgment, order, decree or other ruling will have become final and non-appealable; provided, that the person seeking to terminate the Matrix Merger Agreement has fully complied with its obligations under the Matrix Merger Agreement regarding preparation for closing;

•	by Providence by delivering written notice to CCHN if evidence of the stockholder approval is not delivered to Providence by 5:00 p.m. (New York City time) on the second (2nd) business day following the date of the Matrix Merger Agreement (which consent has now been obtained); or

•	by CCHN if (a) the Marketing Period has ended and all of the conditions set forth above relating to the obligations of Providence and Merger Sub to closing the Merger have been satisfied, (b) Providence fails to complete the Closing within five (5) business days following the date the Closing should have occurred as more fully described under “—Closing; Effective Time”, (c) CCHN has irrevocably confirmed in writing to Providence that all of the conditions set forth above relating to the obligations of CCHN to close the Merger have been satisfied or will be waived by CCHN, and (d) CCHN stood ready, willing and able to consummate the Merger during such five (5) business day period.

Subject to certain customary exceptions, if the Matrix Merger Agreement is terminated pursuant to any of the provisions above, all rights and obligations of the parties thereunder will terminate without any liability of any party or other person, except nothing in the Matrix Merger Agreement will relieve any party to this Agreement from liability for fraud or any material and intentional breach of any covenant contained herein occurring prior to termination.

In addition, Providence has agreed to pay a termination fee of $18,000,000 if CCHN terminates the Matrix Merger Agreement due to the reasons set forth in the second or third bullet points above and, except for the right of CCHN to an injunction or injunctions, specific performance or other equitable relief pursuant to, and only to the extent expressly permitted by, the Matrix Merger Agreement, CCHN’s right to terminate the Matrix Merger Agreement and receive the termination fee will be its sole and exclusive remedy under the Matrix Merger Agreement.

Indemnification; Representations and Warranties Insurance

Pursuant to the terms of and subject to the limitations set forth in the Matrix Merger Agreement, Providence and each of its affiliates, subsidiaries, officers, directors, members, partners (general and limited), managers, employees, agents and other representatives, as well as the successors, assigns, heirs and personal representatives of the foregoing (the “Parent Indemnified Persons”) are indemnified from and after the Closing as follows:

•	from the funds in an indemnity escrow account established under the Escrow Agreement, from, against and in respect of any and all losses imposed upon, suffered or incurred by such persons as a result of or relating to any breach of, or inaccuracy in, any representation or warranty made by CCHN in the Matrix Merger Agreement (except for any breach of, or inaccuracy in the Healthcare Billing Representations or the HIPAA Representations (as defined in the Matrix Merger Agreement), which are separately addressed below);

•	by the Holders, severally (each in accordance with its pro rata share), and not jointly (except with respect to the indemnity escrow amount)from, against and in respect of:

•	any and all losses imposed upon, suffered or incurred by such Parent Indemnified Persons as a result of or relating to any breach of, or inaccuracy in, any Fundamental Representation of CCHN, or any breach of, or inaccuracy in, the compliance certificate delivered by CCHN to the extent relating to a breach of, or inaccuracy in, such Fundamental Representation;

•	Misclassification Losses (as defined in the Matrix Merger Agreement);

•	any and all losses imposed upon, suffered or incurred by such Parent Indemnified Persons as a result of or relating to taxes of the Acquired Companies for any pre-Closing tax period, to the extent not taken into account in the calculation of the final Net Working Capital pursuant to the Matrix Merger Agreement; or

•	Healthcare Billing and HIPAA Losses (as defined in the Matrix Merger Agreement as related to breaches of or inaccuracies in any Healthcare Billing Representation or any HIPAA Representation) and up to $1,000,000 of reasonable out-of-pocket fees and expenses (including reasonable attorney’s fees and other expert and professional expenses) incurred by a Parent Indemnified Person in successfully enforcing such Parent Indemnified Person’s indemnification rights and remedies under the Matrix Merger Agreement for Healthcare Billing and HIPAA Losses.

The indemnification obligations set forth above are subject to certain de minimis exceptions, deductibles, caps and baskets, as more fully described in the Matrix Merger Agreement.

In addition to the indemnification obligations contained in the Matrix Merger Agreement, Providence has obtained a Buyer-Side Representations and Warranties Insurance Policy and a Commercial Excess Coverage Basic Follow-Form Policy (each as more fully described in the Matrix Merger Agreement) providing representations and warranties insurance to Providence with respect to certain representations and warranties of CCHN under the Matrix Merger Agreement, and against which Providence expects to be able to recover certain amounts in connection with certain breaches of representations and warranties by CCHN.

Matrix Business

Overview

Community Care Health Network, Inc. d/b/a Matrix Medical Network (“Matrix”) was founded in 2000 to provide physician and nursing services to residents of nursing homes, skilled nursing facilities, and assisted living facilities. In 2008, Matrix began leveraging its network of employed nurse practitioners (“NPs”) to pioneer the prospective health risk assessment (“HRA”) market for government sponsored health plans and risk bearing providers, primarily Medicare Advantage (“MA”) health plans. In 2011, Matrix was acquired by Welsh, Carson, Anderson, & Stowe XI, L.P. (“WCAS”), exited its legacy lines of business shortly thereafter, and initiated significant investments in infrastructure, technology and personnel to focus exclusively on HRAs.

Today, Matrix is a leading care optimization and management platform providing HRAs for MA health plans. Matrix’s HRAs are designed to capture real-time patient data to identify opportunities to improve and optimize care as well as accurately record clinical codes for payment integrity purposes. Through a national network of community-based NPs, Matrix conducts HRAs in a patient’s home or a nursing facility to deliver substantial value to patients, payers, and providers in the areas of:

•	Care Optimization: Matrix identifies gaps in care and routes actionable data to the appropriate party in the care network for timely interventions that improve clinical outcomes and reduce medical costs.

•	Payment Integrity: Matrix assesses MA member health acuity and aligns it with the appropriate level of reimbursement that Centers for Medicare & Medicaid Services (“CMS”) submits to the MA plan. Matrix NPs document diagnoses in the HRA which are then coded by Matrix’s certified professional coders. The diagnoses codes are then grouped into hierarchical condition categories (“HCCs”) to identify a patient’s severity of illness, which is used to determine payment to the health plan.

•	Quality Management: Matrix supports Healthcare Effectiveness Data and Information Set (“HEDIS”) capture and other “5-Star” measures which are used by CMS to evaluate health plan quality performance and incentive payments.

Industry Overview

The Medicare Prescription Drug, Improvement and Modernization Act of 2003 established the present industry structure governing MA plans. Medicare Advantage is a managed care health insurance program under which private health insurers contract with CMS to provide Medicare benefits to members who enroll in an MA plan. CMS pays a fixed amount per month to the MA Plan for each covered member. Over the past decade, the MA population has nearly tripled in size, growing from 5.3 million members representing only 13% of all Medicare beneficiaries in 2004 to 15.7 million members in 2014, representing over 30% of all Medicare beneficiaries. According to McKinsey & Company, the MA market is projected to be the fastest growing segment of the senior insurance market and is expected to cover between 20 million and 22 million lives by 2020. Growth in the MA market will be largely driven by the increase in the senior population (65 and older), which, according to the U.S. Census Bureau, is forecasted to reach approximately 90 million individuals by 2050, up from 40 million in 2010. MA plans have proven to be an attractive alternative to Medicare fee-for-service given the greater choice of benefits and other value-added services that consumers find attractive. Further, many payers are investing significant resources expanding their MA membership, both through marketing and acquisitions, demonstrating their commitment to the market. Despite some compression in reimbursement rates caused by the adoption of the ACA, MA member participation has continued to grow (in 2012 and in 2013, the population grew by 10% annually).

The HRA market is expected to grow rapidly as managed care organizations look to increase their presence with the large and growing seniors market through MA offerings. With approximately 16 million lives across nearly 300 MA plans, we believe the addressable market for HRAs is currently approximately $1 billion and expect it to grow to approximately $2 billion by 2020.

The concept of risk-based reimbursement was introduced into the MA program in 2004. Since that time, HRAs have been increasingly used by MA plans as an efficient and cost effective means of evaluating high cost members and improving clinical outcomes. Risk-based reimbursement is the mechanism through which MA plans are reimbursed by CMS for the members they cover based on the acuity level across the plan’s membership base. To determine the acuity level and to obtain the appropriate level of reimbursement, MA plans must capture and report HCCs, which identify a member’s conditions through corresponding diagnoses codes. Today, MA plans collect HCCs primarily through HRAs and retrospective chart reviews and submit the diagnosis codes to CMS in order to determine the total reimbursement the plan will receive.

HRAs are face-to-face encounters conducted by a qualified Medicare provider, which include physicians and NPs. They play a critical role for MA plans by providing an organized and timely method through which plans capture HCCs and corresponding diagnoses for their members. The Matrix HRA itself is comprehensive in nature and includes both a physical and cognitive review and lasts up to 60 minutes, conducted in the member’s home or a skilled nursing facility. The HRA is designed to capture real-time, clinical data to identify risk factors and health conditions.

As the healthcare industry shifts towards a more coordinated system of care with increasing emphasis on quality and care optimization, plans are increasingly leveraging the actionable, member-centric data that HRAs provide to identify gaps in care, to steer members into care management plans and to drive quality outcomes. As a result, HRAs also provide value to MA plans through member risk stratification, care optimization and quality management, including data capture for HEDIS and CMS star ratings, as well as support for Risk Adjustment Data Validation (“RADV”) audits.

Matrix’s Services

As of September 29, 2014, Matrix delivers HRAs and related services through a national network of approximately seven hundred (700) NPs located in communities throughout the West, South, Southwest and Mid-Atlantic states. Matrix’s model of employing NPs affords greater control, uniformity, and consistency in managing and training providers to deliver high quality services for its customers and their members. The NPs also reside in the same geographic area as the beneficiaries they serve, considerably improving their knowledge and access to medical and community based services.

Matrix’s HRAs are conducted at the member’s home or residential facility. Unlike a typical 8 to 15 minute office visit with a physician or physician’s assistant, which is often singularly focused on a specific symptom or condition, Matrix NPs spend up to 60 minutes with each member and any of the member’s family members or caregivers he or she chooses. The HRA is comprehensive and is comprised of a number of distinct components. In addition to checking vital signs and performing a physical examination, Matrix NPs review the member’s health history and medical prescriptions, conduct a depression screening, evaluate the residential setting for any physical safety issues, review recommended screening tests, and conduct a series of geriatric screens for fall risks, nutrition, and cognitive function. As the evaluation is intended to provide a complete clinical assessment, Matrix NPs are also trained to record all diagnoses of medical conditions, regardless of whether they are associated with a risk-adjusting HCC.

The data collected during the HRA is captured electronically in real-time in a portable tablet that each NP brings to the member’s residence. The HRA process is also specifically designed to engage and coordinate with the member’s care network to facilitate follow-up care and treatment. Following each HRA, educational and clinical information is shared with the member, provider and MA plan to identify and close gaps in care.

In addition to identifying opportunities to improve and optimize care, Matrix’s service offering delivers immediate impact on care outcomes. In 2013, Matrix contacted a member’s primary care physician (“PCP”) approximately 19,000 times following an HRA to address an unstable medical condition, communicated with the MA plan’s case management organization in about 25,000 cases due to unmet needs that could result in a member’s deteriorating condition, and took action in 1,100 situations to immediately resolve an emergency medical need.

Over the past three years, Matrix has invested significantly in infrastructure and technology, including its acquisition of Ascender Software, Inc. (“Ascender”) in 2012, resulting in the rapid deployment of a paperless electronic data capture technology, and numerous enhancements to its coding, logistics management, and operations capacity and efficiency.

•	Ascender software provides a proprietary analytics platform that analyzes and stratifies patient populations and identifies high risk members who would benefit from an HRA.

•	Electronic Data Capture (“EDC”) technology enables all HRAs to be completed electronically on a tablet, creating a completely paperless workflow and improved NP efficiency and accuracy.

•	Assessment Clinical Enterprise System (“ACES”) is Matrix’s proprietary enterprise application that serves as the operational backbone for managing all HRA and customer service relationships. ACES is integrated with all other applications and components of Matrix’s operational systems to ensure data integrity and optimize operational efficiencies through a fully-automated workflow, management, and reporting system that streamlines all aspects of member outreach, NP scheduling and routing, and back-office functions relating to coding, billing, and account management.

In addition to its HRA services, Matrix has recently introduced several new product lines as follows:

•	Analytics & Physician Bulletins are services designed for those members who do not receive an HRA. Matrix analyzes claims and administrative data through Ascender software to identify gaps in care and then notifies the member’s PCP regarding potential health risks. Member information and diagnosis recommendations are summarized in a one-page report that is shared with the member’s PCP before an appointment. The PCP validates the diagnosis recommendations during the appointment and shares the results of the appointment and the completed bulletin with the plan and provider group.

•	In-Home Screenings include blood, urine and colorectal cancer screening tests that are administered during HRAs. The lab results are shared with the member, physician and health plan, which helps plans improve HEDIS scores and steer at-risk patients into care management programs. Matrix’s NPs educate members about the importance of the tests and help administer them, which increases participation and drives early detection and management of health conditions.

•	Medication Therapy Management (“MTM”) is an extensive medication review during the HRA assuring that all medications, both prescription and over-the-counter, are appropriate and complete. Matrix also educates the member about proper usage, identifies barriers for proper adherence and creates a medication checklist that guides ongoing Medication Therapy Management. Medicare Prescribed Comprehensive Medication Review (“CMR”) documents are completed based on information gathered from the HRAs. CMRs serve a critical need for MA plans, which is a requirement for members in Part D MTM programs.

•	Chronic Care Management provides a holistic, member-centric approach to care management focused on identifying high-cost, chronic members and deploying a continuum of care services to reduce medical expenses and improve the quality of care for the member. Following the identification of high-risk members through Matrix’s Ascender platform, a Matrix NP performs a comprehensive in-home HRA, develops a focused individualized care plan that addresses clinical and psycho-social needs and coordinates and executes the care plan with the member’s existing care network.

New Market Opportunities

According to CMS, the ACA is expected to expand access to coverage to over 25 million Americans across the Medicaid and individual markets. This expansion is creating significant opportunities for growth as risk-bearing healthcare organizations have an increasing need to assess, stratify, and ultimately mitigate the risk of member populations. In particular, the rapidly evolving healthcare industry landscape is expanding the market opportunity for HRAs across the following populations:

•	Medicaid Expansion. At least 24 states use a risk adjustment model to adjust Medicaid Managed Care payments to health plans. The prevalence of risk adjustment in Medicaid is expected to expand as states need to create equitable incentives for plans to serve high-risk individuals in managed care as well as drive improvements in care quality. According to CMS, the number of Medicaid enrollees is projected to grow approximately 5% per year to 77 million by 2020, largely driven by the ACA.

•	Commercial Individual and Small Group Markets. Risk adjustment is a key component of the ACA-driven commercial markets. The continued expansion of coverage across higher risk demographics and the potential for adverse selection on public exchanges will require risk adjustment and sophisticated risk management capabilities. Non-grandfathered plans in the individual and small group markets, both on and off exchange, are subject to risk adjustment beginning in 2014. By 2020, the Congressional Budget Office estimates that the individual exchange market will grow to serve 25 million individuals, up from the CMS-reported 8 million that enrolled in the first open enrollment season. For small group, Wells Fargo estimates that the market has approximately 26 million enrollees.

•

Dual Eligible Population. Given the cost and complexity of the dual eligible population (those individuals who are eligible for both Medicaid and Medicare), new member navigation, clinical screenings, health assessments and ongoing member engagement are critical to driving quality outcomes at a lower cost. There are more than nine million dual eligible beneficiaries. That group represents approximately $300 billion, or 10% of total healthcare expenditures. Approximately 40% of duals suffer from both physical and mental diseases, and these co-morbid conditions further complicate and add to the cost of care. With the anticipated expansion of Medicaid, the dual eligible market is also expected to increase, creating a large opportunity for Matrix to assist managed care plans in managing this high-cost population.

Matrix Structure

Matrix’s current infrastructure provides the capability to perform HRA services in thirty-three (33) states across the nation and its HRA services are currently being provided in the vast majority of those states. In some states in which Matrix operates, Matrix provides services directly through its network of nurse practitioners. In other states in which Matrix operates, laws require medical services to be provided through an independent professional medical corporation owned by a physician licensed in that state. Matrix has facilitated the establishment of professional medical corporations in those states. The professional corporation employs that physician as well as the nurse practitioners who provide HRAs in those states, and also retains the right to replace the physician/owner with another physician/owner. Matrix provides administrative services to those professional corporations, such as accounting, marketing, employment, and regulatory support. When Matrix enters into a contract with a new customer whose membership is located in a new state or when an existing customer expands Matrix’s services into a different state, and that state requires medical services to be provided through an independent professional medical corporation, Matrix recruits a licensed physician in the area of need to open the practice with Matrix forming the legal entity for the physician/owner.

Customers

As of June 30, 2014, Matrix customers included more than twenty-seven (27) MA plans , including for-profit multi-state MA plans and non-profit MA plans that operate in only one state or several counties within one state. Matrix serves many of the largest and most prestigious health plans and health systems in the United States.

In 2013, Matrix’s top ten customers accounted for approximately 80% of its revenue, and its largest customer accounted for about 28% of its revenue, which on a pro forma basis would have represented 9% and 3%, respectively, of Providence’s consolidated revenue during the twelve months ended June 30, 2014, giving effect to the acquisition of Matrix as if it had occurred on January 1, 2013. Between 2012 and 2013, Matrix retained 91% of its revenue base with existing customers as well as adding new customers.

Matrix enters into annual or multi-annual contracts with its customers under which it is paid on a per-assessment basis.

Seasonality

HRAs are typically provided as part of MA plan’s annual program and are conducted with an individual member once per year. Historically, Matrix has experienced higher HRA volume in the second half of the calendar year as result of an accelerating demand towards year-end from its existing customers and Matrix’s growing customer base.

Competition

We believe that Matrix and CenseoHealth are the largest providers of HRAs to the MA market. There are many smaller volume competitors, including EMSI Healthcare Services, MedXM, and Inovalon, Inc. Some MA plans provide HRA services for their own members.

The foundation of Matrix’s HRA programs is a network of full-time, community-based NPs. This network provides a competitive advantage versus alternative models that rely upon a subcontracted network of part-time staff. Matrix’s employed network of community-based NPs and supporting management and infrastructure results in consistency, quality, and compliance in the delivery of HRAs and care management.

Matrix’s services are often priced at a premium relative to its competitors and Matrix believes it will continue to maintain a pricing differential as result of: (i) Matrix’s national footprint across thirty-three (33) states, (ii) Matrix’s sophisticated stratification techniques to identify gaps in data and care, (iii) Matrix’s multi-channel member engagement capabilities, (iv) the benefits of Matrix’s full-time, dedicated, community-based NPs, (v) Matrix’s greater control, uniformity and consistency in delivering high quality services for beneficiaries, and (vi) Matrix’s ability to execute and deliver the assessment goals of its customers.

Regulatory Environment

The MA industry is governed primarily by federal healthcare laws as well as regulatory requirements established by CMS concerning the MA Program. Certain state laws regarding the use and protection of patient data also apply. Those laws include:

•	HIPAA, HITECH and related regulations governing the privacy, security, breach notification and enforcement standards concerning the use and protection of Protected Health Information (“PHI”);

•	Various state laws also mandating the protection of PHI and other personally identifiable information;

•	State corporate practice of medicine laws prohibiting business entities from providing medical services;

•	CMS regulations pertaining to Medicare as well as annual CMS releases applicable to the operation of MA Plans, such as reimbursement rates, risk adjustment methodologies, adjustments to quality management measurements and other relevant factors;

•	Federal and state anti-kickback laws; and

•	The federal False Claims Act.

Insurance

Matrix’s insurance portfolio covers workers compensation and employer’s liability, general and professional liability, security and privacy liability, automobile, property, commercial crime, management liability, director and officer liability, and employed lawyers liability. These policies are written through third party insurers, all of which have an AM Best rating of “A” or better.

Employees

As of June 30, 2014, Matrix had approximately 1,100 full and part-time employees.

Matrix hires full-time and part-time NPs, and contracts with other clinicians to ensure efficient adaptability to fluctuating HRA volumes. Contracted clinicians increase Matrix’s workforce flexibility; they are typically used to service members in rural and hard-to-reach geographies and to supplement the full-time NP workforce during times of high utilization.

Matrix believes that its employee relations are strong. Through recent investments in recruiting, on-boarding and training capabilities in addition to competitive compensation and benefit packages for its employees, Matrix believes it is able to consistently deliver high quality services, recruit qualified candidates and increase employee confidence, satisfaction and retention.

Property

Matrix leases approximately 56,000 square feet in Scottsdale, Arizona for its headquarters and certain operational functions and also leases approximately 31,000, square feet in Clearwater, Florida for contact center operations. In San Diego, California, Matrix leases 10,400 square feet for Ascender operations. These leases vary in duration from 2015 through 2019.

Legal Proceedings

Although Matrix is not currently a party to any material litigation, it may from time to time become involved in litigation relating to claims arising in the ordinary course of business. These claims, even if not meritorious, could result in the expenditure of significant financial and managerial resources.

SUPPLEMENTAL DISCUSSION AND ANALYSIS OF

CERTAIN FINANCIAL INFORMATION OF MATRIX

You should read the following discussion together with Matrix’s Consolidated Financial Statements and the related notes thereto contained elsewhere in this Exhibit 99.1. In addition to historical consolidated financial information, this discussion contains forward-looking statements that reflect Matrix’s plans, estimates and beliefs. Actual results could differ from these expectations.

Unless the context otherwise requires, all references in this section to the “Company,” “we,” “us,” or “our” are to Matrix and its subsidiaries, collectively, and not to Providence.

Basis of Presentation of Financial Information

Through the Matrix Acquisition we will acquire CCHN. CCHN is the parent holding company for Matrix, and substantially all of the operations of the business are performed by Matrix or one of its consolidated subsidiaries. The financial data presented in this Exhibit 99.1, including under “Supplemental Discussion and Analysis of Certain Financial Information of Matrix” are for Matrix, and not CCHN.

We operate on a fiscal year ending on December 31. Unless otherwise noted, all references to years in this section indicate fiscal years ended in December. The consolidated financial statements include the accounts of Matrix and our wholly-owned subsidiaries and affiliates. All amounts as of and for periods ended June 30, 2014 and 2013 are unaudited.

Net Revenues

We contract with health plans to provide clinical assessments for their MA members that meet certain pre-determined criteria as defined by the providers. An assessment is a comprehensive physical examination of an individual performed by one of our physicians or NPs. The MA clients for whom we perform these examinations use the assessment reports to impact care management of the MA member and properly report the cost of care of those members. Revenue is recognized in the period in which the services are rendered.

We have also introduced new product lines recently, including in-home screenings, MTM, and analytic and physician services. Revenue from these product lines are recognized on a per member, per month, subscription basis or in the period in which the services are rendered.

Our wholly owned subsidiary, Ascender Software, Inc., contracts directly with health plans and offers care management and quality measure software for customer use. This is paid through license fees which are set out in contracts, and billed monthly. Revenue is recognized in the period in which the services are rendered.

Operating Expenses

Salaries and benefits represent salaries, commissions, employee benefits, payroll taxes, stock-based compensation and related expenses for our employees and contractors. Insurance expenses primarily consist of general insurance policies as well as medical malpractice and directors and officers policies. General and administrative expenses consist primarily of facilities, professional fees, travel, mileage reimbursement, recruitment and other general overhead expenses necessary to support our operating activities. Depreciation and amortization expenses consist primarily of depreciation on property and equipment and amortization of internal-use capitalized software development costs and intangible assets acquired in business combinations. Loss on impairment of intangible assets expenses and losses on impairment and disposal of property and equipment expenses consist primarily of write-offs of such items either due to obsolescence or changes in our strategic focus or operating activities which cause the fair value of such assets to be less than their carrying value.

Other Non-Operating Expenses

Interest expense consists of cash owed for interest under our financing arrangements as well as deferred financing costs that are amortized over the life of the related debt. Income tax expense reflects statutory tax rates applied to our book income after considering the effects of state taxes and certain permanent differences between book and tax for certain items such as meals and entertainment and earn-out payments that are expensed for book purposes but not deductible for tax, although there are no earn-out payments going forward.

Results of Operations

The following tables sets forth the percentage of consolidated total revenues represented by items in our consolidated statements of income for the first six months of 2014 as compared to the first six months of 2013 and for the years ending December 31, 2013, 2012 and 2011:

	Six Months ended June 30,
	2014	2013
Net Revenues	100.0	100.0
Operating Expenses
Salaries and benefits	59.7	70.9
Insurance	0.9	1.0
General and administrative	14.3	17.4
Depreciation and amortization	3.3	2.6
Loss on impairment of intangible assets and other	0.0	0.0
Loss on impairment and disposal of property and equipment	0.0	0.2

Total Operating Expenses	78.2	92.1

Income from Operations	21.8	7.9
Interest Expense	2.5	0.1

Income Before Income Taxes	19.3	7.8
Income Tax Expense	8.1	4.1

Net Income	11.2%	3.7%

	Years ended December 31,
	2013	2012	2011
Net Revenues	100.0	100.0	100.0
Operating Expenses
Salaries and benefits	72.3	71.3	69.6
Insurance	1.0	0.9	1.1
General and administrative	17.4	21.2	23.7
Depreciation and amortization	2.6	3.4	1.9
Loss on impairment of intangible assets and other	0.6	0.2	0.1
Loss on impairment and disposal of property and equipment	0.4	0.2	0.0

Total Operating Expenses	94.3	97.2	96.4

Income from Operations	5.7	2.8	3.6
Interest Expense	0.6	0.1	0.1

Income Before Income Taxes	5.1	2.7	3.5
Income Tax Expense	2.8	1.8	1.4

Net Income	2.3%	0.9%	2.1%

Six Months ended June 30, 2014 Compared to Six Months ended June 30, 2013 (in millions)

Net Revenues

	Six Months ended June 30,		Dollar change	Percent change
	2014	2013
Net Revenues	$93.6	$72.5	$21.1	29.1%

The increase in net revenues in the first six months of 2014 as compared to the first six months of 2013 is primarily attributable to continued growth in our clinical assessment services and is reflective of enrollment growth in MA, expansion of programs with existing clients and addition of new clients, which was partially offset by pricing compression. We also experienced an increase in other revenue in the first six months of 2014 as compared to the first six months of 2013 consisting primarily of growth in our physician bulletin services revenues due to a price increase as well as the addition of a major new customer.

Operating Expenses

	Six Months ended June 30,		Dollar change	Percent change
	2014	2013
Salaries and benefits	$55.8	$51.4	$4.4	8.6%
Insurance	0.9	0.7	0.2	28.6%
General and administrative	13.4	12.6	0.8	6.3%
Depreciation and amortization	3.0	1.9	1.1	57.9%
Loss on impairment and disposal of property and equipment	—	0.2	(0.2)	-100.0%

Total Operating Expenses	$73.1	$66.8	$6.3	9.4%

Salaries and benefits expenses increased in the first six months of 2014 as compared to the first six months of 2013 due primarily to growth in our clinical assessment product line, as we hired more NPs and other supporting staff. Due to cost containment efforts and a strategic focus on increasing the efficiency of our staff, our salaries and benefits have grown at a slower rate than that of our clinical assessment revenue.

Insurance expenses increased in the first six months of 2014 as compared to the first six months of 2013 due primarily to growth in our clinical assessment product line.

General and administrative expenses increased in the first six months of 2014 as compared to the first six months of 2013 due to an increase in variable indirect costs associated with the support of our clinical assessment product line, including mileage, hotel and travel costs, contract implementation fees and billing service expenses. As indicated above, our cost containment efforts and strategic focus on efficiency has yielded higher margins as our revenues from clinical assessment product line has outpaced our direct and indirect costs.

Depreciation and amortization expenses increased in the first six months of 2014 as compared to the first six months of 2013, reflecting an increase in capitalized internally developed software costs and increases in property and equipment to support our growth.

Loss on impairment and disposal of property and equipment fluctuates due to the timing of certain initiatives which renders existing property and equipment obsolete or unusable.

Non-Operating Expenses

	Six Months ended June 30,		Dollar change	Percent change
	2014	2013
Interest Expense	$2.3	$0.1	$2.2	2200.0%

Interest expense increased in the first six months of 2014 as compared to the first six months of 2013 as a result of our dividend recapitalization, which increased our amount of outstanding debt by $70.2 million in October 2013. Interest expense for the first six months of 2014 also included $0.2 million of amortized deferred financing costs.

	Six Months ended June 30,		Dollar change	Percent change
	2014	2013
Income Tax Expense	$7.6	$3.0	$4.6	153.3%

Our effective income tax rate was higher in the first six months of 2014 and 2013 than our statutory rate primarily attributable to the effects of state income taxes, non-deductible meals and entertainment expenses and Ascender earn out payments treated as compensation for book purposes but not deductible for tax.

Adjusted EBITDA

After adjusting for the items noted in the table below, Adjusted EBITDA was $24.2 million for the first six months of 2014 as compared to $9.6 million for the first six months of 2013.

EBITDA and Adjusted EBITDA are non-GAAP measurements. We utilize these non-GAAP measurements as a means to measure overall operating performance and to better compare current operating results with other companies within our industry. Details of the excluded items and a reconciliation of the non-GAAP financial measures to the most comparable GAAP financial measure are presented in the table below. The non-GAAP measures do not replace the presentation of our GAAP financial results. We have provided this supplemental non-GAAP information because we believe it provides meaningful comparisons of the results of our operations for the periods presented. The non-GAAP measures are not in accordance with, or an alternative for, GAAP and may be different from non-GAAP measures used by some other companies.

	Six Months ended June 30,
	2014	2013
Net income	$10.5	$2.7
Interest expense, net	2.3	0.1
Provision for income taxes	7.6	3.0
Depreciation and amortization	3.1	1.9

EBITDA	23.5	7.7
Stock based compensation	0.7	0.6
Acquisition earn out (1)	—	1.0
Loss on impairment and other	—	0.3

Adjusted EBITDA	$24.2	$9.6

1)	Payments of earnout consideration related to 2012 acquisition for which no further earnout payments are due.

Year ended December 31, 2013 Compared to Year ended December 31, 2012 (in millions)

Net Revenues

	Year ended December 31,		Dollar change	Percent change
	2013	2012
Net Revenues	$165.0	$115.8	$49.2	42.5%

The increase in net revenues in 2013 as compared to 2012 is attributable to continued growth in our clinical assessment services and is reflective of enrollment growth in MA, expansion of programs with existing clients and addition of new clients, as well as an increase in other revenues stemming from our acquisition of

Ascender Software. This was partially offset by a decline in revenues from the abandonment of our patient services product line and the termination of our contractual relationship with a customer that previously generated program management fees, as well as partially offset by continued pricing compression.

Operating Expenses

	Year ended December 31,		Dollar change	Percent change
	2013	2012
Salaries and benefits	$119.4	$82.6	$36.8	44.6%
Insurance	1.6	1.0	0.6	60.0%
General and administrative	28.6	24.5	4.1	16.7%
Depreciation and amortization	4.3	3.9	0.4	10.3%
Loss on impairment of intangible assets	1.0	0.3	0.7	233.3%
Loss on impairment and disposal of property and equipment	0.7	0.2	0.5	250.0%

Total Operating Expenses	$155.6	$112.5	$43.1	38.3%

Salaries and benefits expenses increased in 2013 as compared to 2012 due primarily to growth in our clinical assessment product line, as we hired more NPs and other supporting staff, as well as the effects of our dividend recapitalization whereby $10.3 million of payments to Holders were considered compensation.

Insurance expenses increased in 2013 as compared to 2012 due primarily to growth in our clinical assessment product line.

General and administrative expenses increased in 2013 as compared to 2012 due to an increase in variable indirect costs associated with the support of our clinical assessment product line, including mileage, hotel and travel costs, contract implementation fees and billing service expenses.

Depreciation and amortization expenses increased in 2013 as compared to 2012, reflecting an increase in capitalized internally developed software costs and increases in property and equipment to support our growth.

During 2013, we deemed Ascender’s customer relationship intangible asset to be impaired and we recognized a loss on impairment of $1.0 million. During 2012, due to the acquisition of Ascender, we deemed certain developed technologies and trade names previously acquired to be obsolete and we recognized a loss on impairment of $0.3 million.

Loss on impairment and disposal of property and equipment increased in 2013 as compared to 2012 due to the timing of certain initiatives which rendered existing property and equipment obsolete or unusable.

Non-Operating Expenses

	Year ended December 31,		Dollar change	Percent change
	2013	2012
Interest Expense	$0.9	$0.1	$0.8	800.0%

Interest expense increased in 2013 as a result of our dividend recapitalization, which increased our amount of outstanding debt by $70.2 million in October 2013. Interest expense for 2013 also included $0.1 million of amortized deferred financing costs.

	Year ended December 31,		Dollar change	Percent change
	2013	2012
Income Tax Expense	$4.7	$2.1	$2.6	123.8%

Our effective income tax rate was higher in 2013 and 2012 than our statutory rate primarily attributable to the effects of state income taxes, non-deductible meals and entertainment expenses and Ascender earn out payments treated as compensation for book purposes but not deductible for tax.

Adjusted EBITDA

After adjusting for the items noted in the table below, Adjusted EBITDA was $29.0 million for 2013 as compared to $15.8 million for 2012.

EBITDA and Adjusted EBITDA are non-GAAP measurements. We utilize these non-GAAP measurements as a means to measure overall operating performance and to better compare current operating results with other companies within our industry. Details of the excluded items and a reconciliation of the non-GAAP financial measures to the most comparable GAAP financial measure are presented in the table below. The non-GAAP measures do not replace the presentation of our GAAP financial results. We have provided this supplemental non-GAAP information because we believe it provides meaningful comparisons of the results of our operations for the periods presented. The non-GAAP measures are not in accordance with, or an alternative for, GAAP and may be different from non-GAAP measures used by some other companies.

	Year ended December 31,
	2013	2012
Net income	$3.8	$1.1
Interest expense, net	0.9	0.1
Provision for income taxes	4.7	2.1
Depreciation and amortization	4.3	3.9

EBITDA	13.7	7.2
Optionholder dividend (1)	10.3	—
Loss on impairment and other	1.7	0.5
Stock based compensation	1.1	1.8
Acquisition earnout (2)	1.6	0.9
Other nonrecurring charges (3)	0.6	5.4

Adjusted EBITDA	$29.0	$15.8

1)	In 2013, we completed a dividend recapitalization and certain payments were considered compensation.

2)	Payments of earnout consideration related to 2012 acquisition for which no further earnout payments are due.

3)	Represents severance, relocation, recruitment and other non-recurring charges associated with changes in management.

Year ended December 31, 2012 Compared to Year Ended December 31, 2011

Net Revenues

	Year ended December 31,		Dollar change	Percent change
	2012	2011
Net Revenues	$115.8	$72.1	$43.7	60.6%

The increase in net revenues in 2012 as compared to 2011 is attributable to the continued growth in our clinical assessment services and is reflective of enrollment growth in MA, expansion of programs with existing clients and addition of new clients. This was partially offset by a decrease in other revenue in 2012 as compared to 2011, which was primarily attributable to the wind down of our legacy physician services business and other business service lines in order to allow us to focus on our high-growth clinical assessment product line.

Operating Expenses

	Year ended December 31,		Dollar change	Percent change
	2012	2011
Salaries and benefits	$82.6	$50.2	$32.4	64.5%
Insurance	1.0	0.8	0.2	25.0%
General and administrative	24.5	17.1	7.4	43.3%
Depreciation and amortization	3.9	1.4	2.5	178.6%
Loss on impairment of intangible assets	0.2	—	0.2	n/a
Loss on impairment and disposal of property and equipment	0.3	0.1	0.2	200.0%

Total Operating Expenses	$112.5	$69.6	$42.9	61.6%

Salaries and benefits expenses increased in 2012 as compared to 2011 due to growth in our clinical assessment product line, as we hired more NPs and other supporting staff.

Insurance expense increased in 2012 as compared to 2011 due to growth in our clinical assessment product line.

General and administrative expenses increased in 2012 as compared to 2011 due to an increase in indirect costs associated with the support of our clinical assessment product line, including mileage, hotel and travel costs, contract implementation fees and billing service expenses.

Depreciation and amortization expenses increased in 2012 as compared to 2011 due to the effects of the Ascender acquisition which occurred in August 2012.

During 2012, due to the acquisition of Ascender, we deemed certain developed technologies and trade name previously acquired to be obsolete and we recognized a loss on impairment of $0.3 million. During 2011, we incurred a loss of $0.1 million related to the remeasurement of contigent consideration associated with prior acquisitions.

Loss on impairment and disposal of property and equipment increased in 2012 as compared to 2011 due to the timing of certain initiatives which rendered existing property and equipment obsolete or unusable.

Non-Operating Expenses

	Year ended December 31,		Dollar change	Percent change
	2012	2011
Interest Expense	$0.1	$0.1	$—	0.0%

There was no significant change in interest expense between 2012 and 2011.

	Year ended December 31,		Dollar change	Percent change
	2012	2011
Income Tax Expense	$2.1	$1.0	$1.1	110.0%

Our effective income tax rate was higher in 2012 than our statutory rate primarily attributable to the effects of state income taxes, non-deductible meals and entertainment expenses and Ascender earn out payments treated as compensation for book purposes but not deductible for tax. Our effective income tax rate was higher in 2011 than our statutory rate primarily attributable to the effects of state income taxes and non-deductible meals and entertainment expenses.

Adjusted EBITDA

After adjusting for the items noted in the table below, Adjusted EBITDA was $15.8 million for 2012 as compared to $7.8 million for 2011.

EBITDA and Adjusted EBITDA are non-GAAP measurements. We utilize these non-GAAP measurements as a means to measure overall operating performance and to better compare current operating results with other companies within our industry. Details of the excluded items and a reconciliation of the non-GAAP financial measures to the most comparable GAAP financial measure are presented in the table below. The non-GAAP measures do not replace the presentation of our GAAP financial results. We have provided this supplemental non-GAAP information because we believe it provides meaningful comparisons of the results of our operations for the periods presented. The non-GAAP measures are not in accordance with, or an alternative for, GAAP and may be different from non-GAAP measures used by some other companies.

	Year ended December 31,
	2012	2011

Net income	$1.1	$1.5
Interest expense, net	0.1	0.1
Provision for income taxes	2.1	1.0
Depreciation and amortization	3.9	1.4

EBITDA	7.2	4.0

Loss on impairment and other	0.5	0.1
Stock based compensation	1.8	3.6
Acquisition earn out (1)	0.9	—
Other nonrecurring Charges (2)	5.4	0.1

Adjusted EBITDA	$15.8	$7.8

1)	Payments of earnout consideration related to 2012 acquisition of Ascender. All payments were concluded in 2013.

2)	Represents severance, relocation, recruitment, consulting and other non-recurring charges associated with changes in management.

Seasonality

HRAs are typically provided as part of MA plan’s annual program and are conducted with an individual member once per year. Historically, Matrix has experienced higher HRA volume in the second half of the calendar year as result of an accelerating demand towards year-end from its existing customers and Matrix’s growing customer base.

Liquidity and Capital Resources

Short-term liquidity requirements consist primarily of recurring operating expenses and debt service requirements. We expect to meet these requirements through cash on hand and the generation of cash from operations.

Cash flow from operations has been our primary source of cash in recent years. In 2013, we completed a dividend recapitalization, whereby we borrowed $75.0 million under a long-term debt agreement as described below and issued the majority of proceeds to our shareholders in the form of a dividend. Our balance of cash and cash equivalents was approximately $26.7 million and $21.2 million at June 30, 2014 and December 31, 2013, respectively. At June 30, 2014 and December 31, 2013, our total debt was approximately $74.0 million and $75.0 million, respectively.

Cash Flows

Six Months Ended June 30, 2014

Operating activities. We generated net cash flows from operating activities of approximately $11.3 million for the first six months of 2014. These cash flows included net income of approximately $10.5 million, and net non-cash items including depreciation, amortization, amortization of deferred financing costs, provision for doubtful accounts, and stock-based compensation of approximately $4.6 million. These amounts were partially offset by the net effect of changes in other working capital items, which vary related to the timing of certain cash receipts and payments.

Investing activities. Net cash used in investing activities totaled approximately $4.7 million for the first six months of 2014, consisting almost entirely of purchases of property and equipment, including expenditures for internal-use software development.

Financing activities. Net cash used in financing activities totaled approximately $1.0 million for the first six months of 2014, consisting of $0.9 million of payments on long-term debt and $0.8 million of dividends paid, partially offset by $0.7 million of excess tax benefit relating to the exercise of stock option awards.

Year Ended December 31, 2013

Operating activities. We generated net cash flows from operating activities of approximately $19.0 million for 2013. These cash flows included net income of approximately $3.8 million, and net non-cash items including depreciation, amortization, amortization of deferred financing costs, provision for doubtful accounts, stock-based compensation, deferred income taxes, asset impairment charge and other items of approximately $4.8 million. The balance of the cash provided by operating activities is primarily due to the net effect of changes in other working capital items, which vary related to the timing of certain cash receipts and payments.

Investing activities. Net cash used in investing activities totaled approximately $8.7 million for 2013, consisting almost entirely of purchases of property and equipment, including expenditures for internal-use software development.

Financing activities. Net cash provided by financing activities totaled approximately $3.4 million for 2013. Under the credit facility we entered into in October 2013, we borrowed $75.0 million under a term loan and used $71.4 million of the proceeds as payment of dividends to our shareholders. We incurred $1.9 million for financing fees in 2013 which are being amortized over the life of the term loan, and we also repaid the entire $4.7 million balance owed under our former credit facility. Cash provided by financing activities also included $6.6 million of excess tax benefits related to the exercise of stock option awards.

Obligations and Commitments

In October 2013, we entered into a credit agreement with a lender that governs a $75.0 million term loan (“Term Loan”) and a $15.0 million revolving line of credit (“RLOC”), collectively, the “Matrix Credit Agreement.” The RLOC includes a $5.0 million letter of credit facility. The Matrix Credit Agreement matures on October 29, 2018, is guaranteed by our parent company and is secured by substantially all the assets of us and our parent. Additionally, the Matrix Credit Agreement contains several affirmative, negative and financial covenants. We were in compliance with all affirmative, negative and financial covenants as of June 30, 2014.

The Term Loan has a variable interest rate, based on the lender’s prime rate or LIBOR rate plus applicable margin. Interest rate elections are made periodically by us and subject to an interest rate floor. Interest payments are due the earlier of the last day of an interest period or every 3 months. Principal payments are due quarterly with all unpaid principal and interest due on October 29, 2018. Annual mandatory principal repayments are required from our excess cash flow, as defined in the Matrix Credit Agreement, beginning with the fiscal year ending December 31, 2014. The interest rate was 5.5% at December 31, 2013 and we recognized interest expense of $0.7 million related to the Term Loan for the year ended December 31, 2013. The outstanding Term Loan balance was $74.1 million at June 30, 2014 and $0.1 million of interest is included in accrued liabilities at June 30, 2014.

Advances on the RLOC have a variable interest rate that is based on the lender’s prime rate or LIBOR plus applicable margin. Interest rate elections are made periodically by us and subject to an interest rate floor. Interest-only payments are due the earlier of the last day of an interest period or every 3 months with all unpaid principal and interest due October 29, 2018. Additionally, the RLOC is subject to an unused line fee of 0.5% on the unused portion of the RLOC. There is a $1.2 million letter of credit outstanding under the RLOC at June 30, 2014 issued as security for our workers’ compensation insurance carrier. Letters of credit are subject to a quarterly fee equal to 4.5% per annum of the undrawn face amount of each letter of credit. We recognized negligible amounts of interest expense related to the RLOC for the six months ended June 30, 2014 and the year ended December 31, 2013, respectively. There are no amounts outstanding under this RLOC at June 30, 2014.

In connection with securing the Matrix Credit Agreement, we incurred $1.9 million of loan origination costs which are recorded as deferred financing costs and amortized over the life of the Matrix Credit Agreement. We recognized interest expense of $0.2 million and $0.1 million from the amortization of deferred financing costs during the six months ended June 30, 2014 and the year ended December 31, 2013, respectively. Unamortized deferred financing cost is $1.7 million at June 30, 2014 and is included in other current and long-term assets on the consolidated balance sheets.

Proceeds from the Term Loan were used to retire outstanding bank debt, pay a shareholder dividend and pay management bonuses.

Contractual cash obligations.

The following is a summary of our future contractual cash obligations as of June 30, 2014 (in millions):

Contractual Cash Obligations	Total	Less than 1 Year	1-3 Years	3-5 Years	After 5 Years
Debt	$74.1	$1.9	6.6	65.6	—
Interest (1)	16.6	4.1	7.8	4.7	—
Purchased services commitments	—	—	—	—	—
Operating leases	8.1	3.7	3.9	0.5	—

Total	$98.8	$9.7	$18.3	70.8	—

(1)	Future interest payments have been calculated at the current rates as of June 30, 2014.

Off-balance sheet arrangements

As of June 30, 2014, we did not have any relationships with unconsolidated entities or financial partnerships, such as entities referred to as structured finance or special purpose entities, which would have been established for the purpose of facilitating off-balance sheet arrangements or other contractually narrow or limited purposes.

New Accounting Pronouncements

In February 2013, the FASB issued ASU 2013-02. ASU 2013-02 is intended to improve the reporting of reclassifications out of accumulated other comprehensive income. Accordingly, an entity is required to report the effect of significant reclassifications out of accumulated other comprehensive income on the respective line items in net income if the amount being reclassified is required under GAAP to be reclassified in its entirety to net income. For other amounts that are not required under GAAP to be reclassified in their entirety to net income in the same reporting period, an entity is required to cross-reference other disclosures required under GAAP that provide additional detail about those amounts. The amendments in this ASU supersede the presentation requirements for reclassifications out of accumulated other comprehensive income in ASU 2011-05 and ASU 2011-12. ASU 2013-02 is effective for reporting periods beginning after December 15, 2012. We adopted ASU 2013-02 effective January 1, 2013. The adoption of ASU 2013-02 did not have an effect on the presentation of our consolidated financial statements.

INGEUS PTY LIMITED (FORMERLY INGEUS LIMITED) INTERIM FINANCIAL REPORT

30 MAY 2014

CONDENSED CONSOLIDATED BALANCE SHEET

	Note	30 May 2014 $’000	31 Dec 2013 $’000
Assets
Cash and cash equivalents		11,533	20,989
Trade and other receivables		25,428	24,786
Current tax assets		533	936
Prepayments		2,185	2,528

Total current assets		39,679	49,239

Investment in associates	6	21,438	14,881
Property, plant and equipment	7	1,882	2,137
Intangible assets	8	7,238	7,755
Deferred tax assets		2,227	1,475

Total non-current assets		32,785	26,248

Total assets		72,464	75,487

Liabilities
Trade and other payables		10,832	12,483
Borrowings	10	—	3,250
Current tax liabilities		337	588
Provisions		5,479	6,575
Deferred income		6,609	6,285

Total current liabilities		23,257	29,181

Deferred tax liabilities		34	6
Provisions		1,204	1,082

Total non-current liabilities		1,238	1,088

Total liabilities		24,495	30,269

Net assets		47,969	45,218

Equity
Contributed equity		135	13
Reserves		2,044	2,507
Retained earnings		45,821	42,810

Total equity attributable to owners of the Company		48,000	45,330

Non-controlling interests		(31)	(112)

Total equity		47,969	45,218

The condensed notes on pages 60 to 66 are an integral part of these condensed consolidated interim financial statements.

INGEUS PTY LIMITED (FORMERLY INGEUS LIMITED) INTERIM FINANCIAL REPORT

30 MAY 2014

CONDENSED CONSOLIDATED STATEMENT OF PROFIT OR LOSS AND OTHER COMPREHENSIVE INCOME

For the period 1 January to 30 May

	Note	2014 $’000	2013 $’000
Revenue from continuing operations		36,099	35,837

Employee benefits expense		(25,878)	(22,975)
Client resources and subcontractor fees		(2,856)	(4,180)
Premise and equipment expense		(3,813)	(3,514)
Administration and management expense		(1,433)	(1,243)
Information technology expense		(1,508)	(1,287)
Depreciation and amortisation expense		(1,270)	(1,141)
Travel expense		(1,102)	(859)
Communication expense		(883)	(949)
Marketing expense		(651)	(418)
Other expenses		(480)	(494)
Finance costs		(56)	(96)
Share of profit/(loss) of equity-accounted investee, net of tax	6	6,557	5,364

Profit before tax		2,726	4,045

Tax benefit/(expense)	5	438	(742)

Profit from continuing operations		3,164	3,303

Profit for the period		3,164	3,303

Other comprehensive income
Items that may be reclassified subsequently to profit or loss:
Exchange differences on translation of foreign operations		(979)	854

Other comprehensive income for the period, net of tax		(979)	854

Total comprehensive income for the period		2,185	4,157

Profit attributable to:
Owners of the Company		3,138	3,332
Non-controlling interests		26	(29)

Profit for the period		3,164	3,303

Total comprehensive income attributable to:
Owners of the Company		2,159	4,186
Non-controlling interests		26	(29)

Total comprehensive income for the period		2,185	4,157

The condensed notes on pages 60 to 66 are an integral part of these condensed consolidated interim financial statements.

INGEUS PTY LIMITED (FORMERLY INGEUS LIMITED) INTERIM FINANCIAL REPORT

30 MAY 2014

CONDENSED CONSOLIDATED STATEMENT OF CHANGES IN EQUITY

FOR THE PERIOD 1 JANUARY TO 30 MAY

		Attributable to owners of the Company
	Note	Contributed equity $’000	Foreign currency translation $’000	Reserves $’000	Retained earnings $’000	Total $’000	Non-Controlling interests $’000	Total equity $’000
Balance at 1 January 2013		13	(2,069)	344	29,321	27,609	(38)	27,571

Profit for the period		—	—	—	3,332	3,332	(29)	3,303
Exchange differences on translation of foreign operations		—	854	—	—	854	—	854

Total comprehensive income for the period		—	854	—	3,332	4,186	(29)	4,157

Balance at 30 May 2013		13	(1,215)	344	32,653	31,795	(67)	31,728

Balance at 1 January 2014		13	2,163	344	42,810	45,330	(112)	45,218
Profit for the period		—	—	—	3,138	3,138	26	3,164
Exchange differences on translation of foreign operations		—	(979)	—	—	(979)	—	(979)

Total comprehensive income for the period		—	(979)	—	3,138	2,159	26	2,185

Purchase of minority interest		—	—	—	(55)	(55)	55	—
Transfer retained earnings to reserves		—	—	72	(72)	—	—	—
Share-based payment transactions		122	—	444	—	566	—	566

Balance at 30 May 2014		135	1,184	860	45,821	48,000	(31)	47,969

The condensed notes on pages 60 to 66 are an integral part of these condensed consolidated interim financial statements.

INGEUS PTY LIMITED (FORMERLY INGEUS LIMITED) INTERIM FINANCIAL REPORT

30 MAY 2014

CONDENSED CONSOLIDATED STATEMENT OF CASH FLOWS

For the period 1 January to 30 May

	Note	2014 $’000	2013 $’000
Cash flows from operating activities
Receipts from customers (inclusive of value added taxes)		39,759	36,325
Payments to suppliers and employees (inclusive of value added taxes)		(44,340)	(39,802)
Interest received		57	126
Interest paid		(56)	(96)
Income taxes paid		(135)	(451)

Net cash outflow from operating activities		(4,715)	(3,898)

Cash flows from investing activities
Payments for property, plant and equipment		(439)	(512)
Payments for intangible assets		(250)	(460)
Proceeds from sale of property, plant and equipment		15	25
Loan to related entity		—	(622)

Net cash outflow from investing activities		(674)	(1,569)

Cash flows from financing activities
Repayment of borrowings		(3,250)	(324)

Net cash outflow from financing activities		(3,250)	(324)

Net decrease in cash and cash equivalents		(8,639)	(5,791)
Cash at the beginning of the financial period		20,989	18,040
Effect of exchange rate fluctuations on cash held		(817)	723

Cash and cash equivalents at end of period		11,533	12,972

The condensed notes on pages 66 to 66 are an integral part of these condensed consolidated interim financial statements.

INGEUS PTY LIMITED (FORMERLY INGEUS LIMITED) INTERIM FINANCIAL REPORT

30 MAY 2014

CONDENSED NOTES TO THE CONDENSED CONSOLIDATED INTERIM FINANCIAL STATEMENTS

1. Reporting entity

Ingeus Pty Limited (the “Company”) is a company domiciled in Australia. These condensed consolidated interim financial statements as at 30 May 2014 and for the period 1 January 2014 to 30 May 2014 comprise the Company and its subsidiaries (together referred to as the “Group”). The group is a for-profit entity and provides Human Services, primarily integrated programs and services which support people moving from welfare dependency into work, outplacement and training.

2. Basis of preparation

(a) Statement of compliance

The condensed consolidated interim financial statements are general purpose financial statements prepared in accordance with IAS 34 Interim Financial Reporting.

Selected explanatory notes are included to explain events and transactions that are significant to an understanding of the changes in financial position and performance of the Group since the last annual consolidated financial statements as at and for the year ended 31 December 2013. The condensed consolidated interim financial statements do not include all of the information required for full annual financial statements, and should be read in conjunction with the consolidated annual financial statements of the Group as at and for the year ended 31 December 2013.

These condensed consolidated interim financial statements were approved by the Board of Directors on 29 September 2014.

Amounts in the condensed consolidated interim financial statements have been rounded off to the nearest thousand dollars, unless otherwise stated.

(b) Judgements and estimates

In preparing these interim financial statements, Management make judgements, estimates and assumptions that affect the application of accounting policies and the reported amounts of assets and liabilities, income and expense. Actual results may differ from these estimates.

The significant judgements made by Management in applying the Group’s accounting policies and the key sources of estimation uncertainty were the same as those that applied to the consolidated financial statements as at and for the year ended 31 December 2013.

3. Significant accounting policies

The accounting policies applied in these interim financial statements are the same as those applied in the Group’s consolidated financial statements as at and for the year ended 31 December 2013.

4. Seasonality of operations

The Group is subject to fluctuations in revenue based on the cycle of the particular contracts held, which depend on the individual contracts terms, length and the stage of the contract. The Group is not subject to significant seasonal fluctuations.

5. Tax expense

Tax expense is recognised based on Management’s best estimate of the weighted average annual income tax rate expected for the full financial year applied to the pre-tax income of the interim period.

The effective rate of tax is impacted by:

•	the share of profit of equity accounted investee, which is presented net of tax; and

•	the loss arising from the Australian operations in each period, for which no deferred tax asset/income tax benefit is recognised.

After excluding these items, the effective tax rate is approximately 45% for the period 1 January 2014 to 30 May 2014 (approximately 43% for the period 1 January 2013 to 30 May 2013).

6. Investments in associates

The Group has an equity accounted investee, Ingeus UK Limited, which is jointly controlled pursuant to the Shareholders’ Agreement. The share of profit for the period 1 January 2014 to 30 May 2014 was $6,557 thousand (1 January 2013 to 30 May 2013: $5,364 thousand).

Ingeus UK Limited’s principal activity is employment services and is of strategic importance to the Ingeus Group. The company’s principal place of business is the United Kingdom.

Summary financial information for equity accounted investee is as follows:

	30 May 2014 $’000	31 December 2013 $’000
Balance sheet
Current assets	61,002	54,506
Non-current assets	20,217	22,234
Current liabilities	35,403	43,638
Non-current liabilities	4,178	4,833

	30 May 2014 $’000	30 May 2013 $’000
Income statement
Revenue	109,449	99,558
Profit/(loss) after tax	13,116	10,945
Total comprehensive income	13,116	10,945

(a) Carrying amount

		30 May 2014%	31 December 2013%	30 May 2014 $’000	31 December 2013 $’000
Ingeus UK Limited	Employment Services	50	50	21,438	14,881

(b) Reconciliation of carrying value to associate

	30 May 2014 $’000	31 December 2013 $’000
Net Assets of Associate	41,638	28,270

50% of value	20,819	14,135
Consolidation adjustments	619	746

Carrying value	21,438	14,881

7. Property, plant and equipment

Acquisitions and disposals

During the period 1 January 2014 to 30 May 2014, the Group acquired assets with a cost of $439 thousand (1 January 2013 to 30 May 2013: $512 thousand).

Assets with a carrying amount of $26 thousand were disposed of during the period 1 January 2014 to 30 May 2014 (1 January 2013 to 30 May 2013: $28 thousand), resulting in a loss on disposal of $11 thousand (1 January 2013 to 30 May 2013: loss of $3 thousand), which is included in ‘other expenses’ in the condensed consolidated statement of profit or loss and other comprehensive income.

8. Intangible assets

Acquisitions and disposals

During the period 1 January 2014 to 30 May 2014, the Group acquired intangible assets with a cost of $250 thousand (1 January 2013 to 30 May 2013: $460 thousand).

9. Financial instruments

Carrying amounts versus fair values

The fair values of financial assets and financial liabilities, together with the carrying amounts in the condensed consolidated statement of financial position, are as follows.

In thousands of dollars	Carrying amount $’000	Fair value $’000
30 May 2014
Current financial assets
Trade and other receivables	25,428	25,428
Cash and cash equivalents	11,533	11,533

	36,961	36,961

Current financial liabilities
Trade and other payables	10,832	10,832

	10,832	10,832

The Group’s financial risk management objectives and policies are consistent with those disclosed in the consolidated financial statements as at and for the year ended 31 December 2013.

10. Loans and borrowings

(a) Financing arrangements

The Group’s loan facility with HSBC ($3,250 thousand) was repaid in May 2014 and the facility was varied to cancel the multi-currency cash advance component of the facility. The bank guarantee component of the facility remained in place at balance date. The facility may be drawn at any time and is subject to annual review. It may be called upon by HSBC on demand. The facility is secured by a fixed and floating charge over all assets of Ingeus Pty Limited, Ingeus Investments Limited, Ingeus GmbH, Ingeus Australia Pty Ltd and Ingeus Europe Limited. It is further secured by guarantees and indemnities between all 100% owned companies in the Group.

At balance date the bank guarantee facility was $1,500 thousand of which $1,309 thousand was drawn in relation to leased premise guarantees, contract bid guarantees and guarantees for revenues received in advance of service delivery. The unutilised amount of the bank guarantee facility as at balance date was $191 thousand.

(b) Guarantees

At 31 December 2013, Ingeus Europe Limited together with Deloitte LLP had provided a guarantee to Lloyd’s TSB Bank plc with joint and severable liability to guarantee Ingeus UK Limited’s bank facility of £20 million. This facility was closed in May 2014, resulting in the termination of the guarantee.

11. Related parties

(a) Parent and ultimate controlling party

The ultimate parent entity within the Group is Ingeus Pty Limited, incorporated in Australia (formerly Ingeus Limited). Subsequent to balance date, the ultimate parent entity became Providence Service Corporation (see Note 12(a)).

(b) Directors

The following persons were directors of Ingeus Pty Limited during the whole period 1 January 2014 to 30 May 2014:

•	T.V.Rein

•	G.K.Ashmead

D.Gonski, G.A.Housell and A.Showering were directors at the beginning of the financial year and resigned from their positions on 7 May 2014.

M.M.Morris was appointed as a director on 7 May 2014. W.Rustand, R.Wilson and M.Hicks were appointed as directors on 30 May 2014.

(c) Transactions with associates

The Group recognised sales income in the financial year that arose from transactions with Ingeus UK Limited that amounted to $3,008 thousand (1 January 2013 to 30 May 2013: $2,855 thousand). At 30 May 2014, Ingeus UK Limited owed the Group $1 thousand (30 May 2013: ($709 thousand), related to the above sales. At 30 May 2014, the Group owed Ingeus UK Limited Nil (30 May 2013: $6,102 thousand) relating to a loan provided in advance of a dividend to repay the loan.

12. Subsequent events

The following matters have arisen subsequent to balance date:

(a)	The Group was acquired by Providence Service Corporation on 31 May 2014. From that date, the new immediate parent is Pinnacle Australia Holdco Pty Ltd and the ultimate parent company is Providence Service Corporation.

(b)	The acquisition of Ingeus Pty Limited by Providence Service Corporation on 31 May 2014 included the acquisition by the Group of the remaining 50% shareholding of Ingeus UK Limited for £26.687 million, funded by Providence Service Corporation. The results of Ingeus UK Limited will be fully consolidated into the Group’s financial statements from 31 May 2014.

(c)	The Group announced the head office would be relocated from Brisbane to London in 2014, resulting in the restructure costs of $800 thousand.

(d)	In September 2014, the company changed status to a private company and is now known as Ingeus Pty Limited.

The financial effect of these transactions has not been brought to account at 30 May 2014.

Other than the matters above, there has not arisen in the interval between the end of the financial year and the date of this report any other item, transaction or event of a material and unusual nature likely, in the opinion of the directors of the company, to affect significantly the operations of the Group, the results of those operations or the state of affairs of the Group in future financial years.

INGEUS PTY LIMITED (FORMERLY INGEUS LIMITED)

Directors’ declaration

In the opinion of the directors of Ingeus Pty Limited (“the Company”):

1.	the condensed consolidated financial statements and notes set out on pages 2 to 10:

(a)	present fairly the Group’s financial position as at 30 May 2014 and its performance for the period 1 January 2014 to 30 May 2014; and

(b)	comply with International Accounting Standard IAS 34 Interim Financial Reporting; and

2.	there are reasonable grounds to believe that the Company will be able to pay its debts as and when they become due and payable.

Signed in accordance with a resolution of the directors:

Thérèse Rein

Director

Dated at London this 29th day of September 2014

These financial statements are the consolidated financial statements of the consolidated entity consisting of Ingeus Limited and its subsidiaries and the Group’s interest in associates and jointly controlled entities. The financial statements are presented in Australian currency.

Ingeus Limited is an unlisted public company limited by shares, incorporated and domiciled in Australia and is the ultimate parent entity of the Group (refer note 27). Its registered office and principal place of business is:

Ingeus Limited

Level 11, 300 Ann Street

Brisbane QLD 4000.

The financial report was authorised for issue by the directors on 7 August 2014. The Directors have the power to amend and reissue the financial report.

INGEUS UK LIMITED (CONSOLIDATED)

INTERIM CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME

FOR THE 5 MONTH PERIOD ENDED 31 MAY 2014 (unaudited)

	Note	5 month period ended 31 May 2014 £’000	5 month period ended 31 May 2013 £’000	Year ended 31 Dec 2013 £’000
Revenue	3	65,713	67,640	169,707
Cost of sales		(35,484)	(38,366)	(94,622)

Gross profit		30,229	29,274	75,085
Administrative expenses		(20,167)	(19,501)	(44,999)

Operating profit	4	10,062	9,773	30,086
Finance income	5	29	30	72
Finance costs	6	—	(30)	(30)

Profit before taxation		10,091	9,773	30,128
Income tax expense	7	(2,216)	(2,337)	(7,142)

Profit for the period		7,875	7,436	22,986

Total comprehensive income		7,875	7,436	22,986

Notes on pages 71 to 89 form part of the financial statements.

INGEUS UK LIMITED (CONSOLIDATED)

INTERIM CONSOLIDATED BALANCE SHEETS AT 31 MAY 2014 (unaudited)

	Note	As at 31 May 2014 £’000	As at 31 May 2013 £’000	As at 31 Dec 2013 £’000
ASSETS
Non-current assets
Intangible assets and goodwill	9	4,562	5,089	5,017
Property, plant and equipment	10	5,226	8,958	6,011
Deferred taxation assets	11	1,103	459	907
Other receivables	12	348	76	76

Total non-current assets		11,239	14,582	12,011

Current assets
Trade and other receivables	13	18,129	20,107	24,116
Cash and cash equivalents	14	15,782	774	5,328
Intercompany loan	21	—	3,859	—

Total current assets		33,911	24,740	29,444

LIABILITIES
Current liabilities
Trade and other payables	15	(16,862)	(18,751)	(18,883)
Provisions	17	(236)	(105)	(432)
Corporation tax		(2,583)	(2,145)	(4,258)
Bank loan		—	—	—

Total current liabilities		(19,681)	(21,001)	(23,573)

Net current assets		14,230	3,739	5,871

Non-current liabilities
Trade and other payables	16	(415)	(943)	(899)
Provisions	17	(1,908)	(3,798)	(1,712)

Total non-current liabilities		(2,323)	(4,741)	(2,611)

NET ASSETS		23,146	13,580	15,271

SHAREHOLDER’S EQUITY
Share capital	18	—	—	—
Share premium		5,000	5,000	5,000
Retained earnings		18,146	8,580	10,271

TOTAL EQUITY		23,146	13,580	15,271

Notes on pages 71 to 89 form part of the financial statements.

INGEUS UK LIMITED (CONSOLIDATED)

INTERIM CONSOLIDATED STATEMENTS OF CHANGES IN EQUITY

FOR THE 5 MONTH PERIOD ENDED 31 MAY 2014 (unaudited)

	Share capital £’000	Share premium £’000	Retained earnings £’000	Total equity £’000
Balance at 1 January 2014	—	5,000	10,271	15,271
Profit for the period	—	—	7,875	7,875

Balance at 31 May 2014	—	5,000	18,146	23,146

	Share capital £’000	Share premium £’000	Retained earnings £’000	Total equity £’000
Balance at 1 January 2013	—	5,000	1,144	6,144
Profit for the period	—	—	7,436	7,436

Balance at 31 May 2013	—	5,000	8,580	13,580

	Share capital £’000	Share premium £’000	Retained earnings £’000	Total equity £’000
Balance at 1 January 2013	—	5,000	1,144	6,144
Profit for the year	—	—	22,986	22,986
Dividends paid	—	—	(13,859)	(13,859)

Balance at 31 December 2013	—	5,000	10,271	15,271

INGEUS UK LIMITED (CONSOLIDATED)

INTERIM CONSOLIDATED CASH FLOW STATEMENTS

FOR THE 5 MONTH PERIOD ENDED 31 MAY 2014 (unaudited)

	Note	5 month period ended 31 May 2014 £’000	5 month period ended 31 May 2013 £’000	Year ended 31 Dec 2013 £’000
Cash from operating activities
Profit before taxation		10,091	9,773	30,128
Depreciation		1,572	1,635	3,575
Amortisation		507	397	1,010
Deferred tax movement		(196)	—	(448)
Finance costs		—	30	30
Release of lease dilapidations provision		—	—	(459)
Profit on disposal of property, plant & equipment		—	—	(40)
Finance income		(29)	(30)	(72)

		11,945	11,805	33,724

Change in working capital
Increase in other receivables (non-current)		(273)	(2)	(2)
Increase / (decrease) in trade and other receivables		5,987	203	(3,806)
Increase / (decrease) in trade and other payables		(2,505)	4,035	4,124
Increase / (decrease) in provisions		—	106	(369)

Cash generated from operations		15,154	16,147	34,409
Tax paid		(3,890)	(122)	(2,816)

Net cash from operating activities		11,264	16,025	31,593

Cash flows from investing activities
Purchase of property, plant and equipment	10	(787)	(475)	(990)
Purchase of intangible assets	9	(52)	(65)	(606)
Finance income	5	29	30	72
Intercompany loan	21	—	—	3,859

Net cash from investing activities		(810)	(510)	2,335

Cash flows from financing activities
Finance costs	6	—	(30)	(30)
Dividends		—	—	(13,859)
Loan repayment		—	(17,500)	(17,500)

Net cash from financing activities		—	(17,530)	(31,389)

Net increase/ (decrease) in cash and cash equivalents		10,454	(2,015)	2,539

Cash and cash equivalents at 1 January	14	5,328	2,789	2,789

Cash and cash equivalents at 31 May	14	15,782	774	5,328

INGEUS UK LIMITED

NOTES TO THE INTERIM FINANCIAL STATEMENTS

FOR THE 5 MONTH PERIOD ENDED 31 MAY 2014 (unaudited)

1. AUTHORISATION OF FINANCIAL STATEMENTS AND STATEMENT OF COMPLIANCE WITH IFRS’S

Basis of preparation

Ingeus UK Limited is a company incorporated and domiciled in the UK.

The interim financial information presented within this document does not comprise the statutory accounts of Ingeus UK Limited for the period ended 31 May 2014. These interim financial statements do not provide as full an understanding of the financial performance and position, or financial and investing activities, of the company as the complete Annual Report.

The interim consolidated financial statements have been prepared in accordance with International Financial Reporting Standards issued by the IASB.

The principal accounting policies adopted in the preparation of these financial statements are set out below. These policies have been consistently applied to all the periods presented, unless otherwise stated.

The following are standards that have been issued but are not effective as at 1 January 2014 and have not been early adopted:

•	IFRS 15—Revenue from contracts with customers
•	IFRS 9—Financial Instruments

These new standards are not expected to have a significant impact on the consolidated financial statements.

The financial statements have been prepared under the historical cost convention and on a going concern basis.

The preparation of financial statements in conformity with IFRS requires the use of certain critical accounting estimates. It also requires management to exercise its judgement in the process of applying the Group’s accounting policies. The areas involving a higher degree of judgment or complexity, or areas where assumptions and estimates are significant to the financial statements are disclosed in note 2.

Basis of consolidation

A business combination is accounted for using the acquisition method as at the acquisition date, when control is transferred to the Group. An investor controls an investee when it is exposed, or has rights, to variable returns from its involvement with the investee and has the ability to affect those returns through its power over the investee.

The Group measures goodwill at the acquisition date as the fair value of the consideration transferred less the fair value of the identifiable assets acquired and liabilities assumed.

Transaction costs associated with the acquisition are expensed as incurred.

The contingent consideration is measured at its acquisition date fair value and included as part of the consideration transferred in the business combination.

Intra-group balances and transactions are eliminated in preparing the consolidated financial statements.

2. ACCOUNTING POLICIES

Revenue recognition

Revenue is recognised when the amount of revenue can be reliably measured, it is probable that future economic benefits will flow to the entity and specific criteria have been met for each of the Group’s activities. The Group bases its estimates on historical results, taking into consideration the type of customer, the type of transaction and the specifics of each arrangement. The directors have made estimates regarding revenue and certain other provisions based on their knowledge and estimates of the change in contract base that has occurred within the business during the period.

Revenue earned under the Work Programme by the Company and its subcontractors is mainly recognised at the time it becomes valid for invoicing, which is typically after the Company has undertaken certain procedures to introduce clients on to the Company’s schemes and/or ensures a client remains in employment. Due to the terms of the Work Programme contract the payment for achieving a job start is not paid until 3-6 months after the candidate is placed and remains in a job, and this is accrued in the accounts based on a statistical profile of the number of people that are expected to achieve that milestone based on the Company’s past experience.

Revenue represents income from employment services, net of value added tax and trade discounts.

Intangible assets

Computer software licenses

Externally purchased computer software licenses and similar intangible items are capitalised at historical cost and amortised on a straight line basis over their estimated useful lives of three to five years.

Goodwill

Goodwill arising on acquisition is presented within intangible assets. Goodwill is measured at cost less accumulated impairment losses and is reviewed annually for impairment.

Licences

Licences acquired on acquisition are initially recognised at fair value at the acquisition date. They are subsequently reported at cost less accumulated amortisation and impairment losses and amortised on a straight-line basis in profit or loss over the estimated useful life of three years from the start of the relevant contract year.

Contracts

Contracts acquired on acquisition are initially recognised at fair value at the acquisition date. They are subsequently reported at cost less accumulated amortisation and impairment losses and amortised on a straight-line basis in profit or loss over the estimated useful life of five years from the start of the relevant contract year.

Property plant and equipment

Property, plant and equipment are stated at historic purchase cost less accumulated depreciation and any impairment. Depreciation is provided at rates calculated to write off the cost less estimated residual value of each asset over its expected useful economic life.

The estimated useful economic life of a leasehold improvement asset is determined by the length of the property lease for that site, provided it does not exceed:

1.	the length of the underlying revenue contract for that site; or

2.	the asset’s economic useful life.

The annual depreciation rates applicable are as follows:

Leasehold improvements	2 – 5 years
Office equipment and fittings	3 years
Computer equipment	3 – 5 years

Impairment of assets

At each reporting period, the Group reviews the carrying amounts of its intangible assets to assess whether there is any indication that an asset may be impaired. Where an indicator of impairment exists, the recoverable amount of the asset is estimated in order to determine the extent of the impairment loss. When it is not possible to estimate the recoverable amount of an individual asset, the Group estimates the recoverable amount of the cash generating unit (CGU) to which the asset belongs. When a reasonable and consistent basis of allocation can be identified, corporate assets are allocated to individual CGUs, or otherwise allocated to the smallest group of CGUs for which a reasonable and consistent allocation basis can be identified.

Recoverable amount is the higher of fair value less costs to sell and value in use and is determined for an individual asset or CGU. Discount rates reflecting the asset specific risks and the time value of money are used in the value in use calculation.

The Group tests each cash generating unit’s (“CGU”) intangible assets for impairment annually or more frequently if there are indications that goodwill might be impaired.

The recoverable amounts of the CGU are determined from value in use calculations which are estimated using a discounted cash flow model. The Group prepares annual cash flow forecasts derived on estimated profits for the next year. From this the Group extrapolates the future cash flows based on estimated national growth of 3.5% and a discount factor of 4.6%.

The key assumptions across the CGU for the value in use calculations are those regarding profit forecasts, terminal growth rate, risk factor and discount rate. The Group has approved the forecasts used for the next five years. The terminal growth rates are based on skills business growth forecast.

Management has estimated the risk rate based on potential contract renewal and the discount rate reflects the Group’s current market assessments of the time value of money.

Leasing

Assets obtained under hire purchase contracts and finance leases, where substantially all the risks and rewards of ownership are transferred to the Group, are capitalised as property, plant and equipment and depreciated over the shorter of the lease term and their useful lives. Obligations under such agreements are included in payables net of the finance charge allocated to future periods. The finance element of the rental payment is charged to the income statement so as to produce a constant periodic rate of charge on the net obligation outstanding in each period.

Rentals payable under operating leases are charged against income on a straight line basis over the lease term. Benefits received and receivable as an incentive to sign an operating lease are similarly spread on a straight-line basis over the lease term.

Trade receivables

Trade receivables are recognised initially at fair value and subsequently measured at amortised cost using the effective interest method, less provision for impairment. A provision for impairment of trade receivables is established when there is objective evidence that the Group will not be able to collect all amounts due according to the original terms of the receivables.

The carrying amount of the asset is reduced through the use of an allowance account, and the amount of the loss is recognised in the income statement within ‘Administrative expenses’. When a trade receivable is uncollectible, it is written off against the allowance account for trade receivables. Subsequent recoveries of amounts previously written off are credited against ‘Administrative expenses’ in the income statement.

Trade payables

Trade payables are recognised initially at fair value and subsequently measured at amortised cost.

Provisions

Provisions are recognised as a liability when a present obligation exists in respect of a past event and where the amount can be reliably estimated. Provisions are discounted where the time value of money is considered material.

Pension costs

The amount charged to the income statement represents the contributions payable by the Group to the defined contribution pension scheme. There were outstanding contributions at the end of the period amounting to £203k (31 May 2013: £193k, 31 December 2013: £184k) and these are included in other payables.

Cash and cash equivalents

Cash and cash equivalents comprise cash at bank and in hand and short term deposits. Short term deposits are defined as deposits with an initial maturity of three months or less.

Foreign currency translation

Monetary assets and liabilities denominated in foreign currencies are translated into sterling at the rates of exchange ruling at the balance sheet date. Transactions in foreign currencies are recorded at the rate ruling at the date of the transaction. All differences are taken to the income statement.

Income tax

Income tax expense represents the sum of the tax currently payable and deferred income tax.

The tax currently payable is based on taxable profit for the period. Taxable profit differs from net profit as reported in the income statement because it excludes items of income or expense that are taxable or deductible in other years and it further excludes items that are never taxable or deductible. The Group’s liability for current tax is calculated using tax rates that have been enacted or substantively enacted by the balance sheet date.

Deferred tax

Deferred income tax is provided in full, using the liability method, on temporary differences arising between the tax bases of assets and liabilities and their carrying amounts in the financial statements. However the deferred income tax is not accounted for if it arises from initial recognition of an asset or liability in a transaction, other than a business combination, that at the time of the transaction affects neither accounting, nor taxable profit or loss.

Deferred income tax is determined using tax rates (and laws) that have been enacted or substantially enacted by the balance sheet date and are expected to apply when the related deferred tax asset is realised or the deferred tax liability is settled. Deferred tax is not discounted.

Deferred income tax assets are recognised to the extent that it is probable that the future taxable profit will be available against which the temporary differences can be utilised.

Significant accounting estimates and judgements

The preparation of these financial statements requires the use of estimates and judgements that affect the carrying amounts of assets and liabilities at the date of these financial statements and the reported amounts of revenues and expenses during the reporting period. Although these estimates and judgements are based on management’s best knowledge of the amount, events or actions, ultimately actual results may differ from those estimates. The key estimates and judgements used in these financial statements are set out below.

Revenue recognition

Revenue generated under the Work Programme is partly recognised at the time it becomes valid for invoicing, which is typically after the Company has undertaken certain procedures to introduce clients on to the Company’s schemes and / or ensures a client remains in employment. Additional revenue is recognised by the Company for placing clients into employment. This revenue is accrued based on a statistical profile using the number of people that are expected to achieve a specific milestone and is reliably estimated based on the historical experience of the Company. This is due to the terms of the Work Programme contract, whereby the payment for achieving a job start is not paid until 3-6 months after the candidate is placed and remains in a job.

The contract with DWP allows for an Incentive Payment at the end of the contract period in April 2015. The payment is based on performance, together with and other factors that which are not controlled by the entity for the period from 1 April 2014-31 March 2015. At this stage it is too early to reliably estimate any amount that may be received cannot be made paid as the outcome is still subject to significant uncertainty.

Income taxes

Significant judgement is required in determining the Group provision for income taxes. There are many transactions and calculations for which the ultimate tax determination is uncertain during the ordinary course of business.

The Group recognises liabilities for anticipated tax based on estimates as to whether additional taxes will be due. Where the final tax outcome of these matters is different from the amounts that were initially recorded, such differences will impact the income tax and deferred tax provision in the period in which such determination is made.

Impairment excluding deferred tax assets

The carrying amounts of the Group’s non-financial assets, other than deferred tax assets, are reviewed at each reporting date to determine whether there is any indication of impairment. If any such indication exists, then the asset’s recoverable amount is estimated. For goodwill, and intangible assets that have indefinite useful lives or that are not yet available for use, the recoverable amount is estimated each year at the same time.

The recoverable amount of an asset or cash-generating unit is the greater of its value in use and its fair value less costs to sell. In assessing value in use, the estimated future cash flows are discounted to their present value using a pre-tax discount rate that reflects current market assessments of the time value of money and the risks specific to the asset. For the purpose of impairment testing, assets that cannot be tested individually are grouped together into the smallest group of assets that generates cash inflows from continuing use that are largely independent of the cash inflows of other assets or groups of assets (the “cash-generating unit”).

An impairment loss is recognised if the carrying amount of an asset or its CGU exceeds its estimated recoverable amount. Impairment losses are recognised in profit or loss. Impairment losses recognised in respect of CGUs are allocated to reduce the carrying amounts of the assets in the unit (group of units) on a pro rata basis.

Impairment losses recognised in prior periods are assessed at each reporting date for any indications that the loss has decreased or no longer exists. An impairment loss is reversed if there has been a change in the estimates used to determine the recoverable amount. An impairment loss is reversed only to the extent that the asset’s carrying amount does not exceed the carrying amount that would have been determined, net of depreciation or amortisation, if no impairment loss had been recognised.

3. REVENUE

The total revenue of the Group for the current and prior period has been derived from its principal activity wholly undertaken in the United Kingdom.

4. OPERATING PROFIT

Operating profit is stated after charging / (crediting):

	5 month period ended 31 May 2014 £’000	5 month period ended 31 May 2013 £’000	Year ended 31 Dec 2013 £’000
Amortisation of intangible assets	(507)	(397)	(1,010)
Depreciation of owned property, plant and equipment	(1,559)	(1,641)	(3,575)
Reduction of lease dilapidations provision (see note 17)	—	—	460
Operating lease rentals—property	(1,832)	(1,622)	(3,938)
Auditor’s remuneration—audit	(38)	(37)	(78)
Auditor’s remuneration—non audit services	(20)	(65)	(45)

5. FINANCE INCOME

	5 month period ended 31 May 2014 £’000	5 month period ended 31 May 2013 £’000	Year ended 31 Dec 2013 £’000
Bank interest	29	30	72

6. FINANCE COSTS

	5 month period ended 31 May 2014 £’000	5 month period ended 31 May 2013 £’000	Year ended 31 Dec 2013 £’000
Other interest	—	30	30

7. INCOME TAX EXPENSE

	5 month period ended 31 May 2014 £’000	5 month period ended 31 May 2013 £’000	Year ended 31 Dec 2013 £’000
Domestic current year tax
UK Corporation tax	2,549	2,303	7,563
(Over) / under provision in prior year	(137)	34	27

Current tax charge	2,412	2,337	7,590
Deferred tax credit
Deferred tax (note 11)	(273)	—	(405)
Under / (over) provision in prior year (note 11)	77	—	(43)

Deferred tax credit	(196)	—	(448)
Income tax expense	2,216	2,337	7,142

The tax charge is lower (period ended 31 May 2013: equal to, year ended 31 December 2013: higher) than the standard rate of tax at 22.19% (year ended December 2013: 23.25%) The differences are explained below:

	5 month period ended 31 May 2014 £’000	5 month period ended 31 May 2013 £’000	Year ended 31 Dec 2013 £’000
Factors affecting the tax charge for the year
Profit before taxation	10,091	9,773	30,128

UK profit on ordinary activities before taxation multiplied by standard corporation tax at 22.19% (period ended 31 May 2013: 23.56%, year ended 31 Dec 2013: 23.25%)	2,239	2,303	7,053
Effects of:
Non-deductible expenses	10	—	19
Non-taxable income	(3)	—	(5)
Effect of corporation tax rate falling to 20% (2013: 21%)	30	—	91
(Over) / Under provided in prior years—current tax	(137)	34	27
Under / (over) provided in prior years—deferred tax	77	—	(43)

Income tax expense	2,216	2,337	7,142

The 2013 Budget on 20 March 2013 announced that the UK corporation tax rate will reduce to 21 per cent for the financial year commencing 1 April 2014; and, 20 per cent for the financial year commencing 1 April 2015. A reduction in the rate from 25% to 24% (effective from 1 April 2012) was substantively enacted on 26 March 2012, and further reductions to 23% (effective from 1 April 2013) and 21% (effective from 1 April 2014) were substantively enacted on 3 July 2012 and 18 July 2013 respectively. This will reduce the company’s future current tax charge accordingly. The deferred tax asset at 31 May 2014 has been calculated based on the rate of 20% (December 2013: 21%) substantively enacted at the balance sheet date.

8. PENSION COSTS

Defined contribution

The Group operates a defined contribution pension scheme. The assets of the scheme are held separately from those of the Group in an independently administered fund. The pension cost charged represents contributions payable by the Group to the fund. There were outstanding contributions at the end of the financial period amounting to £203k (Period ended 31 May 2013: £193k, Year ended 31 December 2013: £184K) and these are included in other payables.

	5 month period ended 31 May 2014 £’000	5 month period ended 31 May 2013 £’000	Year ended 31 Dec 2013 £’000
Contributions payable by the Group for the year (note 8)	702	652	1,572

9. INTANGIBLE ASSETS

	Goodwill £’000	Licenses £’000	Contracts £’000	Computer software licenses £’000	Total £’000
Cost
At 1 January 2014	2,316	240	1,380	2,551	6,487
Additions	—	—	—	52	52

At 31 May 2014	2,316	240	1,380	2,603	6,539
Amortisation
At 1 January 2014	—	80	276	1,114	1,470
Charge for the year	—	33	115	359	507

At 31 May 2014	—	113	391	1,473	1,977
Net book value
At 31 May 2014	2,316	127	989	1,130	4,562

	Goodwill £’000	Licenses £’000	Contracts £’000	Computer software licenses £’000	Total £’000
Cost
At 1 January 2013	2,316	240	1,380	1,945	5,881
Additions	—	—	—	65	65

At 31 May 2013	2,316	240	1,380	2,010	5,946
Amortisation
At 1 January 2013	—	—	—	460	460
Charge for the year	—	33	115	249	397

At 31 May 2013	—	33	115	709	857
Net book value
At 31 May 2013	2,316	207	1,265	1,301	5,089

	Goodwill £’000	Licenses £’000	Contracts £’000	Computer software licenses £’000	Total £’000
Cost
At 1 January 2013	2,316	240	1,380	1,945	5,881
Additions	—	—	—	606	606

At 31 December 2013	2,316	240	1,380	2,551	6,487
Amortisation
At 1 January 2013	—	—	—	460	460
Charge for the year	—	80	276	654	1,010

At 31 December 2013	—	80	276	1,114	1,470
Net book value
At 31 December 2013	2,316	160	1,104	1,437	5,017

10. PROPERTY, PLANT AND EQUIPMENT

	Leasehold improvements £’000	Office equipment and fittings £’000	Computer equipment £’000	Total £’000
Cost
At 1 January 2014	9,592	4,875	3,296	17,763
Additions	528	166	93	787
Disposals	(975)	—	—	(975)

At 31 May 2014	9,145	5,041	3,389	17,575
Accumulated depreciation
At 1 January 2014	5,912	3,667	2,173	11,752
Charge for the year	724	471	377	1,572
Disposals	(975)	—	—	(975)

At 31 May 2014	5,661	4,138	2,550	12,349
Net book value
At 31 May 2014	3,484	903	839	5,226

	Leasehold improvements £’000	Office equipment and fittings £’000	Computer equipment £’000	Total £’000
Cost
At 1 January 2013	11,364	4,566	2,920	18,850
Additions	107	108	260	475

At 31 May 2013	11,471	4,674	3,180	19,325
Accumulated depreciation
At 1 January 2013	5,119	2,482	1,131	8,732
Charge for the year	781	305	549	1,635

At 31 May 2013	5,900	2,787	1,680	10,367
Net book value
At 31 May 2013	5,571	1,887	1,500	8,958

	Leasehold improvements £’000	Office equipment and fittings £’000	Computer equipment £’000	Total £’000
Cost
At 1 January 2013	11,364	4,566	2,920	18,850
Transfer of assets	9	21	173	203
Additions	492	295	203	990
Disposals	(2,273)	(7)	—	(2,280)

At 31 December 2013	9,592	4,875	3,296	17,763

Accumulated depreciation
At 1 January 2013	5,119	2,482	1,131	8,732
Charge for the year	1,542	1,164	869	3,575
Transfer of assets	9	21	173	203
Disposals	(758)	—	—	(758)

At 31 December 2013	5,912	3,667	2,173	11,752

Net book value
At 31 December 2013	3,680	1,208	1,123	6,011

11. DEFERRED TAXATION ASSET

The deferred tax asset is made up as follows:

	31 May 2014 £’000	31 May 2013 £’000	31 Dec 2013 £’000
Balance at 1 January	907	459	459
Deferred tax charge (note 7)	273	—	405
(Under) / over provision in prior year (note 7)	(77)	—	43

Balance at 31 May	1,103	459	907

	31 May 2014 £’000	31 May 2013 £’000	31 Dec 2013 £’000
Capital allowances	815	418	687
Other provisions	288	—	54
Unpaid incentive plan provision	—	—	127
Unpaid pension contributions	—	41	39

	1,103	459	907

There are no unrecognised deferred tax assets.

12. OTHER RECEIVABLES

	31 May 2014 £’000	31 May 2013 £’000	31 Dec 2013 £’000
Non-current
Cash deposits	348	76	76

The above includes cash deposits secured against property leases.

13. TRADE AND OTHER RECEIVABLES—CURRENT

	31 May 2014 £’000	31 May 2013 £’000	31 Dec 2013 £’000
Trade receivables	4,323	5,519	5,613
Other receivables	61	81	85
Prepayments and accrued income	13,745	14,507	18,418

	18,129	20,107	24,116

14. CASH AND CASH EQUIVALENTS

	31 May 2014 £’000	31 May 2013 £’000	31 Dec 2013 £’000
Cash	15,782	774	5,328

Cash and cash equivalents per cash flow statement and balance sheet	15,782	774	5,328

15. TRADE AND OTHER PAYABLES—CURRENT

	31 May 2014 £’000	31 May 2013 £’000	31 Dec 2013 £’000
Trade payables	4,129	7,308	4,353
Amounts owed to group undertakings	633	324	3
Other taxes and social security costs	3,299	4,542	5,388
Other payables	235	261	212
Accruals and deferred income	8,566	6,316	8,927

	16,862	18,751	18,883

16. TRADE AND OTHER PAYABLES—NON-CURRENT

	31 May 2014 £’000	31 May 2013 £’000	31 Dec 2013 £’000
Other payables	396	293	293
Accruals	19	650	606

	415	943	899

17. PROVISIONS

Lease dilapidations £’000
Balance at 1 January 2014	2,144
Charged to provision	277
Released on disposal	(277)

At 31 May 2014	2,144

At 31 May 2014
Current liabilities	236
Non-current liabilities	1,908

2,144

Lease dilapidations £’000
Balance at 1 January 2013	3,797
Charged to provision	106

At 31 May 2013	3,903

At 31 May 2013
Current liabilities	105
Non current liabilities	3,798

3,903

Lease dilapidations £’000
Balance at 1 January 2013	3,797
Charged to provision	369
Released to income statement	(459)
Released on Disposal	(126)
Charged to provision	(1,437)

At 31 December 2013	2,144

At 31 December 2013
Current liabilities	432
Non current liabilities	1,712

2,144

Lease dilapidations

This provision represents the estimated lease dilapidation costs on the Group’s operating lease tenancies. It is anticipated that these provisions will be utilised between 2014 and 2018.

These provisions were professionally re-evaluated in the year which led to the £460,000 credit to the income statement in the year ended 31 December 2013. These provisions were not professionally re-evaluated for the period ended 31 May 2014 and the period ended 31 May 2013.

18. SHARE CAPITAL

	A Ordinary Shares
	Number of Shares
	31 May 2014	31 May 2013	31 Dec 2013
In issue at 1 January and 31 May / 31 December	4	2	2

	B Ordinary Shares
	Number of Shares
	31 May 2014	31 May 2013	31 Dec 2013
In issue at 1 January and 31 May / 31 December	4	2	2

19. FINANCIAL COMMITMENTS

At 31 May 2014, 31 May 2013 and 31 December 2013 the Group had commitments under non-cancellable operating leases as follows:

	31 May 2014 £’000	31 May 2013 £’000	31 Dec 2013 £’000
Expiry date:
Less than one year	3,927	3,963	3,443
Between two and five years	6,315	8,089	6,539
Later than five years	—	531	—

	10,242	12,583	9,982

20. FINANCIAL RISK MANAGEMENT OBJECTIVES AND POLICIES

The objective of the Group’s capital management is to ensure that it maintains strong credit ratings and capital ratios. This will ensure that the business is correctly supported and shareholder value is maximised.

The Group manages its capital structure through adjustments that are dependent on economic conditions. In order to maintain or adjust the capital structure, the Group may choose to change or amend dividend payments to shareholders or issue new share capital to shareholders. There were no changes to the objectives or policies during the period ended 31 May 2014.

(a) Fair values of financial instruments

Trade and other receivables

The fair value of trade and other receivables, excluding construction contract debtors, is estimated as the present value of future cash flows, discounted at the market rate of interest at the balance sheet date if the effect is material.

Trade and other payables

The fair value of trade and other payables is estimated as the present value of future cash flows, discounted at the market rate of interest at the balance sheet date if the effect is material.

Cash and cash equivalents

The fair value of cash and cash equivalents is estimated as its carrying amount where the cash is repayable on demand. Where it is not repayable on demand then the fair value is estimated at the present value of future cash flows, discounted at the market rate of interest at the balance sheet date.

Unsecured bank loan

The bank loan represents an available facility of £20,000,000 (2012:£40,000,000) which expires on 30 September 2014 and is unsecured. Drawdowns from this facility are available on rolling three month periods. The loan had an effective interest rate of 2.09%.

Interest-bearing borrowings

Fair value is calculated based on the present value of future principal and interest cash flows, discounted at the market rate of interest at the balance sheet date.

The fair values of all financial assets and financial liabilities by class together with their fair carrying amounts shown in the balance sheet are as follows

	Carrying amount
	May 2014 £’000	May 2013 £’000	Dec 2013 £’000
Financial assets
Cash and cash equivalents	15,782	774	5,328
Receivables	18,129	20,107	24,116

	33,911	20,881	29,444

Financial liabilities
Trade and other payables	(16,862)	(18,751)	(18,883)

	Fair value
	May 2014 £’000	May 2013 £’000	Dec 2013 £’000
Financial assets
Cash and cash equivalents	15,782	774	5,328
Receivables	18,129	20,107	24,116

	33,911	20,881	29,444

Financial liabilities
Trade and other payables	(16,862)	(18,751)	(18,883)

(b) Credit risk

Credit risk is the risk of financial loss to the Group if a customer or counterparty to a financial instrument fails to meet its contractual obligations, and arises principally from the Group’s receivables from customers and investment securities.

Internal risk control assesses the credit quality of the customers, taking into account its financial position, past experience and other factors set by the board.

Exposure to credit risk

The carrying amount of financial assets represents the maximum credit exposure. Therefore, the maximum exposure to credit risk at the reporting date was £33,100k (May 2013: £19,612k, Dec 2013: £27,858k) being the total of the carrying amount of financial assets, excluding prepayments, shown in the table above.

The maximum exposure to credit risk for trade receivables at the balance sheet date was £4,323k (May 2013: £5,519k, Dec 2013: £5,613k), not all are current.

(c) Credit quality of financial assets and impairment losses

The ageing of trade receivables at the reporting date was:

	Gross May 2014 £’000	Impairment May 2014 £’000	Gross May 2013 £’000	Impairment May 2013 £’000	Gross Dec 2013 £’000	Impairment Dec 2013 £’000
Not past due	4,277	—	5,579	—	5,440	—
Past due 0 – 30 days	14	—	(68)	—	139	—
Past due 31 – 120 days	6	—	8	—	34	—
Past 120 days	26	—	—	—	—	—

	4,323	—	5,519	—	5,613	—

Trade receivables that are less than three months past due are not considered impaired. As of 31 May 2014, trade receivables of £46k (May 2013: £(60)k, Dec 2013: £173k) were past due but not impaired. These relate to government contracts for which there is no history of default.

The allowance account for trade receivables is used to record impairment losses unless the Group is satisfied that no recovery of the amount owing is possible; at that point the amounts considered irrecoverable are written off against the trade receivables directly.

(d) Market risk

Market risk is the risk that changes in market prices, such as foreign exchange rates, interest rates and equity prices will affect the Group’s income or the value of its holdings of financial instruments.

The Group’s main exposure to risk is through interest rates. The Group finances its operations through retained profits and has minimal financing exposure on leased assets.

(e) Interest rate risk

At the balance sheet date the interest rate profile of the Group’s interest-bearing financial instruments was

	31 May 2014 £’000	31 May 2013 £’000	31 Dec 2013 £’000
Fixed rate instruments:
Financial assets	15,782	774	5,328
Financial liabilities	—	—	—

	15,782	774	5,328

The Group does not account for any fixed rates financial assets and liabilities at fair value through the profit and loss. Therefore a change in interest rates at the reporting date would not affect profit.

The Group finances its operations through retained profits and has minimal financing exposure on leased assets.

The Group finances its operations through retained profits and a loan facility with Lloyds TSB Bank Plc. As at 31 May 2014 the Group had no external loans, with the Lloyds loan being repaid in full in May 2013. Given the forecast short-term requirement of this loan and the stability of market interest rates, the Group has limited risk by fixing rates on the drawn amount.

(f) Foreign currency risk

The Group trades mainly in sterling and therefore has no significant currency risk.

(g) Liquidity risk

The Group seeks to manage financial risk by ensuring sufficient liquidity is available to meet foreseeable needs and to invest cash assets, when available, safely and profitably.

Management rolling forecasts of the Group’s liquidity reserve, borrowings and cash and cash equivalents on the basis of expected cash flow. The Group’s liquidity management policy invoices projecting cash flows in sterling and considering the level of liquid assets necessary to meet these and monitoring balance sheet liquidity ratios against internal and external regulatory requirements.

The following are the contractual maturities of financial liabilities, including estimated interest payments and excluding the effect of netting agreements:

	Period ended 31 May 2014
	Carrying amount £’000	Contractual cash flows £’000	1 year or less £’000	1 to <2 years £’000	2 to <5 years £’000
Non-derivative financial liabilities
Trade and other payables	17,277	17,277	16,862	415	—

	17,277	17,277	16,862	415	—

	Period ended 31 May 2013
	Carrying amount £’000	Contractual cash flows £’000	1 year or less £’000	1 to <2 years £’000	2 to <5 years £’000
Non-derivative financial liabilities
Trade and other payables	19,694	19,694	18,751	943	—

	19,694	19,694	18,751	943	—

	Year ended 31 Dec 2013
	Carrying amount £’000	Contractual cash flows £’000	1 year or less £’000	1 to <2 years £’000	2 to <5 years £’000
Non-derivative financial liabilities
Trade and other payables	19,782	19,782	18,883	899	—

	19,782	19,782	18,883	899	—

(h) Capital management

The objective of the Group’s capital management is to ensure that it maintains strong credit ratings and capital ratios. This will ensure that the business is correctly supported and shareholder value is maximised.

The Group’s main objectives when managing capital is to protect returns to shareholders by ensuring the Group will continue to trade in the foreseeable future. The Group also aims to maximise its capital structure of debt and equity so as to minimise its cost of capital.

The Group does not account for any fixed rate financial assets and liabilities at fair value through profit or loss. Therefore a change in interest rates at the reporting date would not affect profit or loss.

21. RELATED PARTY TRANSACTIONS

	Transaction value for the period ended
	31 May 2014 £’000	31 May 2013 £’000	31 Dec 2013 £’000
Management charges
Ingeus Limited	16	16	38
Ingeus Europe Limited	1,626	1,886	4,456
Deloitte LLP	465	162	355
Transactions on behalf of related party
Ingeus Europe Ltd	35	95	161
Purchase of assets
Ingeus Europe Limited	3	78	204

	Balance outstanding at
	31 May 2014 £’000	31 May 2013 £’000	31 Dec 2013 £’000
Management charges
Ingeus Limited	—	(2)	(3)
Ingeus Europe Limited	—	(446)	(9)
Deloitte LLP	(633)	(21)	(92)
Transactions on behalf of related party
Ingeus Europe Ltd	—	—	9
Loans
Ingeus Europe Limited	—	(3,859)	—

Amounts owed to Ingeus Limited and Ingeus Europe Limited are unsecured, incur interest at 1% above London interbank base rate and repayable on demand (there was no interest charge in 2011 and 2012). Invoices from Deloitte LLP are repayable when presented and do not incur interest charges. Due to prompt payment no interest was incurred in the financial period and prior year.

For period ended 31 May 2014, David Merritt was a director of Ingeus UK Limited.

The bank loan facility provided by Lloyds Bank Plc. with available facility of £20,000,000 was cancelled on 14 May 2014.

Key Management

Key management expense for the period ended 31 May 2014, period ended 31 May 2013 and year ended 31 December 2013 was:

	Period ended 31 May 2014 £’000	Period ended 31 May 2013 £’000	Year ended 31 Dec 2013 £’000
Aggregate emoluments	486	178	617
Social security costs	66	24	84
Pension contributions	10	10	25
Amounts paid to / accrued for third parties in respect of key management services	453	75	488

	1,015	287	1,214

Included in key management expense for the period ended 31 May 2014 is an accrual of £625k (31 December 2013: £606k) relating to a long term incentive plan payment for two directors.

22. ULTIMATE AND CONTROLLING PARTY

As at 31 May 2014, the Group was owned by Providence Service Corporation, an SEC listed entity that finalised the deal to acquire the group on 30 May 2014.

Prior to 30 May 2014, the Group was jointly owned by Ingeus Limited (registered office Level 11, Oracle House, 300 Ann Street, Brisbane, Queensland 4000, Australia) and Deloitte LLP (registered office 2 New Street Square, London EC4A 3BZ). On 1 April 2014, it was announced that Deloitte was selling its share in lngeus UK Limited to lngeus Limited. lngeus Limited also announced an agreement to be acquired by Providence Service Corporation, an SEC listed entity. The deal was finalised on 30 May 2014.

23. CONTINGENT LIABILITY

The Group has no guarantees or contingent liabilities as at 31 May 2014.

24. EVENTS AFTER THE REPORTING DATE

No events subsequent to the reporting date were identified.

These accounts were approved by the Board of Directors on 29 September 2014.

INGEUS UK LIMITED

DIRECTORS’ DECLARATION

31 DECEMBER 2013

Directors’ Declaration

1.	In the opinion of the directors of Ingeus UK Limited (the “Company”):

(a)	the financial statements and notes, set out on pages 3 to 32, present fairly the Group’s financial position as at 31 December 2013, 31 December 2012 and 31 December 2011 and its performance, for the financial years ended on that date and comply International Financial Reporting Standards as issued by the International Accounting Standards Board;

(b)	there are reasonable grounds to believe that the Company will be able to pay its debts as and when they become due and payable.

Signed in accordance with a resolution of the directors:

/s/ Thérèse Rein

Thérèse Rein

Director

12 August 2014

London

COMMUNITY CARE HEALTH NETWORK, INC.

dba Matrix Medical Network

UNAUDITED CONDENSED CONSOLIDATED BALANCE SHEETS

(In Thousands, Except Share Amounts)

	June 30,
	2014	2013
Assets

Current Assets
Cash and cash equivalents	$26,722	$15,473
Accounts receivable, net of allowance of $1,158 and $1,587, respectively	17,259	16,336
Deferred income taxes, net	5,887	1,660
Prepaid expenses and other current assets	1,896	2,619

Total current assets	51,764	36,088
Property and equipment, net	15,475	11,944
Goodwill	3,767	3,767
Other long-term assets	2,350	2,348

Total Assets	$73,356	$54,147

Liabilities and Stockholders’ Equity/(Deficit)

Current Liabilities
Accounts payable	$299	$1,861
Accrued liabilities	19,547	15,114
Income taxes payable	1,263	—
Current portion of long-term debt	1,875	1,000

Total Current Liabilities	22,984	17,975
Deferred income taxes, net	2,850	3,192
Long-term debt	72,188	3,333

Total Liabilities	98,022	24,500

Commitments and Contingencies

Stockholders’ Equity/(Deficit)
Common stock, $0.01 par value, 100 shares authorized, 100 shares issued and outstanding at June 30, 2014 and 2013	—	—
Additional paid-in capital	32,766	27,249
Retained earnings / (accumulated deficit)	(57,432)	2,398

Total Stockholders’ Equity / (Deficit)	(24,666)	29,647

Total Liabilities and Stockholders’ Equity / (Deficit)	$73,356	$54,147

See accompanying notes to condensed consolidated financial statements.

COMMUNITY CARE HEALTH NETWORK, INC.

dba Matrix Medical Network

UNAUDITED CONDENSED CONSOLIDATED INCOME STATEMENTS

(In Thousands)

	Six Months ended June 30,
	2014	2013
Net Revenues	$93,564	$72,521

Operating Expenses
Salaries and benefits	55,825	51,377
Insurance	862	711
General and administrative	13,369	12,612
Depreciation and amortization	3,067	1,915
Loss on impairment of property and equipment	—	172

Total Operating Expenses	73,123	66,787

Income from Operations	20,441	5,734
Interest Expense	2,338	63

Income Before Income Taxes	18,103	5,671
Income Tax Expense	7,602	2,955

Net Income	$10,501	$2,716

See accompanying notes to condensed consolidated financial statements.

COMMUNITY CARE HEALTH NETWORK, INC.

dba Matrix Medical Network

UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ EQUITY/(DEFICIT)

FOR THE SIX MONTHS ENDED JUNE 30, 2014 AND 2013

(In Thousands, Except Share Amounts)

	Common Stock		Additional Paid-in Capital	Accumulated Deficit	Total
	Shares	Amount
Balance, December 31, 2013	100	$—	$31,381	$(67,183)	$(35,802)
Stock-based compensation	—	—	698	—	698
Dividends paid	—	—	—	(750)	(750)
Excess Tax Benefit	—	—	687	—	687
Net income	—	—	—	10,501	10,501

Balance, June 30, 2014	100	$—	$32,766	$(57,432)	$(24,666)

See accompanying notes to condensed consolidated financial statements.

	Common Stock		Additional Paid-in Capital	Retained Earnings	Total
	Shares	Amount
Balance, December 31, 2012	100	$—	$23,705	$432	$24,137
Stock-based compensation	—	—	591	—	591
Dividends paid	—	—	—	(750)	(750)
Excess Tax Benefit	—	—	2,953	—	2,953
Net income	—	—	—	2,716	2,716

Balance, June 30, 2013	100	$—	$27,249	$2,398	$29,647

See accompanying notes to condensed consolidated financial statements.

COMMUNITY CARE HEALTH NETWORK, INC.

dba Matrix Medical Network

UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(In Thousands)

	Six Months Ended June 30,
	2014	2013
Cash Flows from Operating Activities
Net Income	$10,501	$2,716
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	3,067	1,915
Provision for bad debts	669	1,081
Loss on impairment of property and equipment	—	172
Deferred financing fee amortization	194	—
Stock-based compensation	698	591
Changes in operating assets and liabilities:
Accounts receivable	(2,268)	5,203
Prepaid expenses and other current assets	198	888
Other long-term assets	34	71
Accounts payable	(1,571)	(291)
Income taxes payable	1,263	—
Accrued liabilities	(1,494)	(1,725)

Net Cash Provided by Operating Activities	11,291	10,621

Cash Flows from Investing Activities
Purchases of property and equipment, including internal-use software development	(4,717)	(4,327)
Additions to intangible assets	(3)	—

Net Cash Used in Investing Activities	(4,720)	(4,327)

Cash Flows from Financing Activities
Payments on long-term debt	(938)	(417)
Excess tax benefit	687	2,953
Dividends paid	(750)	(750)

Net Cash Provided by / (Used In) Financing Activities	(1,001)	1,786

Net Increase in Cash and Cash Equivalents	5,570	8,080
Cash and Cash Equivalents, beginning of period	21,152	7,393

Cash and Cash Equivalents, end of period	$26,722	$15,473

Supplemental Disclosure of Cash Flow Information
Interest paid	$2,942	$44
Income taxes paid, net	$5,556	$90

See accompanying notes to condensed consolidated financial statements.

COMMUNITY CARE HEALTH NETWORK, INC.

dba Matrix Medical Network

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(Amounts In Thousands, Except Share Amounts)

1. Organization and Nature of Operations

Community Care Health Network, Inc. (“CCHN”, a Delaware corporation doing business as Matrix Medical Network) and its subsidiaries and affiliates (collectively, the “Company” or “Matrix Medical Network”) is a national healthcare company that provides health-risk member management services to health plans throughout the country, including both medical management and revenue support. CCHN is a wholly-owned subsidiary of CCHN Holdings, Inc. (“Holdings”) and Holdings is a wholly-owned subsidiary of CCHN Group Holdings, Inc. (“Group Holdings”).

Matrix Medical Network is one of the nation’s largest physician and nurse practitioner groups providing care to geriatric patients. Utilizing a nationwide network of physicians and nurse practitioners, the Company’s clinical assessment business provides targeted health-risk member management services and revenue support to health plans. The Company also offers technology-based physician bulletin products for health plans and medical groups.

In April 2012, the Company abandoned the patient services business line. Patient service revenue, as reported in revenue in the condensed consolidated income statements, was $20 and $18 for the six months ended June 30, 2014 and 2013, respectively.

2. Summary of Significant Accounting Policies

Basis of Presentation

The Company was acquired in September 2011. Pursuant to FASB Accounting Standards Codification (“ASC”) 805-50-25-3, “Business Combinations—New Basis of Accounting (Pushdown)”, the Company elected not to apply push-down accounting, but has presented the accompanying condensed consolidated financial statements on a historical basis without the effect of a step up in basis or any related identification and amortization of intangible assets as a result of the merger transaction.

Interim Consolidated Financial Statements

The accompanying interim consolidated financial statements and related disclosures are unaudited and have been prepared in accordance with accounting principles generally accepted in the United States of America (“GAAP”) on the same basis as the audited consolidated financial statements for the year ended December 31, 2013 included elsewhere in this report and, in the opinion of management, include all adjustments of a normal recurring nature considered necessary to present fairly the Company’s financial position, results of operations, and cash flows for the six months ended June 30, 2014 and 2013. The results of operations for the six months ended June 30, 2014 are not necessarily indicative of the results that may be expected for the year ending December 31, 2014 or any other future periods. These unaudited interim consolidated financial statements should be read in conjunction with the audited consolidated financial statements and accompanying notes for the year ended December 31, 2013.

Principles of Consolidation

The condensed consolidated financial statements are prepared on the accrual basis of accounting in accordance with accounting principles generally accepted in the United States of America and include the accounts of CCHN and its consolidated wholly-owned subsidiaries and its affiliates.

Wholly-owned subsidiaries:

•	Mission Medical Group of Alabama, L.L.C.

•	Mission Medical Group of Louisiana, L.L.C.

•	Matrix Medical Network of Arizona, L.L.C.

•	Matrix Medical Network of Colorado, L.L.C.

•	Matrix Medical Network of Florida, L.L.C.

•	Matrix Medical Network of Georgia, L.L.C.

•	Matrix Medical Network of Kentucky, L.L.C.

•	Matrix Medical Network of Missouri, L.L.C.

•	Matrix Medical Network of Nevada, L.L.C.

•	Matrix Medical Network of New Mexico, L.L.C.

•	Matrix Medical Network of Oklahoma, L.L.C.

•	Matrix Medical Network of Oregon, L.L.C.

•	Matrix Medical Network of Utah, L.L.C.

•	Matrix Medical Network of Virginia, L.L.C.

•	Matrix Medical Network of Washington, L.L.C.

•	MMNRA, L.L.C.

•	Votiva Health, L.L.C.

•	Ascender Software, Inc.

Affiliated entities—the following entities are affiliated through contractual relationships with CCHN:

•	Mission Medical Group, P.A.

•	Mission Medical Group of Kansas, P.A.

•	Matrix Medical of New York, P.C.

•	Matrix Medical Network of Arkansas, P.A.

•	Matrix Medical Network of Indiana, P.C.

•	Matrix Medical Network of Kansas, P.A.

•	Matrix Medical Network of Michigan, P.C.

•	Matrix Medical Network of New Jersey, P.C.

•	Matrix Medical Network of North Carolina, P.C.

•	Matrix Medical Network of Tennessee, P.C.

•	Matrix Medical Network of West Virginia, P.C.

•	Matrix Medical Network of Wisconsin, S.C.

•	Regional Physician Services of California, P.C.

•	Regional Physician Services Connecticut, P.C.

•	Regional Physician Services Florida, P.C.

•	Regional Physician Services of Idaho, P.C.

•	Regional Physician Services of Illinois, P.C.

•	Regional Physician Services of Massachusetts, P.C.

•	Regional Physician Services of Minnesota, P.C.

•	Regional Physician Services of Ohio, P.C.

•	Regional Physician Services Pennsylvania, P.C.

•	Regional Physician Services Rhode Island, P.C.

•	Regional Physician Services South Carolina, P.C.

•	Regional Physician Services Tennessee, P.C.

•	Regional Physician Services of Texas, P.C.

•	Regional Physician Services New York, P.C.

The affiliated entities operate in states that have statutory requirements regarding legal ownership of operating entities by a licensed medical practitioner. Accordingly, each affiliate entity has a contractual relationship with CCHN whereby CCHN provides management and other services for these affiliates. The Company has entered into license, service and redemption agreements with the affiliates and the shareholders of the affiliates. The Company may terminate the license, service or employment agreement with or without cause upon written notice to the affiliated entity and/or shareholder subject to certain time requirements generally less than 90 days. Upon termination, the shareholder shall surrender the stock and the status of the physician as a shareholder shall be deemed to have terminated and shall have no further ownership in the Company. The surrender of the stock by the shareholder will be exchanged for a nominal amount as specified in the redemption agreement. As such, and in accordance with ASC 810-10-05, “Consolidation of Entities Controlled by Contract”, the affiliated entities are being presented on a consolidated basis as the Company meets the requirements to consolidate, specifically the controlling financial interest provisions.

All intercompany accounts and transactions, including those between CCHN and its subsidiaries and the affiliated entities, are eliminated in consolidation.

Revenue Recognition

The Company contracts with health plans to provide clinical assessments for their Medicare Advantage members that meet certain pre-determined criteria as defined by the providers. An assessment is a comprehensive physical examination of an individual performed by one of the Company’s physicians or nurse practitioners. The Medicare Advantage clients for whom the Company performs these examinations use the assessment reports to impact care management of the Medicare Advantage member and properly report the cost of care of those members. Revenue is recognized in the period in which the services are rendered.

Ascender Software, Inc. contracts directly with health plans and offers care management and quality measure software for customer use. This is paid through license fees, which are set out in contracts, and billed monthly. Revenue is recognized in the period in which the services are rendered.

Concentration of Credit Risk

For the six months ended June 30, 2014, three health plans made up approximately 56% of total revenue. No one health plan provider represented more than 32% of total revenue. Accounts receivable from these health plans at June 30, 2014 were approximately 49% of total accounts receivable.

For the six months ended June 30, 2013, three health plans made up approximately 46% of total revenue. No one health plan provider represented more than 22% of total revenue. Accounts receivable from these health plans at June 30, 2013 were approximately 49% of total accounts receivable.

Use of Estimates

The preparation of financial statements in conformity with U.S. generally accepted accounting principles requires management to make certain estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements. Estimates also affect the reported amounts of revenues and expenses during the reporting period. Actual events and results could materially differ from those assumptions and estimates. The most significant assumptions and estimates underlying these condensed consolidated financial statements and accompanying notes involve patient and other revenues and receivables, allowances for contractual discounts and uncollectible accounts, long-lived assets, accounting for income taxes, insurance reserves, fair value estimates and share-based payments.

Cash and Cash Equivalents

The Company considers all highly liquid investments purchased with an original maturity of three months or less to be cash equivalents. Cash and cash equivalents are maintained at financial institutions and, at times, balances may exceed federally insured limits. At June 30, 2014 and 2013, respectively, the Company has $26,471 and $15,223 of interest bearing and non-interest bearing cash balances with JP Morgan Chase, N.A. that exceed federally insured limits.

Allowance for Doubtful Accounts

The allowance for doubtful accounts is maintained at a level that, in management’s opinion, is adequate to absorb potential losses related to accounts receivable. The allowance for doubtful accounts is based upon management’s continuous evaluation of the collectability of outstanding receivables. Management’s evaluation takes into consideration historical collection experience, the customer’s ability to meet its financial obligations to the Company, and the length of time the trade receivables are past due. The allowance is based on estimates and ultimate losses may vary from current estimates. As adjustments to these estimates become necessary, they are reported in earnings in the periods that they become known. The allowance is increased by bad debt provisions charged to operating expense and reduced by direct write-offs, net of recoveries.

Property and Equipment

Property and equipment are recorded at cost less accumulated depreciation, and are depreciated using the straight-line method over the following estimated useful lives of the related assets.

Useful Life
Computer equipment	3 – 5 years
Computer software	3 – 5 years
Office equipment	5 years
Furniture and fixtures	5 – 10 years
Leasehold improvements	Shorter of asset’s useful life or lease term

Expenditures for repairs and maintenance are charged to expense as incurred. Expenditures for major renewals and betterments, which extend the useful lives of existing equipment, are capitalized. For items that are disposed, the cost and related accumulated depreciation are removed from the accounts and any resulting gain or loss is recognized in the condensed consolidated income statements.

In accordance with ASC 360-10-35, “Impairment or Disposal of Long-Lived Assets”, the Company evaluates the carrying amount of its property and equipment whenever changes in circumstances or events indicate that the value of such assets may not be fully recoverable. An impairment loss is recorded when the sum of the undiscounted future cash flows is less than the carrying amount of the asset and is measured as the amount by which the carrying amount of the asset exceeds its fair value.

The Company recognized $0 and $172 of loss on impairment and disposal of property and equipment for the six months ended June 30, 2014 and 2013, respectively.

Software Development Costs

The Company capitalizes certain development costs incurred in connection with its internal use software in accordance with ASC 350-40, “Internal-Use Software”. The costs incurred in the preliminary stages of development are expensed as incurred. Once an application has reached the development stage, internal and external costs, if direct and incremental, are capitalized until the software is substantially complete and ready for its intended use. Capitalization ceases upon completion of all substantial testing. Internal use software is included as a component of property and equipment and amortization begins when the computer software is ready for its intended use. Internal use software is amortized on a straight-line basis over the estimated useful lives of the related software applications, which is generally three to five years.

During the six months ended June 30, 2014 and 2013, $2,660 and $2,139, respectively, was capitalized as internally developed software, which is a component of computer software included in property and equipment.

Goodwill

Goodwill represents the excess of the purchase price over the fair value of tangible net assets of acquired businesses after amounts are allocated to other intangible assets.

In accordance with ASC 350-20, “Intangibles—Goodwill and Other”, the Company evaluates goodwill for impairment on an annual basis and on an interim basis should events and circumstances warrant. To test for impairment, the Company first performs a qualitative assessment of relevant circumstances and events to determine if it is more likely than not that the fair value of a reporting unit is less than its carrying value, including goodwill. If it is determined that it is more likely than not that the fair value of the reporting unit is less than its carrying value, then the Company would perform the two step goodwill impairment test. Step one is carried out by comparing the fair value of a reporting unit containing the goodwill with its carrying amount, including the goodwill. If the fair value of the reporting unit exceeds its carrying amount, goodwill of the reporting unit is not considered to be impaired. However, if the carrying amount exceeds the fair value, the Company performs step two of the test, which compares the implied fair value of the reporting unit goodwill with the carrying amount of that goodwill. The excess carrying amount of the goodwill is considered impaired and an impairment loss is recorded.

Impairment, if any, is based on the excess of the carrying amount over the fair value, based on market value when available, or discounted expected cash flows, of those assets and is recorded in the period in which the determination is made.

Other Intangible Assets

Other intangible assets primarily consist of customer relationships, developed software technology, trade name and trademarks acquired in business combination transactions and are amortized over their estimated useful lives using a straight-line method.

In accordance with ASC 360-10-35, “Impairment or Disposal of Long-Lived Assets”, the Company evaluates the carrying amount of its intangible long-lived assets whenever changes in circumstances or events indicate that the value of such assets may not be fully recoverable. An impairment loss is recorded when the sum of the undiscounted future cash flows is less than the carrying amount of the asset and is measured as the amount by which the carrying amount of the asset exceeds its fair value.

Operating Leases

The Company has certain operating leases for its vehicle fleet and its administrative facilities and office equipment in California, Arizona and Florida. Leases that do not transfer substantially all benefits and risks of ownership to the Company or meet any of the other criteria for capitalization are classified as operating leases. These lease payments are recognized as an expense on a straight-line basis over the lease term.

Acquisitions

ASC 805, “Business Combinations”, establishes principles and requirements for how an acquirer in a business combination: (i) recognizes and measures the identifiable assets acquired, the liabilities assumed, and any non-controlling interests in the acquiree; (ii) recognizes and measures the goodwill acquired in a business combination or gain from a bargain purchase; and (iii) determines what information to disclose to enable financial statement users to evaluate the nature and financial effects of the business combination. In accordance with this standard, the Company estimates the fair value of any contingent consideration transferred as of the acquisition date. The asset or liability is subsequently measured at fair value at each reporting date and any changes are reflected in the condensed consolidated income statements.

Deferred Financing Costs

Deferred financing costs are amortized to interest expense using the straight-line method over the terms of the related debt. For the six months ended June 30, 2014 and 2013, respectively, the Company recognized interest expense of $194 and $0 from the amortization of deferred financing costs. Unamortized deferred financing costs are $1,681 and $0 at June 30, 2014 and 2013, respectively, and are included in other current and long-term assets.

Defined Contribution Plans

The Company maintains defined contribution plans (the “Plans”), for the benefit of eligible employees under the provision of Section 401(k) of the U.S. Internal Revenue Code. The Company provides matching contributions that vest over 3 years. Unvested matching contributions are forfeitable upon employee termination. Employee contributions are fully vested and non-forfeitable. The assets of the Plans are held separately from those of the Company and are independently managed and administered.

Income Taxes

The Company accounts for income taxes under an asset and liability approach that requires the recognition of deferred tax assets and liabilities for the expected future tax consequences of events that have been recognized in its condensed consolidated financial statements or tax returns. In estimating future tax consequences, the Company generally considers all expected future events other than enactments of changes in the tax law or rates.

The Company reviews its filing positions for all open tax years in all U.S. federal and state jurisdictions where the Company is required to file for uncertain tax positions. The Company recognizes a liability for each uncertain tax position at the amount estimated to be required to settle the issue. The Company’s policy is to recognize interest and penalties accrued on any unrecognized tax benefits as a component of income tax expense. The Company did not recognize any liability related to uncertain tax provisions at June 30, 2014 or 2013.

Stock-Based Compensation

The Company accounts for stock-based compensation in accordance with ASC 718, “Compensation-Stock Compensation”. In accordance with ASC 718, equity-based compensation cost is measured at the grant date based on the fair value of the award.

The Company uses the Black-Scholes option pricing model to determine the fair value of stock-based awards. The assumptions for expected terms were determined using the simplified method outlined in Staff Accounting Bulletin No. 110. The risk-free interest rate is based on the U.S. Treasury rates at the grant date with maturity dates approximately equal to the expected term at the grant date. The historical volatility of a representative group of peer companies’ stock is used as the basis for the volatility assumption.

Management Fees

CCHN charges each entity affiliated through contractual relationship a monthly management fee for the administrative services provided by CCHN. The management fees charged by CCHN are eliminated upon consolidation.

3. Acquisition

In August 2012, the Company acquired all outstanding shares of Ascender Software, Inc. for $4,756 of cash consideration plus future consideration (“earn out payments”) equal to $2,500 (as defined in the purchase agreement). The earn out payments are contingent upon continued employment by two prior owners of Ascender for a period of one year from the purchase date and all scheduled earn out payments were paid in 2013. The Company recorded $0 and $970 of compensation expense related to earn out payments for the six months ended June 30, 2014 and 2013, respectively. At June 30, 2014 and 2013, $0 and $854, respectively, of earn out compensation is included in accrued liabilities in the condensed consolidated balance sheets. The Company also assumed liabilities totaling $152 in the acquisition. Acquisition related costs of $307 have been expensed.

4. Property and Equipment

Property and equipment at June 30, 2014 and 2013 consisted of the following:

	June 30,
	2014	2013
Computer equipment	$3,968	$3,287
Computer software	19,433	9,872
Office equipment	155	106
Furniture and fixtures	1,284	978
Leasehold improvements	790	582
Work in process	1,959	4,146

	27,589	18,971
Accumulated depreciation	(12,114)	(7,027)

Property and Equipment, Net	$15,475	$11,944

Depreciation expense on property and equipment was $2,931 and $1,646 for the six months ended June 30, 2014 and 2013, respectively.

5. Goodwill and Other Intangible Assets

Goodwill totals $3,767 at June 30, 2014 and June 30, 2013. There have been no goodwill impairment charges recognized during the six months ended June 30, 2014 or 2013.

Other intangible assets subject to amortization are included in other long-term assets in the condensed consolidated balance sheet and consisted of the following at June 30, 2014:

	June 30, 2014
	Gross Carrying Amount	Accumulated Amortization	Impairment	Net
Developed technologies	$1,210	$(449)	$—	$761
Trade name & trademarks	110	(51)	—	59
Non-compete agreements	120	(120)	—	—
Patents	38	(1)	—	37

	$1,478	$(621)	$—	$857

Other intangible assets subject to amortization are included in other long-term assets in the condensed consolidated balance sheet and consisted of the following at June 30, 2013:

	June 30, 2013
	Gross Carrying Amount	Accumulated Amortization	Impairment	Net
Customer relationships	$1,190	$(127)	$—	$1,063
Developed technologies	1,210	(207)	—	1,003
Trade name & trademarks	110	(24)	—	86
Non-compete agreements	120	(103)	—	17

	$2,630	$(461)	$—	$2,169

Other intangible assets are amortized using a straight-line method over the following useful lives.

Useful Life
Customer relationships	8 years (prior to impairment in late 2013)
Developed software technology	5 years
Trade name and trademarks	2 – 4 years
Non-compete agreements	1 year
Patents	20 years

For the six months ended June 30, 2014 and 2013, the Company recognized amortization expense related to other intangible assets of $136 and $269, respectively.

At June 30, 2014, estimated future amortization expense of the intangible assets with finite lives is as follows for each of the fiscal years ending December 31:

	Developed Technologies	Trade Name and Trademarks	Patents	Total Amortization
2014	$121	$14	$1	$136
2015	242	28	2	272
2016	242	17	2	261
2017	156	—	2	158
2018 & Beyond	—	—	30	30

	$761	$59	$37	$857

6. Accrued Liabilities

Accrued liabilities consist of the following:

	June 30,
	2014	2013
Salaries, payroll taxes and benefits	$7,569	$6,096
Accrued severance	174	629
Accrued bonuses	3,511	3,313
Due to group holdings and holdings	1,788	—
Other accruals	6,505	5,076

Accrued Liabilities	$19,547	$15,114

The Company files consolidated federal and state income tax returns and, as a consolidated filer, the activity of Group Holdings and Holdings impacts the Company’s tax provision. Amounts due to Group Holdings and Holdings results from a reduction of the Company’s pre-tax book income from adding the activity of Group Holdings & Holdings.

7. Short-Term Borrowings and Long-Term Debt

In October 2013, the Company entered into a credit agreement with a lender that governs a $75,000 term loan (“Term Loan”) and a $15,000 revolving line of credit (“RLOC”), (collectively, the “Credit Agreement”). The RLOC includes a $5,000 letter of credit facility. The Credit Agreement matures on October 29, 2018, is guaranteed by Holdings and is secured by substantially all the assets of the Company and Holdings. Additionally, the Credit Agreement contains several affirmative, negative and financial covenants. The Company was in compliance with all affirmative, negative and financial covenants as of June 30, 2014.

The Term Loan has a variable interest rate, based on the lender’s prime rate or LIBOR rate plus applicable margin. Interest rate elections are made periodically by the Company and subject to an interest rate floor. Interest payments are due the earlier of the last day of an interest period or every 3 months. Principal payments are due quarterly with all unpaid principal and interest due on October 29, 2018. Annual mandatory principal repayments are required from the Company’s excess cash flow, as defined in the Credit Agreement, beginning with the fiscal year ending December 31, 2014. The interest rate was 5.5% at June 30, 2014 and the Company recognized interest expense of $2,074 related to the Term Loan for the six months ended June 30, 2014. The outstanding Term Loan balance was $74,063 at June 30, 2014, and $52 of interest is included in accrued liabilities at June 30, 2014.

Advances on the RLOC have a variable interest rate that is based on the lender’s prime rate or LIBOR plus applicable margin. Interest rate elections are made periodically by the Company and subject to an interest rate floor. Interest-only payments are due the earlier of the last day of an interest period or every 3 months with all unpaid principal and interest due October 29, 2018. Additionally, the RLOC is subject to an unused line fee of 0.5% on the unused portion of the RLOC. There is a $1,225 letter of credit outstanding under the RLOC at June 30, 2014 issued as security for the Company’s workers’ compensation insurance carrier. Letters of credit are subject to a quarterly fee equal to 4.5% per annum of the undrawn face amount of each letter of credit. The Company recognized $28 of interest expense related to the RLOC for the six months ended June 30, 2014. There are no amounts outstanding under this RLOC at June 30, 2014.

In connection with securing the Credit Agreement, the Company incurred $1,939 of loan origination costs, which are recorded as deferred financing costs and amortized over the life of the Credit Agreement. The Company recognized interest expense of $194 from the amortization of deferred financing costs during the six months ended June 30, 2014. Unamortized deferred financing cost is $1,681 at June 30, 2014 and is included in other current and long-term assets on the condensed consolidated balance sheets.

Prior to the October 2013 financing arrangement, the Company had a credit agreement with a national bank that governed a $10,000 revolving line of credit (“Prior LOC”) and a $5,000 term loan (“Prior Term Loan”) with interest at the bank’s prime rate or LIBOR plus a separate applicable margin for the Prior LOC and Prior Term Loan. All amounts due under the Prior LOC and Prior Term Loan were paid in full in October 2013. The interest rate was 3.25% and 2.44% at June 30, 2013 for the Prior LOC and Prior Term Loan, respectively. Borrowings under the Prior LOC and Prior Term Loan were secured by the Company’s accounts receivable. The outstanding balance under the Prior LOC and Prior Term Loan was $0 and $4,333, respectively, at June 30, 2013.

Proceeds from the Term Loan were used to retire outstanding bank debt, pay a shareholder dividend and pay management bonuses.

At June 30, 2014, annual maturities of long-term debt during the next five years are as follows:

Years ending December 31,
2014	$938
2015	1,875
2016	3,750
2017	3,750
2018	63,750

Total payments	$74,063

8. Income Taxes

The components of the Company’s income tax provision are as follows:

	June 30,
	2014	2013
Federal	$6,258	$2,433
State	1,344	522

Total Income Tax Provision	$7,602	$2,955

The primary difference between the federal statutory income tax rate and the Company’s effective tax rate is due to state income taxes and permanent items such as meals and entertainment expenses that are non-deductible for tax.

9. Stock Options

The Company’s 2011 Stock Option Plan (“2011 Plan”) provides for grants of options in Holdings as equity based incentive awards as determined by the compensation committee of the Board of Directors to encourage employees to participate in the Company’s long-term success. The 2011 Plan allows for the issuance of the options at a price equal to the fair market value at the date of grant to purchase up to 28,637 shares of common stock. The options expire ten years from the date of grant. In 2013 and 2012, the Company granted stock options under the 2011 Plan.

The Company recognizes expense associated with stock options based on the grant-date fair value of the instruments, net of forfeitures and amortizes the value of each award on a straight-line basis using a period equal to the vesting period starting on the service inception date.

The grant-date fair value was determined using the Black-Scholes option-pricing model with the following weighted average assumptions:

	Six Months Ended June 30,
	2014	2013
Expected volatility	58%	58%
Expected dividends	None	None
Expected term (years)	6.25	6.25
Risk-free rate of return	1.8 % to 2.0%	1.1% to 1.4%
Forfeiture rate	20%	20%

The volatility used was based on historical volatility of a representative sample of publicly traded peers of the Company, which management considers the best estimate of the Company’s future volatility. The risk free interest rate was determined based on U.S. Treasury securities with maturities equal to the expected term of the underlying award. The expected term was determined based on the simplified method. The Company utilized an estimated forfeiture rate of 20% based on historical and expected forfeiture rates pertaining to such individuals.

Stock option activity for the six months ended June 30, 2014 is as follows:

	Number of Shares	Weighted Average Exercise Price	Weighted Average Remaining Contractual Life
Outstanding at December 31, 2013	23,637	$1,010
Granted at market price	4,394	907
Exercised	—
Cancelled	(1,162)

Outstanding at June 30, 2014	26,869	994	8.5

Exercisable at June 30, 2014	6,243	$1,000	8.2

Stock option activity for the six months ended June 30, 2013 is as follows:

	Number of Shares	Exercise Price	Remaining Contractual Life
Outstanding at December 31, 2012	20,816	$1,000
Granted at market price	2,523	1,000
Exercised	—
Cancelled	(2,093)

Outstanding at June 30, 2013	21,246	1,000	9.5

Exercisable at June 30, 2013	4,225	$1,000	9.1

The weighted average fair value for options granted during the six months ended June 30, 2014 and 2013 was $506 and $547, respectively.

The Company recognized an aggregate of $698 and $591 of stock-based compensation expense for the six months ended June 30, 2014 and 2013, respectively. As of June 30, 2014, the Company expects to recognize $3,117 of stock based compensation related to outstanding awards over a weighted average period of 2.5 years.

10. Commitments and Contingencies

Operating Leases

The Company leases office space in Arizona, California and Florida under operating leases that expire through 2019. These leases contain rent escalation clauses that have been factored into determining rent expense on a straight-line basis over the lease term. Rent expense under these leases totaled $810 and $727 for the six months ended June 30, 2014 and 2013, respectively.

The Company also leases various office equipment leases with lease terms expiring through 2016. Lease expense for these leases totaled $33 and $53 for the six months ended June 30, 2014 and 2013, respectively.

In September 2012, the Company entered into a master lease agreement with a fleet service company for vehicles to be operated by the Company’s nurse practitioners. This agreement has a base term of one year and will continue indefinitely thereafter until canceled or terminated by either party. The minimum lease term for each vehicle is 367 days, beginning on the Company’s acceptance of the vehicle. Thereafter, the lease term may be renewed monthly for the lesser of the maximum lease term (up to 96 months) or the amortization term set in the respective vehicle order. Lease expense for the fleet lease totaled $1,398 and $993 for the six months ended June 30, 2014 and 2013, respectively.

At June 30, 2014, the approximate future minimum rental payments under the non-cancelable operating leases for the years ending December 31, are as follows:

Years ending December 31,
2014	$2,238
2015	2,774
2016	1,897
2017	859
2018	244
Thereafter	84

Total payments	$8,096

Severance Agreements

The Company has entered into employment and termination agreements with key personnel that obligate the Company for salary continuation upon termination without cause. At June 30, 2014, the Company had $174 in accrued severance costs and incurred $118 in expense. At June 30, 2013, the Company had $629 in accrued severance costs and incurred $911 in expense.

Bonus Incentive Plan

The Company has a bonus incentive plan available for certain managers and executives of the Company. The bonus incentive plan is based on the financial results of the Company, which include certain benchmark thresholds that are determined annually to establish a baseline pool of the amounts to be distributed to the eligible participants. If the Company does not meet the requirements, as defined annually by the Board, no baseline pool would be established for distribution. Further, the distribution of the bonus amounts is based at least in part on the individual performance of the eligible participants. At June 30, 2014 and 2013, the Company had approximately $3,511 and $3,313, respectively, in accruals under the bonus incentive plan.

Laws and Regulations

The healthcare industry is subject to numerous laws and regulations of federal, state, and local governments. These laws and regulations include, but are not necessarily limited to, Medicare and Medicaid fraud and abuse, false claims, and disguised payments in exchange for the referral of patients. Government activity has continued with respect to investigations and allegations concerning possible violations of fraud and abuse statutes and regulations by healthcare service providers. Violations of these laws and regulations could result in expulsion from government healthcare programs together with the imposition of significant fines and penalties, as well as significant repayments for patient services previously billed. Compliance with such laws and regulations can be subject to future government review and interpretations.

The Health Insurance Portability and Accountability Act (“HIPAA”) was enacted on August 21, 1996, to ensure health insurance portability, reduce healthcare fraud and abuse, guarantee security and privacy of health information, and enforce standards for health information. Effective August 2009, the Health Information Technology for Economic and Clinical Health Act (“HITECH Act”) was introduced imposing notification requirements in the event of certain security breaches relating to protected health information. Organizations are required to be in compliance with HIPAA provisions and are subject to significant fines and penalties if found not to be compliant with the provisions outlined in the regulations.

Legal

The Company is party to various legal actions arising in the ordinary course of business. The Company believes that potential liability, if any, under these claims will not have a material adverse effect on the consolidated financial position, results of operations, or cash flows.

Insurance

The Company has a large deductible workers’ compensation plan (in all states except Ohio and Washington where workers’ compensation is covered under a premium-only policy by a state-funded workers’ compensation system). Determining reserves for losses involves significant judgments based upon the Company’s experience and expectations of future events, including projected settlements for pending claims, known incidents which may result in claims, estimates of incurred but not yet reported claims, estimated litigation costs and other factors. Since these reserves are based on estimates, actual expenses may differ from the amount reserved. The Company has $693 and $105 of estimated workers’ compensation plan losses included in accrued liabilities at June 30, 2014 and 2013, respectively.

11. Subsequent Events

The Company has evaluated all subsequent events that occurred after the condensed consolidated balance sheet date through October 1, 2014, which represents the date the condensed consolidated financial statements were available to be issued.

On September 17, 2014, the shareholders of Group Holdings agreed to sell all outstanding shares and options to a national healthcare company in exchange for cash and stock consideration. In connection with the transaction, the Company’s Term Loan will be paid in full and the transaction is expected to close in the fourth quarter of 2014.

INDEPENDENT AUDITOR’S REPORT

Board of Directors

Community Care Health Network, Inc.

Scottsdale, Arizona

We have audited the accompanying consolidated financial statements of Community Care Health Network, Inc. (dba Matrix Medical Network), its subsidiaries and its affiliates (collectively, the “Company”), which comprise the consolidated balance sheets as of December 31, 2013 and 2012, and the related consolidated statements of income, stockholders’ equity / (deficit), and cash flows for each of the three years in the period ended December 31, 2013, and the related notes to the consolidated financial statements.

Management’s Responsibility for the Financial Statements

Management is responsible for the preparation and fair presentation of these consolidated financial statements in accordance with accounting principles generally accepted in the United States of America; this includes the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of consolidated financial statements that are free from material misstatement, whether due to fraud or error.

Auditor’s Responsibility

Our responsibility is to express an opinion on these consolidated financial statements based on our audits. We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free from material misstatement.

An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the consolidated financial statements. The procedures selected depend on the auditor’s judgment, including the assessment of the risks of material misstatement of the consolidated financial statements, whether due to fraud or error. In making those risk assessments, the auditor considers internal control relevant to the Company’s preparation and fair presentation of the consolidated financial statements in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control. Accordingly, we express no such opinion. An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements.

We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Opinion

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Community Care Health Network, Inc. (dba Matrix Medical Network), its subsidiaries and its affiliates as of December 31, 2013 and 2012, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 2013 in accordance with accounting principles generally accepted in the United States of America.

/s/ BDO USA, LLP

April 29, 2014

Phoenix, Arizona

COMMUNITY CARE HEALTH NETWORK, INC.

dba Matrix Medical Network

CONSOLIDATED BALANCE SHEETS

(In Thousands, Except Share Amounts)

	December 31,
	2013	2012
Assets

Current Assets
Cash and cash equivalents	$21,152	$7,393
Accounts receivable, net of allowance of $1,380 and $505, respectively	15,660	22,621
Deferred income taxes, net	5,887	1,660
Prepaid expenses and other current assets	2,094	3,342

Total Current Assets	44,793	35,016

Property and Equipment, net	13,688	9,600
Goodwill	3,767	3,767
Other Long-Term Assets	2,711	2,688

Total Assets	$64,959	$51,071

Liabilities and Stockholders’ Equity / (Deficit)

Current Liabilities
Accounts payable	$1,870	$2,153
Accrued liabilities	21,041	16,839
Current portion of long-term debt	1,875	1,000

Total Current Liabilities	24,786	19,992

Deferred income taxes, net	2,850	3,192
Long-term debt	73,125	3,750

Total Liabilities	100,761	26,934

Commitments and Contingencies

Stockholders’ Equity / (Deficit)
Common stock, $0.01 par value, 100 shares authorized, 100 shares issued and outstanding at December 31, 2013 and 2012	—	—
Additional paid-in capital	31,381	23,705
Retained Earnings / (Accumulated deficit)	(67,183)	432

Total Stockholders’ Equity / (Deficit)	(35,802)	24,137

Total Liabilities and Stockholders’ Equity / (Deficit)	$64,959	$51,071

See accompanying notes to consolidated financial statements.

COMMUNITY CARE HEALTH NETWORK, INC.

dba Matrix Medical Network

CONSOLIDATED INCOME STATEMENTS

(In Thousands)

	Years ended December 31,
	2013	2012	2011
Net Revenues	$165,036	$115,813	$72,112

Operating Expenses
Salaries and benefits	119,375	82,619	50,163
Insurance	1,587	986	791
General and administrative	28,622	24,515	17,117
Depreciation and amortization	4,346	3,933	1,396
Loss on impairment of intangible assets	988	286	—
Loss on impairment and disposal of property and equipment	708	221	—
Loss on remeasurement of contingent consideration	—	—	100

Total Operating Expenses	155,626	112,560	69,567

Income from Operations	9,410	3,253	2,545

Interest Expense	930	77	69

Income Before Income Taxes	8,480	3,176	2,476

Income Tax Expense	4,663	2,083	982

Net Income	$3,817	$1,093	$1,494

See accompanying notes to consolidated financial statements.

COMMUNITY CARE HEALTH NETWORK, INC.

dba Matrix Medical Network

CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ EQUITY / (DEFICIT)

(In Thousands, Except Share Amounts)

	Preferred Stock		Common Stock		Additional Paid-in Capital	(Accumulated Deficit) / Retained Earnings
	Shares	Amount	Shares	Amount			Total
Balance, December 31, 2010	13,381,818	$134	4,259,147	$43	$10,178	$(640)	$9,715

Shares issued in acquisition	—	—	300,000	3	654	—	657
Exercises of options and warrants	—	—	3,344,268	33	1,885	—	1,918
Shareholder contribution	—	—	—	—	3,556	—	3,556
Merger-cancellation of capital stock	(13,381,818)	(134)	(7,903,415)	(79)	213	—	—
Merger-exchange of merger sub	—	—	100	—	—	—	—
Stock-based compensation	—	—	—	—	3,641	—	3,641
Net income	—	—	—	—	—	1,494	1,494

Balance, December 31, 2011	—	—	100	—	20,127	854	20,981

Stock-based compensation	—	—	—	—	1,827	—	1,827
Dividends paid	—	—	—	—	—	(1,515)	(1,515)
Excess tax benefit	—	—	—	—	1,751	—	1,751
Net income	—	—	—	—	—	1,093	1,093

Balance, December 31, 2012	—	—	100	—	23,705	432	24,137

Stock-based compensation	—	—	—	—	1,114	—	1,114
Dividends paid	—	—	—	—	—	(71,432)	(71,432)
Excess tax benefit	—	—	—	—	6,562	—	6,562
Net income	—	—	—	—	—	3,817	3,817

Balance, December 31, 2013	—	$—	100	$—	$31,381	$(67,183)	$(35,802)

See accompanying notes to consolidated financial statements.

COMMUNITY CARE HEALTH NETWORK, INC.

dba Matrix Medical Network

CONSOLIDATED STATEMENTS OF CASH FLOWS

(In Thousands)

	Years ended December 31,
	2013	2012	2011
Cash Flows from Operating Activities
Net income	$3,817	$1,093	$1,494
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	4,346	3,933	1,396
Deferred financing fee amortization	65	—	—
Change in deferred income taxes	(4,569)	277	771
Stock-based compensation	1,114	1,827	3,641
Provision for bad debts	2,175	822	810
Loss on impairment of intangible assets	988	286	—
Loss on impairment and disposal of property and equipment	708	221	—
Changes in operating assets and liabilities, net of business acquisition:
Accounts receivable	4,786	(2,905)	(5,629)
Prepaid expenses and other current assets	1,635	(1,653)	(1,384)
Other long-term assets	15	32	(219)
Accounts payable	(282)	(1,635)	2,564
Accrued liabilities	4,202	10,909	(1,610)

Net Cash Provided by Operating Activities	19,000	13,207	1,834

Cash Flows from Investing Activities
Business acquisition, net of cash acquired	—	(4,756)	(600)
Purchases of property and equipment, including internal-use software development	(8,647)	(6,164)	(4,676)
Purchases of intangible assets	(35)	—	—
Proceeds from sale of property and equipment	—	2	—

Net Cash Used in Investing Activities	(8,682)	(10,918)	(5,276)

Cash Flows from Financing Activities
Draws on line of credit	—	13,600	19,050
Payments on line of credit	—	(13,600)	(21,150)
Proceeds from issuance of long-term debt	75,000	5,000
Payment of financing fees	(1,939)	—	—
Payments on long-term debt	(4,750)	(250)	—
Excess tax benefit	6,562	1,751	—
Dividends paid	(71,432)	(1,515)	—
Payments on shareholder loan	—	—	(200)
Shareholder contribution	—	—	3,556
Proceeds from option and warrant exercise	—	—	1,918

Net Cash Provided by Financing Activities	3,441	4,986	3,174

Net Increase (decrease) in Cash and Cash Equivalents	13,759	7,275	(268)
Cash and Cash Equivalents, beginning of year	7,393	118	386

Cash and Cash Equivalents, end of year	$21,152	$7,393	$118

Supplemental Disclosure of Cash Flow Information
Interest paid	$132	$57	$161
Income taxes paid (refunds received), net	$607	$(497)	$1,119
Supplemental Disclosures of Non-Cash Investing & Financing Activities
Issuance of stock for acquisition of business	$—	$—	$(657)

See accompanying notes to consolidated financial statements.

COMMUNITY CARE HEALTH NETWORK, INC.

dba Matrix Medical Network

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(Amounts in Thousands, Except Share Amounts)

1. Organization and Nature of Operations

Community Care Health Network, Inc. (“CCHN,” a Delaware corporation doing business as Matrix Medical Network) and its subsidiaries and affiliates (collectively, the “Company” or “Matrix Medical Network”) is a national healthcare company that provides health-risk member management services to health plans throughout the country, including both medical management and revenue support. CCHN is a wholly-owned subsidiary of CCHN Holdings, Inc. (“Holdings”) and Holdings is a wholly-owned subsidiary of CCHN Group Holdings, Inc. (“Group Holdings”).

Matrix Medical Network is one of the nation’s largest physician and nurse practitioner groups providing care to geriatric patients. Utilizing a nationwide network of physicians and nurse practitioners, the Company’s clinical assessment business provides targeted health-risk member management services and revenue support to health plans. The Company also offers technology-based physician bulletin products for health plans and medical groups.

In October 2012, the sole revenue producing customer of Votiva Health, L.L.C. (“Votiva”), a wholly-owned subsidiary of the Company, terminated the contractual relationship. Votiva’s revenue consisted of program management fees, reported in other revenue in the consolidated income statements. Management fee revenue was $0, $2,309 and $3,466 for the years ended December 31, 2013, 2012 and 2011, respectively. The Company recognized a loss on disposal of property and equipment of $25 and a loss on impairment of intangible assets of $7 in 2012 related to Votiva.

In April 2012, the Company abandoned the patient services business line. Patient service revenue, as reported in revenue in the consolidated income statements, was $38, $1,744 and $4,580 for the years ended December 31, 2013, 2012 and 2011, respectively.

2. Summary of Significant Accounting Policies

Basis of Presentation

The Company was acquired in September 2011 as described in Note 9. Pursuant to FASB Accounting Standards Codification (“ASC”) 805-50-25-3, “Business Combinations—New Basis of Accounting (Pushdown),” the Company elected not to apply push-down accounting but has presented the accompanying consolidated financial statements on a historical basis without the effect of a step up in basis or any related identification and amortization of intangible assets as a result of the merger transaction.

Principles of Consolidation

The consolidated financial statements are prepared on the accrual basis of accounting in accordance with accounting principles generally accepted in the United States of America and include the accounts of CCHN and its consolidated wholly-owned subsidiaries and its affiliates.

Wholly-owned subsidiaries:

•	Mission Medical Group, L.L.C.

•	Mission Medical Group of Alabama, L.L.C.

•	Mission Medical Group of Louisiana, L.L.C.

•	Mission Medical Group of Missouri, L.L.C.

•	Matrix Medical Network of Arizona, L.L.C.

•	Matrix Medical Network of Colorado, L.L.C.

•	Matrix Medical Network of Florida, L.L.C.

•	Matrix Medical Network of Georgia, L.L.C.

•	Matrix Medical Network of Kentucky, L.L.C.

•	Matrix Medical Network of Missouri, L.L.C.

•	Matrix Medical Network of Nevada, L.L.C.

•	Matrix Medical Network of New Mexico, L.L.C.

•	Matrix Medical Network of Oklahoma, L.L.C.

•	Matrix Medical Network of Oregon, L.L.C.

•	Matrix Medical Network of Texas, L.L.C.

•	Matrix Medical Network of Utah, L.L.C.

•	Matrix Medical Network of Virginia, L.L.C.

•	Matrix Medical Network of Washington, L.L.C.

•	MMNRA, L.L.C.

•	Votiva Health, L.L.C.

•	Ascender Software, Inc.

Affiliated entities—the following entities are affiliated through contractual relationships with CCHN:

•	Mission Medical Group, P.A.

•	Mission Medical Group of Kansas, P.A.

•	Matrix Medical of New York, P.C.

•	Matrix Medical Network of Arkansas, P.A.

•	Matrix Medical Network of Indiana, P.C.

•	Matrix Medical Network of Kansas, P.A.

•	Matrix Medical Network of Michigan, P.C.

•	Matrix Medical Network of New Jersey, P.C.

•	Matrix Medical Network of North Carolina, P.C.

•	Matrix Medical Network of Tennessee, P.C.

•	Matrix Medical Network of West Virginia, P.C.

•	Matrix Medical Network of Wisconsin, S.C.

•	Regional Physician Services of California, P.C.

•	Regional Physician Services Connecticut, P.C.

•	Regional Physician Services Florida, P.C.

•	Regional Physician Services of Idaho, P.C.

•	Regional Physician Services of Illinois, P.C.

•	Regional Physician Services of Massachusetts, P.C.

•	Regional Physician Services of Minnesota, P.C.

•	Regional Physician Services of Ohio, P.C.

•	Regional Physician Services Pennsylvania, P.C.

•	Regional Physician Services Rhode Island, P.C.

•	Regional Physician Services South Carolina, P.C.

•	Regional Physician Services Tennessee, P.C.

•	Regional Physician Services of Texas, P.C.

•	Regional Physician Services New York, P.C.

The affiliated entities operate in states that have statutory requirements regarding legal ownership of operating entities by a licensed medical practitioner. Accordingly, each affiliate entity has a contractual relationship with CCHN whereby CCHN provides management and other services for these affiliates. The Company has entered into license, service and redemption agreements with the affiliates and the shareholders of the affiliates. The Company may terminate the license, service or employment agreement with or without cause upon written notice to the affiliated entity and/or shareholder subject to certain time requirements generally less than 90 days. Upon termination, the shareholder shall surrender the stock and the status of the physician as a shareholder shall be deemed to have terminated and shall have no further ownership in the Company. The surrender of the stock by the shareholder will be exchanged for a nominal amount as specified in the redemption agreement. As such, and in accordance with ASC 810-10-05, “Consolidation of Entities Controlled by Contract,” the affiliated entities are being presented on a consolidated basis as the Company meets the requirements to consolidate, specifically the controlling financial interest provisions.

All intercompany accounts and transactions, including those between CCHN and its subsidiaries and the affiliated entities, are eliminated in consolidation.

Revenue Recognition

The Company contracts with health plans to provide clinical assessments for their Medicare Advantage members that meet certain pre-determined criteria as defined by the providers. An assessment is a comprehensive physical examination of an individual performed by one of the Company’s physicians or nurse practitioners. The Medicare Advantage clients for whom the Company performs these examinations use the assessment reports to impact care management of the Medicare Advantage member and properly report the cost of care of those members. Revenue is recognized in the period in which the services are rendered.

Ascender Software, Inc. contracts directly with health plans and offers care management and quality measure software for customer use. This is paid through license fees, which are set out in contracts, and billed monthly. Revenue is recognized in the period in which the services are rendered.

Concentration of Credit Risk

For the year ended December 31, 2013, two health plans made up approximately 40% of total revenue. No one health plan provider represented more than 28% of total revenue. Accounts receivable from these health plans at December 31, 2013 were approximately 45% of total accounts receivable.

For the year ended December 31, 2012, two health plans made up approximately 26% of total revenue. No one health plan provider represented more than 15% of total revenue. Accounts receivable from these health plans at December 31, 2012 were approximately 49% of total accounts receivable.

For the year ended December 31, 2011, two health plans made up approximately 24% of total revenue. No one health plan provider represented more than 13% of total revenue.

Use of Estimates

The preparation of financial statements in conformity with U.S. generally accepted accounting principles requires management to make certain estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements. Estimates also affect the reported amounts of revenues and expenses during the reporting period. Actual events and results could materially differ from those assumptions and estimates. The most significant assumptions and estimates underlying these consolidated financial statements and accompanying notes involve patient and other revenues and receivables, allowances for contractual discounts and uncollectible accounts, long-lived assets, accounting for income taxes, insurance reserves, fair value estimates and share-based payments.

Cash and Cash Equivalents

The Company considers all highly liquid investments purchased with an original maturity of three months or less to be cash equivalents. Cash and cash equivalents are maintained at financial institutions and, at times, balances may exceed federally insured limits. All of the non-interest bearing cash balances were fully insured at December 31, 2012 due to a temporary federal program in effect from December 31, 2010 through December 31, 2012. Under the program, there was no limit to the amount of insurance for eligible accounts. There were no interest-bearing amounts on deposit in excess of federally insured limits at December 31, 2012. Beginning in 2013, insurance coverage reverted to $250 per depositor at each financial institution. At December 31, 2013, The Company has $20,842 of interest bearing and non-interest bearing cash balances with JP Morgan Chase, N.A. that exceed federally insured limits.

Allowance for Doubtful Accounts

The allowance for doubtful accounts is maintained at a level that, in management’s opinion, is adequate to absorb potential losses related to accounts receivable. The allowance for doubtful accounts is based upon management’s continuous evaluation of the collectability of outstanding receivables. Management’s evaluation takes into consideration historical collection experience, the customer’s ability to meet its financial obligations to the Company, and the length of time the trade receivables are past due. The allowance is based on estimates and ultimate losses may vary from current estimates. As adjustments to these estimates become necessary, they are reported in earnings in the periods that they become known. The allowance is increased by bad debt provisions charged to operating expense and reduced by direct write-offs, net of recoveries.

Property and Equipment

Property and equipment are recorded at cost less accumulated depreciation, and are depreciated using the straight-line method over the following estimated useful lives of the related assets.

Useful Life
Computer equipment	3 –5 years
Computer software	3 –5 years
Office equipment	5 years
Furniture and fixtures	5 –10 years
Leasehold improvements	Shorter of asset’s useful life or lease term

Expenditures for repairs and maintenance are charged to expense as incurred. Expenditures for major renewals and betterments, which extend the useful lives of existing equipment, are capitalized. For items that are disposed, the cost and related accumulated depreciation are removed from the accounts and any resulting gain or loss is recognized in the consolidated income statements.

In accordance with ASC 360-10-35, “Impairment or Disposal of Long-Lived Assets,” the Company evaluates the carrying amount of its property and equipment whenever changes in circumstances or events indicate that the value of such assets may not be fully recoverable. An impairment loss is recorded when the sum of the undiscounted future cash flows is less than the carrying amount of the asset and is measured as the amount by which the carrying amount of the asset exceeds its fair value.

The Company recognized $708, $221 and $0 of loss on impairment and disposal of property and equipment for the years ended December 31, 2013, 2012 and 2011, respectively.

Software Development Costs

The Company capitalizes certain development costs incurred in connection with its internal use software in accordance with ASC 350-40, “Internal-Use Software.” The costs incurred in the preliminary stages of development are expensed as incurred. Once an application has reached the development stage, internal and external costs, if direct and incremental, are capitalized until the software is substantially complete and ready for its intended use. Capitalization ceases upon completion of all substantial testing. Internal use software is included as a component of property and equipment and amortization begins when the computer software is ready for its intended use. Internal use software is amortized on a straight-line basis over the estimated useful lives of the related software applications, which is generally three to five years.

During the years ended December 31, 2013, 2012 and 2011, $6,389, $2,369 and $911, respectively, was capitalized as internally developed software, which is a component of computer software included in property and equipment.

Goodwill

Goodwill represents the excess of the purchase price over the fair value of tangible net assets of acquired businesses after amounts are allocated to other intangible assets.

In accordance with ASC 350-20, “Intangibles—Goodwill and Other,” the Company evaluates goodwill for impairment on an annual basis and on an interim basis should events and circumstances warrant. To test for impairment, the Company first performs a qualitative assessment of relevant circumstances and events to determine if it is more likely than not that the fair value of a reporting unit is less than its carrying value, including goodwill. If it is determined that it is more likely than not that the fair value of the reporting unit is less than its carrying value, then the Company would perform the two step goodwill impairment test. Step one is carried out by comparing the fair value of a reporting unit containing the goodwill with its carrying amount, including the goodwill. If the fair value of the reporting unit exceeds its carrying amount, goodwill of the reporting unit is not considered to be impaired. However, if the carrying amount exceeds the fair value, the Company performs step two of the test, which compares the implied fair value of the reporting unit goodwill with the carrying amount of that goodwill. The excess carrying amount of the goodwill is considered impaired and an impairment loss is recorded.

Impairment, if any, is based on the excess of the carrying amount over the fair value, based on market value when available, or discounted expected cash flows, of those assets and is recorded in the period in which the determination is made.

Other Intangible Assets

Other intangible assets primarily consist of customer relationships, developed software technology, trade name and trademarks acquired in business combination transactions and are amortized over their estimated useful lives using a straight-line method.

In accordance with ASC 360-10-35, “Impairment or Disposal of Long-Lived Assets,” the Company evaluates the carrying amount of its intangible long-lived assets whenever changes in circumstances or events indicate that the value of such assets may not be fully recoverable. An impairment loss is recorded when the sum of the undiscounted future cash flows is less than the carrying amount of the asset and is measured as the amount by which the carrying amount of the asset exceeds its fair value.

Operating Leases

The Company has certain operating leases for its vehicle fleet and its administrative facilities and office equipment in California, Arizona and Florida. Leases that do not transfer substantially all benefits and risks of ownership to the Company or meet any of the other criteria for capitalization are classified as operating leases. These lease payments are recognized as an expense on a straight-line basis over the lease term.

Acquisitions

ASC 805, “Business Combinations,” establishes principles and requirements for how an acquirer in a business combination: (i) recognizes and measures the identifiable assets acquired, the liabilities assumed, and any non-controlling interests in the acquiree; (ii) recognizes and measures the goodwill acquired in a business combination or gain from a bargain purchase; and (iii) determines what information to disclose to enable financial statement users to evaluate the nature and financial effects of the business combination. In accordance with this standard, the Company estimates the fair value of any contingent consideration transferred as of the acquisition date. The asset or liability is subsequently measured at fair value at each reporting date and any changes are reflected in the consolidated income statements.

Deferred Financing Costs

Deferred financing costs are amortized to interest expense using the straight-line method over the terms of the related debt. For the year ended December 31, 2013, the Company recognized interest expense of $65 from the amortization of deferred financing costs. Unamortized deferred financing costs are $1,875 at December 31, 2013 and are included in other current and long-term assets.

Defined Contribution Plans

The Company maintains defined contribution plans (the “Plans”), for the benefit of eligible employees under the provision of Section 401(k) of the U.S. Internal Revenue Code. The Company provides matching contributions that vest over 3 years. Unvested matching contributions are forfeitable upon employee termination. Employee contributions are fully vested and non-forfeitable. The assets of the Plans are held separately from those of the Company and are independently managed and administered.

Income Taxes

The Company accounts for income taxes under an asset and liability approach that requires the recognition of deferred tax assets and liabilities for the expected future tax consequences of events that have been recognized in its consolidated financial statements or tax returns. In estimating future tax consequences, the Company generally considers all expected future events other than enactments of changes in the tax law or rates.

The Company reviews its filing positions for all open tax years in all U.S. federal and state jurisdictions where the Company is required to file for uncertain tax positions. The Company recognizes a liability for each uncertain tax position at the amount estimated to be required to settle the issue. The Company’s policy is to recognize interest and penalties accrued on any unrecognized tax benefits as a component of income tax expense. The Company did not recognize any liability related to uncertain tax provisions at December 31, 2013 and 2012.

Stock-Based Compensation

The Company accounts for stock-based compensation in accordance with ASC 718, “Compensation-Stock Compensation.” In accordance with ASC 718, equity-based compensation cost is measured at the grant date based on the fair value of the award.

The Company uses the Black-Scholes option pricing model to determine the fair value of stock-based awards. The assumptions for expected terms were determined using the simplified method outlined in Staff Accounting Bulletin No. 110. The risk-free interest rate is based on the U.S. Treasury rates at the grant date with maturity dates approximately equal to the expected term at the grant date. The historical volatility of a representative group of peer companies’ stock is used as the basis for the volatility assumption.

Management Fees

CCHN charges each entity affiliated through contractual relationship a monthly management fee for the administrative services provided by CCHN. The management fees charged by CCHN are eliminated upon consolidation.

3. Acquisitions

In August 2012, the Company acquired all outstanding shares of Ascender Software, Inc. (“Ascender”) for $4,756 of cash consideration plus future consideration (“earn out payments”) equal to $2,500 (as defined in the purchase agreement). The earn out payments are contingent upon continued employment by two prior owners of Ascender for a period of one year from the purchase date, and all scheduled earn out payments were paid in 2013. The Company recorded $1,616 and $884 of compensation expense related to the earn out payments for the years ended December 31, 2013 and 2012, respectively. At December 31, 2012, $884 of earn out compensation is included in accrued liabilities in the consolidated balance sheet. The Company also assumed liabilities totaling $152 in the acquisition. Acquisition related costs of $307 have been expensed.

The Company allocated the purchase price to the estimated fair value of acquired assets (assumed liabilities) as follows:

Accounts receivable	$228
Prepaid expenses and other current assets	13
Intangible asset—trade name and trademarks	110
Intangible asset—developed software technology	1,210
Intangible asset—customer relationships	1,190
Intangible asset—non-compete agreements	120
Goodwill	2,837
Accrued expenses	(152)
Deferred tax liability	(800)

Estimated fair value of net assets acquired	$4,756

In February 2011, the Company acquired substantially all the assets of Medicare Advantage Review Associates, Inc. for $600 of cash consideration and 300,000 shares of common stock of the Company valued at $2.19 per share for a total purchase price consideration of $1,257. The Company also assumed liabilities totaling $163. There was no contingent consideration. Acquisition related costs of $38 have been expensed.

The Company allocated the purchase price to the estimated fair value of acquired assets (assumed liabilities) as follows:

Property and equipment	$10
Intangible asset—trade name & trademark	30
Intangible asset—technology	450
Goodwill	930
Accrued expenses	(163)

Estimated fair value of net assets acquired	$1,257

For tax purposes, tax basis is equal to book basis in the acquired assets. All book intangible assets, including goodwill, will be treated as IRC Section 197 (“Section 197”) intangible assets for tax purposes and will be amortized over 15 years.

In January 2009, Votiva Health, L.L.C., a wholly-owned subsidiary of the Company, entered into an agreement with Enclara Health, L.L.C. to purchase and have rights to substantially all of the properties, assets and contractual rights to the end of life service activities of Enclara Health, L.L.C. The purchase price consisted of cash totaling $98 plus future contingent consideration equal to 20 percent of the EBITDA (as defined in the purchase agreement) of the acquired business for each of the fiscal years ended December 31, 2009 through 2012. As of the date of acquisition, the Company estimated the fair value of the contingent consideration to be $90 based on expected future cash flows of the acquired business.

In 2011, Votiva achieved positive EBITDA and the Company paid $52 of contingent consideration and estimated remaining contingent consideration of $138, which is included in accrued liabilities in the consolidated balance sheet at December 31, 2011. The Company incurred a $100 loss upon remeasurement of the contingent consideration payable in 2011. In 2012, Votiva achieved positive EBITDA and the Company paid $103 for all contingent consideration recognized during fiscal year 2012.

4. Property and Equipment

Property and equipment at December 31, 2013 and 2012 consisted of the following:

	December 31,
	2013	2012
Computer equipment	$3,670	$2,965
Computer software	16,397	7,346
Office equipment	145	103
Furniture and fixtures	1,288	951
Leasehold improvements	715	506
Work in process	656	3,110

	22,871	14,981
Accumulated depreciation	(9,183)	(5,381)

Property and equipment, net	$13,688	$9,600

Depreciation expense on property and equipment was $3,851, $3,629 and $1,287 for the years ended December 31, 2013, 2012 and 2011, respectively.

5. Goodwill and Other Intangible Assets

Goodwill totals $3,767 at December 31, 2013 and 2012. There have been no goodwill impairment charges recognized during 2013, 2012 or 2011.

Other intangible assets subject to amortization are included in other long-term assets in the consolidated balance sheet and consisted of the following at December 31, 2013:

	December 31, 2013
	Gross Carrying Amount	Accumulated Amortization	Impairment	Net
Customer relationships	$1,190	$(202)	$(988)	$—
Developed technologies	1,210	(327)	—	883
Trade name & trademarks	110	(37)	—	73
Non-compete agreements	120	(120)	—	—
Patents	35	—	—	35

	$2,665	$(686)	$(988)	$991

During 2013, the Company deemed Ascender’s customer relationship intangible asset to be impaired and the Company recognized a loss on impairment of intangible assets of $988 in 2013.

Other intangible assets subject to amortization are included in other long-term assets in the consolidated balance sheet and consisted of the following at December 31, 2012:

	December 31, 2012
	Gross Carrying Amount	Accumulated Amortization	Impairment	Net
Customer relationships	$1,190	$(53)	$—	$1,137
Developed technologies	1,699	(290)	(285)	1,124
Trade name & trademarks	140	(39)	(1)	100
Non-compete agreements	120	(42)	—	78

	$3,149	$(424)	$(286)	$2,439

Due primarily to the acquisition of Ascender, as mentioned above, certain developed technologies and trade name previously acquired were determined to be obsolete, and the Company recognized a loss on impairment of intangible assets of $286 in 2012.

Other intangible assets are amortized using a straight-line method over the following useful lives.

Useful Life
Customer relationships	8 years (prior to impairment in 2013)
Developed software technology	5 years
Trade name and trademarks	2-4 years
Non-compete agreements	1 year
Patents	20 years

For the years ended December 31, 2013, 2012 and 2011, the Company recognized amortization expense related to other intangible assets of $496, $304 and $109, respectively.

Estimated future amortization expense of the intangible assets with finite lives is as follows for each of the fiscal years ending December 31:

	Developed Technologies	Trade Name and Trademarks	Patents	Total Amortization
2014	$242	$28	$2	$272
2015	242	28	2	272
2016	242	17	2	261
2017	157	—	2	159
2018 & Beyond	—	—	27	27

	$883	$73	$35	$991

6. Accrued Liabilities

Accrued liabilities consist of the following:

	December 31,
	2013	2012
Salaries, payroll taxes and benefits	$7,518	$5,983
Accrued severance	497	1,116
Accrued bonuses	6,465	2,939
Due to Group Holdings and Holdings	1,790	—
Other accruals	4,771	6,801

Accrued liabilities	$21,041	$16,839

7. Short-Term Borrowings and Long-Term Debt

In October 2013, the Company entered into a credit agreement with a lender that governs a $75,000 term loan (“Term Loan”) and a $15,000 revolving line of credit (“RLOC”), collectively, the “Credit Agreement.” The RLOC includes a $5,000 letter of credit facility. The Credit Agreement matures on October 29, 2018, is guaranteed by Holdings and is secured by substantially all the assets of the Company and Holdings. Additionally, the Credit Agreement contains several affirmative, negative and financial covenants. The Company was in compliance with all affirmative, negative and financial covenants as of December 31, 2013.

The Term Loan has a variable interest rate, based on the lender’s prime rate or LIBOR rate plus applicable margin. Interest rate elections are made periodically by the Company and subject to an interest rate floor. Interest payments are due the earlier of the last day of an interest period or every 3 months. Principal payments are due quarterly with all unpaid principal and interest due on October 29, 2018. Annual mandatory principal repayments are required from the Company’s excess cash flow, as defined in the Credit Agreement, beginning with the fiscal year ending December 31, 2014. The interest rate was 5.5% at December 31, 2013, and the Company recognized interest expense of $733 related to the Term Loan for the year ended December 31, 2013. The outstanding Term Loan balance was $75,000 at December 31, 2013, and $733 of interest is included in accrued liabilities at December 31, 2013.

Advances on the RLOC have a variable interest rate that is based on the lender’s prime rate or LIBOR plus applicable margin. Interest rate elections are made periodically by the Company and subject to an interest rate floor. Interest-only payments are due the earlier of the last day of an interest period or every 3 months with all unpaid principal and interest due October 29, 2018. Additionally, the RLOC is subject to an unused line fee of 0.5% on the unused portion of the RLOC. There is a $1,225 letter of credit outstanding under the RLOC at December 31, 2013 issued as security for the Company’s workers’ compensation insurance carrier. Letters of credit are subject to a quarterly fee equal to 4.5% per annum of the undrawn face amount of each letter of credit. The Company recognized $15 of interest expense related to the RLOC for the year ended December 31, 2013. There are no amounts outstanding under this RLOC at December 31, 2013.

In connection with securing the Credit Agreement, the Company incurred $1,939 of loan origination costs, which are recorded as deferred financing costs and amortized over the life of the Credit Agreement. The Company recognized interest expense of $65 from the amortization of deferred financing costs in 2013. Unamortized deferred financing cost is $1,874 at December 31, 2013 and is included in other current and long-term assets on the consolidated balance sheets.

Proceeds from the Term Loan were used to retire outstanding bank debt, pay a shareholder dividend and pay management bonuses.

Prior to the October 2013 financing arrangement, the Company had a credit agreement with a national bank that governed a $10,000 revolving line of credit (“Prior LOC”) and a $5,000 term loan (“Prior Term Loan”) with interest at the bank’s prime rate or LIBOR plus a separate applicable margin for the Prior LOC and Prior Term Loan. The interest rates were 3.00% and 2.46% at December 31, 2012 for the Prior LOC and Prior Term Loan, respectively. Borrowings under the Prior LOC and Prior Term Loan were secured by the Company’s accounts receivable. The outstanding balance under the Prior LOC and Prior Term Loan was zero and $4,750, respectively, at December 31, 2012. All amounts due under the Prior LOC and Prior Term Loan were paid in full during 2013.

Annual maturities of long-term debt during the next five years are as follows:

Years ending December 31,
2014	$1,875
2015	1,875
2016	3,750
2017	3,750
2018	63,750

Total payments	$75,000

8. Income Taxes

The components of the Company’s income tax provision are as follows:

	December 31,
	2013	2012	2011
Current:
Federal	$9,117	$1,772	$68
State	115	34	143

Total current	9,232	1,806	211

Deferred:
Federal	(3,983)	242	672
State	(586)	35	99

Total deferred	(4,569)	277	771

Total income tax provision	$4,663	$2,083	$982

The primary difference between the federal statutory income tax rate and the Company’s effective tax rate is due to state income taxes, non-deductible meals and entertainment expenses, and Ascender earn out payments (Note 3) treated as compensation for book purposes, but not deductible for tax.

Deferred income taxes reflect the net tax effects of temporary differences between the carrying amount of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. Significant components of the Company’s net deferred income taxes are as follows:

	December 31,
	2013	2012
Net Deferred Tax Assets (Liabilities)
Loss carryforwards	$854	$448
Allowance for doubtful accounts	570	208
Accrued Incentive compensation	2,670	—
Accrued professional fees	65	131
Accrued PTO	947	648
Accrued severance	144	251
Internally developed software	(6,431)	(4,038)
Charitable contributions	217	42
Intangible assets	71	(802)
Depreciation and amortization	1,596	644
Stock-based compensation	1,184	755
Credit carryforwards	513	206
Relocation expense	(149)	—
Deferred rent	217	—
Other accrued expenses	569	(25)

Net deferred tax assets (liabilities)	$3,037	$(1,532)

The Company has federal and state net operating loss carryforwards of $2,662 and $17,471 at December 31, 2013 and 2012, respectively. Federal net operating loss carryforwards will begin to expire in 2030, and state loss carryforwards began to expire in 2012.

At December 31, 2013, federal and state net operating loss carryforwards of $595 resulted from excess tax benefits from exercises of stock options, for which the related deferred tax asset has not been recorded. When realized, the benefit of the tax deduction related to these options will be accounted for as a credit to stockholders’ equity.

Under IRC Section 382 (“Section 382”), the annual utilization of the Company’s federal net operating loss carryforwards may be limited. The Company has determined that the annual limitation did not impact net operating loss utilization in 2013 and 2012. However, due to significant complexities associated with Section 382 regulations, the Company is currently analyzing the impact on the net operating loss carryforwards.

9. Stockholders’ Equity

Acquisition

During September 2011, the shareholders of the Company entered into an agreement with an affiliate of a privately owned investment firm, CCHN Group Holdings, Inc. (“Group Holdings”) to sell substantially all outstanding shares, warrants and options to Group Holdings in exchange for cash consideration. In connection with the acquisition of shares by Group Holdings, CCHN Acquisition Corp, (“Merger Sub”) a wholly-owned subsidiary of Group Holdings, was merged into the Company and the previously outstanding shares of the Company were exchanged for the outstanding shares of Merger Sub whereby the Company remained the surviving entity. As a result of the transaction all previously issued preferred, common and restricted stock, together with outstanding warrants and options were exchanged for common shares of the Merger Sub. Under terms of the agreement, the shareholders of the Company contributed $3,556 to pay off the Company’s existing line of credit balance and to provide working capital. In connection with the transaction, Holdings issued unsecured senior notes in the amount of $15,000 to an affiliate of a privately owned investment firm. The notes bear interest at 10% with interest due semi-annually. While the notes do not contain any contractual requirement for the Company to pay interest or principal, it is anticipated that funds generated by the Company will be used to fund interest payments on behalf of Intermediate. Intermediate is considered a variable interest entity (“VIE”) and the Company has an implicit variable interest in the VIE. However the Company is not considered the primary beneficiary of the VIE. Therefore, the Company is not required to consolidate the VIE. Upon exchange of shares with Merger Sub, the Company amended and restated its certificate of incorporation whereby the total number of shares authorized is 100 shares of common stock, $0.01 par value. At December 31, 2013 and 2012, there are 100 shares of common stock authorized, issued and outstanding.

Preferred, Common and Restricted Stock

The Company had previously authorized 20,000,000 shares of preferred stock, $0.01 par value, of which 5,000,000 shares were designated Series A preferred stock, 6,146,758 shares were designated Series B preferred stock, 2,985,074 shares were designated Series B-1 preferred stock with the remaining 5,868,168 shares undesignated as of December 31, 2010. At December 31, 2010, there were 4,884,316 Series A shares, 6,146,758 Series B shares and 2,350,744 Series B-1 shares issued and outstanding.

Series A, Series B and Series B-1 preferred stock were convertible to common stock on a one for one basis. Holders of Series A, Series B and Series B-1 preferred stock had no stated dividend, but were entitled to participating dividends if dividends were declared on any other series of stock. Series B and Series B-1 preferred stockholders had preferential liquidation rights to Series A and common stockholders. Series B and Series B-1 liquidation rights included a return of purchase price plus an allocable portion of proceeds attributable to common shareholders subject to certain limitations.

Series A preferred stockholders had preferential liquidation rights to common stockholders. Series A liquidation rights included a return of purchase price or an allocable portion of proceeds attributable to common shareholders subject to certain limitations.

Prior to the 2011 acquisition, the Company had 30,000,000 authorized shares of common stock, $0.01 par value, of which 4,259,147 shares were issued and outstanding at December 31, 2010.

Prior to the 2011 acquisition, the Company had issued 53,131 shares of restricted common stock. Vesting for the restricted shares was accelerated in connection with the 2011 acquisition. The Company recognized $0, $0 and $1,690,733 of stock-based compensation expense related to the issuance in the years ended December 31, 2013, 2012 and 2011, respectively.

Stock Options

The Company’s 2011 Stock Option Plan (“2011 Plan”) provides for grants of options in Holdings as equity based incentive awards as determined by the compensation committee of the Board of Directors to encourage employees to participate in the Company’s long-term success. The 2011 Plan allows for the issuance of the options at a price equal to the fair market value at the date of grant to purchase up to 24,627 shares of common stock. The options expire ten years from the date of grant. In 2013, 2012 and 2011, the Company granted stock options under the 2011 Plan.

The Company recognizes expense associated with stock options based on the grant-date fair value of the instruments, net of forfeitures and amortizes the value of each award on a straight-line basis using a period equal to the vesting period starting on the service inception date.

The grant-date fair value was determined using the Black-Scholes option-pricing model with the following weighted average assumptions:

	December 31,
	2013	2012	2011
Expected volatility	58%	58%	47%
Expected dividends	None	None	None
Expected term (years)	5.7 to 6.3	5.5 to 6.3	6.3
Risk-free rate of return	1.1 % to 1.7%	0.8% to 1.1%	1.9% to 2.5%
Forfeiture rate	20%	10%	10%

The volatility used was based on historical volatility of a representative sample of publicly traded peers of the Company, which management considers the best estimate of the Company’s future volatility. The risk free interest rate was determined based on U.S. Treasury securities with maturities equal to the expected term of the underlying award. The expected term was determined based on the simplified method. The Company utilized an estimated forfeiture rate of 20% based on historical and expected forfeiture rates pertaining to such individuals.

Stock option activity for the years ended December 31, 2013, 2012 and 2011 is as follows:

Stock Options	Shares	Weighted Average Exercise Price	Weighted Average Remaining Contractual Term
Outstanding, December 31, 2010	4,008,131	$0.46	7.5
Granted at market price	626,500	2.19
Exercised	(4,578,834)	0.69
Cancelled	(55,797)	0.70

Outstanding, December 31, 2011	—	—	—
Granted at market price	22,044	1,000.00
Exercised	—	—
Cancelled	(1,228)	1,000.00

Outstanding, December 31, 2012	20,816	1,000.00	9.7
Granted at market price	4,914	1,048.83
Exercised	—	—
Cancelled	(2,093)	1,000.00

Outstanding, December 31, 2013	23,637	$1,009.50	8.8

Exercisable, December 31, 2013	5,014	$1,000.00	8.6

The weighted average fair value for options granted during 2013, 2012 and 2011 was $574, $536 and $2, respectively.

The Company recognized an aggregate of $1,114, $1,827 and $3,641 of stock-based compensation expense for the years ended December 31, 2013, 2012 and 2011, respectively. Stock-based compensation for the year ended December 31, 2013 includes the reversal of $178 of expense related to the true-up of the forfeiture rate on nonvested awards.

As of December 31, 2013, the Company expects to recognize $2,925 of stock based compensation for an outstanding weighted average period of 2.5 years.

The Company has capitalized an income tax benefit from stock-based compensation.

Stock Warrants

Prior to the 2011 acquisition, from time to time the Company had granted warrants to directors and consultants and as part of certain financing transactions. Awards to directors were valued based on the grant date fair value and remeasured at the end of each reporting period until they were fully vested. Warrants issued in connection with financing transactions were accounted for as part of that financing transaction. Awards issued to consultants for services other than in connection with financing transactions were immaterial. No warrants were granted in 2013, 2012, or 2011.

Warrant activity for the year ended December 31, 2011 is as follows:

Warrants	Shares	Weighted- Average Exercise Price	Weighted- Average Remaining Contractual Term	Aggregate Intrinsic Value
Outstanding, December 31, 2010	1,417,244	$0.07	3.2	$3,009,576
Granted at market price	—	—
Exercised	(1,251,243)	0.06
Cancelled	(166,001)	0.12

Outstanding, December 31, 2011	—	$—	—	$—

Exercisable, December 31, 2011	—	$—	—	$—

All outstanding warrants at the time of the 2011 acquisition were exchanged for cash consideration. No warrants are outstanding at December 31, 2013, 2012 and 2011.

The Company recognized no expense for the years ended December 31, 2013, 2012 and 2011.

10. Commitments and Contingencies

Operating Leases

The Company leases office space in Arizona, California and Florida under operating leases that expire through 2019. These leases contain rent escalation clauses that have been factored into determining rent expense on a straight-line basis over the lease term. Rent expense under these leases totaled $1,480, $1,846 and $858 for the years ended December 31, 2013, 2012 and 2011, respectively.

The Company also leases various office equipment leases with lease terms expiring through 2016. Lease expense for these leases totaled $52, $100 and $115 for the years ended December 31, 2013, 2012 and 2011, respectively.

In September 2012, the Company entered into a master lease agreement with a fleet service company for vehicles to be operated by the Company’s nurse practitioners. This agreement has a base term of one year and will continue indefinitely thereafter until canceled or terminated by either party. The minimum lease term for each vehicle is 367 days, beginning on the Company’s acceptance of the vehicle. Thereafter, the lease term may be renewed monthly for the lesser of the maximum lease term (up to 96 months) or the amortization term set in the respective vehicle order. Lease expense for the fleet lease totaled $2,100, $57 and $0 for the years ended December 31, 2013, 2012 and 2011, respectively.

At December 31, 2013, the approximate future minimum rental payments under the non-cancelable operating leases for the years ending December 31, are as follows:

Years ending December 31,
2014	$2,360
2015	1,549
2016	1,519
2017	751
2018	244
Thereafter	84

Total payments	$6,507

Severance Agreements

The Company has entered into employment and termination agreements with key personnel that obligate the Company for salary continuation upon termination without cause. During the years ended December 31, 2013, 2012 and 2011, the Company incurred $1,529, $2,926 and $0, respectively, of severance costs. At December 31, 2013 and 2012, the Company had $497 and $1,116 in accrued severance costs, respectively.

Bonus Incentive Plan

The Company has a bonus incentive plan available for certain managers and executives of the Company. The bonus incentive plan is based on the financial results of the Company, which include certain benchmark thresholds that are determined annually to establish a baseline pool of the amounts to be distributed to the eligible participants. If the Company does not meet the requirements as defined annually by the Board, no baseline pool would be established for distribution. Further, the distribution of the bonus amounts is based at least in part on the individual performance of the eligible participants. At December 31, 2013 and 2012, the Company accrued approximately $6,465 and $2,939, respectively, for the bonus incentive plan.

Laws and Regulations

The healthcare industry is subject to numerous laws and regulations of federal, state, and local governments. These laws and regulations include, but are not necessarily limited to, Medicare and Medicaid fraud and abuse, false claims, and disguised payments in exchange for the referral of patients. Government activity has continued with respect to investigations and allegations concerning possible violations of fraud and abuse statutes and regulations by healthcare service providers. Violations of these laws and regulations could result in expulsion from government healthcare programs together with the imposition of significant fines and penalties, as well as significant repayments for patient services previously billed. Compliance with such laws and regulations can be subject to future government review and interpretations.

The Health Insurance Portability and Accountability Act (“HIPAA”) was enacted on August 21, 1996, to ensure health insurance portability, reduce healthcare fraud and abuse, guarantee security and privacy of health information, and enforce standards for health information. Effective August 2009, the Health Information Technology for Economic and Clinical Health Act (“HITECH Act”) was introduced imposing notification requirements in the event of certain security breaches relating to protected health information. Organizations are required to be in compliance with HIPAA provisions and are subject to significant fines and penalties if found not to be compliant with the provisions outlined in the regulations.

Legal

The Company is party to various legal actions arising in the ordinary course of business. The Company believes that potential liability, if any, under these claims will not have a material adverse effect on the consolidated financial position, results of operations, or cash flows.

Insurance

The Company has a large deductible workers’ compensation plan (in all states except Ohio and Washington where workers’ compensation is covered under a premium-only policy by a state-funded workers’ compensation system). Determining reserves for losses involves significant judgments based upon the Company’s experience and expectations of future events, including projected settlements for pending claims, known incidents, which may result in claims, estimates of incurred but not yet reported claims, estimated litigation costs and other factors. Since these reserves are based on estimates, actual expenses may differ from the amount reserved. The Company has $460 of estimated workers’ compensation plan losses included in included in accrued liabilities at December 31, 2013.

11. Subsequent Events

The Company has evaluated all subsequent events that occurred after the consolidated balance sheet date through April 29, 2014, which represents the date the consolidated financial statements were available to be issued. The Company is not aware of any significant events that have not been disclosed herein that will have an impact on these consolidated financial statements.